Filed Pursuant to Rule 424(b)(3) Registration No. 333-191681

Prospectus

8,929,500 Shares

NAKED BRAND GROUP INC.

Common Stock

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The selling stockholders identified in this prospectus may offer and sell up to 8,929,500 shares of our common stock, consisting of (i) 600,000 shares of common stock issued to Lincoln Park Capital Fund, LLC as initial purchase shares under the purchase agreement dated September 10, 2013 (see “The Lincoln Park Transaction” for a description of that agreement); (ii) 919,500 shares of common stock issued to Lincoln Park Capital Fund, LLC as the initial commitment shares under the purchase agreement; (iii) up to 6,750,000 shares of common stock that may be sold to Lincoln Park Capital Fund, LLC under the purchase agreement; (iv) up to 330,000 shares of common stock that may be issued to Lincoln Park Capital Fund, LLC as additional commitment shares under the purchase agreement; (v) 100,000 shares of common stock issued to Alan Aaron under a promissory note dated September 4, 2013 (see “Alan Aaron Promissory Note” for a description of that agreement); (vi) up to 30,000 shares of common stock that may be issued to Alan Aaron under the promissory note and (v) up to 200,000 shares of common stock issued to Canfund Ventures Corporation under a promissory note dated October 2, 2013 (see “Canfund Ventures Corporation Promissory Note” for a description of that agreement). See “Selling Stockholders” for additional information regarding Lincoln Park Capital Fund, LLC, Alan Aaron and Canfund Ventures Corporation.

The prices at which Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus. Lincoln Park Capital Fund, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended and Alan Aaron and Canfund Ventures Corporation and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTCQB operated by the OTC Markets Group, under the symbol “NAKD”. On December 12, 2013, the last reported sale price of our common stock on the OTCQB was $0.19.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2013.

As used in this prospectus, the terms “we”, “us”, “our” and “our company” mean Naked Brand Group Inc. and our wholly-owned subsidiary, Naked Inc., as applicable, unless the context clearly indicates otherwise.

Prospectus Summary

Our Business

We were incorporated in the State of Nevada on May 17, 2005 under the name of Search By Headlines.com Corp. Effective August 29, 2012, we completed a merger with a newly-formed subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of our corporate name. As a result, effective August 29, 2012, we changed our name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.” (“Naked Brand Group”).

Our wholly owned subsidiary is Naked Inc. (“Naked”). Naked was incorporated under the federal laws of Canada on May 21, 2009 as “In Search of Solutions Inc.”, changed its corporate name to “Naked Boxer Brief Clothing Inc.” on May 17, 2010 and to “Naked Inc.” on February 20, 2013. Naked continued from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada on July 27, 2012. As part of the continuation, all classes of shares of Naked, including the Class C, D, E and F common shares, were converted into one class of common shares of the Nevada corporation.

On July 30, 2012, we closed an Acquisition Agreement with Naked whereby Naked’s owners became the sole directors and management of our company and Naked stockholders exchanged their shares for a total of 13.5 million shares of our company, representing 50% of the company (the “Acquisition”). As the former stockholders of Naked controlled 50% of the issued and voting shares of the Company and former management of Naked comprised more than 50% of the Board of Directors of the Company after the Acquisition, the transaction was accounted for as a reverse acquisition and recapitalization of Naked. As Naked was deemed to be the acquirer for accounting purposes, its assets and liabilities were included in the consolidated balance sheet for the continuing entity at their historical carrying values and the consolidated financial statements of the Company have been presented as a continuation of Naked.

Naked commenced business operations on February 1, 2010 as a manufacturer and seller of direct and wholesale undergarments in Canada to consumers and retailers and has been realizing revenues from its operations since September, 2010.

As a result of the Acquisition, Naked became a wholly-owned subsidiary of our company and our business became the manufacture and sales of direct and wholesale undergarments in Canada and the United States to consumers and retailers. Our primary operations are conducted through our wholly-owned subsidiary, Naked.

We operate from Abbotsford, British Columbia, Canada and manufacture and sell direct and wholesale undergarments to consumers and retailers under the brand name Naked®. Our core philosophy is to create products that make people feel sexy and good about themselves, while also making them feel like they are wearing nothing at all. Our goal is to create a new standard for how undergarments should fit, feel and function. With limited reliance on marketing campaigns, our products are now sold at premier fashion stores in North American, primarily in Canada and on the west coast of the United States, including Holt Renfrew and Nordstrom.

Our principal executive offices are located at #2 34346 Manufacturers Way, Abbotsford, British Columbia V2S 7M1, and our telephone number is (604) 855-4767. Our common stock is quoted on the OTCQB under the symbol “NAKD”.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 8,929,500 of our common stock, consisting of (i) 600,000 shares of common stock issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) as initial purchase shares under the Purchase Agreement; (ii) 919,500 shares of common stock issued to Lincoln Park as the Initial Commitment Shares under the Purchase Agreement; (iii) up to 6,750,000 shares of common stock that may be sold to Lincoln Park under the Purchase Agreement; (iv) up to 330,000 shares of common stock that may be issued to Lincoln Park as additional commitment shares under the Purchase Agreement; (v) 100,000 shares of common stock issued to Alan Aaron under a promissory note dated September 4, 2013 (the “Aaron Note”); (vi) up to 30,000 shares of common stock that may be issued to Alan Aaron under the Aaron Note and (v) up to 200,000 shares of common stock issued to Canfund Ventures Corporation under a promissory note dated October 2, 2013 (the “Canfund Note”). Of the shares issued to Lincoln Park, the 600,000 initial purchase shares were issued based on a purchase price of $0.50 per share, which generally reflected the market price of the stock at the time the parties entered into the transaction and the 919,500 initial commitment shares were issued as a fee to Lincoln Park in consideration for entering into the transaction, which fee was negotiated between the two parties.

Number of Shares Outstanding

There were 34,024,804 shares of our common stock issued and outstanding as of December 12, 2013. In addition, there were 208,335 shares of our common stock that were issuable pursuant to debt settlement agreements, service agreements, and other arrangements.

Summary of Financial Data

The following information represents selected audited financial information for our company for the years ended January 31, 2013 and 2012 and selected unaudited financial information for our company for the six month period ended July 31, 2013. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited consolidated financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 33 of this prospectus.

Statements of Operations Data	Six Month Period Ended July 31, 2013	Six Month Period Ended July 31, 2012
Total Revenues	$297,351	$92,308
Total Operating Expenses	$1,641,637	$418,940
Net Loss	$(2,680,720)	$(412,680)
Basic Loss Per Share	$(0.10)	$(0.03)

Statements of Operations Data	Year Ended January 31, 2013	Year Ended January 31, 2012
Total Revenues	$566,508	$193,505
Total Operating Expenses	$1,464,026	$551,182
Net Loss	$(1,332,996)	$(550,484)
Basic and Diluted Loss Per Share	$(0.07)	$(0.06)

Balance Sheet Data	At July 31, 2013	At January 31, 2013	At January 31, 2012
Cash	$79,625	$43,780	$50,356
Working Capital	$(550,657)	$(72,542)	$(64,103)
Total Assets	$861,151	$987,585	$186,710
Total Liabilities	$1,757,552	$804,333	$225,140
Total Stockholders’ Equity (Deficit)	$(896,401)	$183,252	$(38,430)
Total Liabilities and Stockholders’ Equity (Deficit)	$861,151	$987,585	$186,710

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks. You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Related To Our Business

We have a limited operating history which makes it difficult to evaluate our company or future operations.

We are still in the initial stages of our business plan. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. Naked commenced operations in 2010. Since beginning operations, we have generated limited total revenues. As a relatively new company, we are subject to many risks associated with the initial organization, financing, expenditures and impediments inherent in a new business and there is limited history upon which to base any assumption as to the likelihood that we will prove successful.

We have a history of operating losses and negative cash flow that may continue into the foreseeable future. If we fail to execute our strategy to achieve and maintain profitability in the future, investors could lose confidence in the value of our common stock, which could cause our stock price to decline and adversely affect our ability to raise additional capital. Potential investors should evaluate an investment in our company in light of the obstacles that may be encountered by a start-up company in a competitive market.

Our limited operating experience and limited brand recognition in new international markets may limit our expansion strategy and cause our business and growth to suffer.

Our future growth depends, to an extent, on our international expansion efforts. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in any new market. We may also encounter difficulty expanding into new international markets because of limited brand recognition leading to delayed acceptance of our undergarments by customers in these new international markets. Our failure to develop new international markets or disappointing growth outside of existing markets will harm our business and results of operations.

Our auditors’ opinion on our January 31, 2013 consolidated financial statements includes an explanatory paragraph regarding there being substantial doubt about our ability to continue as a going concern.

For the year ended January 31, 2013, we incurred a net loss of $1,332,996 and we anticipate incurring further losses in the development of our business. Therefore, there is substantial doubt about our ability to continue operations in the future as a going concern, as described by our auditors with respect to the consolidated financial statements for the year ended January 31, 2013. Although our consolidated financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business.

Our future operating capital and the continued operation or our business depends on our revenues and ability to raise capital through equity investments. Future equity investments will be dilutive to existing shareholders and the terms of securities issued may be more favorable for new investors. Further, in obtaining further equity investments, we may incur substantial costs including investment banking fees, legal fees and accounting fees. Our business operations may fail if our actual cash requirements exceed our estimates and we are not able to obtain further financing. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in our company.

We may direct Lincoln Park to purchase up to $8,300,000 worth of shares of our common stock under our agreement over a 24-month period generally in amounts up to 150,000 shares of our common stock on any such business day. However, Lincoln Park shall not purchase any shares of our common stock on any business day that the closing sale price of our common stock is less than $0.35 per share, subject to adjustment as set forth in the Purchase Agreement.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $8,300,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

We have entered into loan arrangements that require us to maintain certain financial margins, which we have failed to maintain at certain points in the past. If we fail to maintain these borrowing base requirements, the lender could demand repayment of the amounts due and we may face serious liquidity issues.

We have issued convertible promissory notes which contain covenants that require us to meet or maintain certain minimum ratios for accounts receivables and inventory, and at certain points in the past, we have failed to maintain these covenant ratios. If we are not able to maintain these borrowing base requirements, subject to certain grace periods, the lender is entitled to demand repayment of these notes and, as such, we could face serious liquidity issues. This would have a material adverse effect on our financial condition and our ability to meet other operational obligations.

Our success depends on our ability to maintain the value and reputation of our brand.

Our success depends on the value and reputation of the Naked® brand. The Naked® name is integral to our business as well as to the implementation of our strategies for expanding our business. Maintaining, promoting and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. We rely on social media as one of our marketing strategies to have a positive impact on both our brand value and reputation. Our brand could be adversely affected if we fail to achieve these objectives or if our public image or reputation were to be tarnished by negative publicity. Negative publicity regarding the production methods of any of our suppliers or on manufacturers could adversely affect our reputation and sales and force us to locate alternative suppliers or manufacturing sources. Additionally, while we devote considerable efforts and resources to protecting our intellectual property, if these efforts are not successful the value of our brand may be harmed, which could have a material adverse effect on our financial condition.

An economic downturn or economic uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.

Many of our products may be considered discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions, particularly those in Canada and the United States, and other factors such as consumer confidence in future economic conditions, fears of recession, the availability of consumer credit, levels of unemployment, tax rates and the cost of consumer credit. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. The current volatility in the United States economy in particular has resulted in an overall slowing in growth in the retail sector because of decreased consumer spending, which may remain depressed for the foreseeable future. These unfavorable economic conditions may lead consumers to delay or reduce purchase of our products. Consumer demand for our products may not reach our sales targets, or may decline, when there is an economic downturn or economic uncertainty in our key markets, particularly in North America. Our sensitivity to economic cycles and any related fluctuation in consumer demand may have a material adverse effect on our financial condition.

Our sales and profitability may decline as a result of increasing product costs and decreasing selling prices.

Our business is subject to significant pressure on pricing and costs caused by many factors, including intense competition, constrained sourcing capacity and related inflationary pressure, pressure from consumers to reduce the prices we charge for our products and changes in consumer demand. These factors may cause us to experience increased costs, reduce our sales prices to consumers or experience reduced sales in response to increased prices, any of which could have a material adverse effect on our financial conditions, operating results and cash flows.

We have a concentration of sales to two key customers and any substantial reduction in sales to these customers would have a material adverse effect on our business

In our fiscal year ended January 31, 2012 sales were heavily concentrated with Holt Renfrew which accounted for 22.8% of our sales. In fiscal 2013, we received a large initial order from Nordstrom and Nordstrom is currently of key importance to our business and our results of operations would be materially adversely affected if this relationship ceased. Nordstrom accounted for 55% of total net revenue for our fiscal year ended January 31, 2013 (2012: 0%). Although we continue to receive increasing sales orders from these customers, neither Nordstrom nor Holt Renfrew have any ongoing purchase commitment agreement with the Company therefore we cannot guarantee that the volume of sales will remain consistent going forward.

Any substantial change in purchasing decisions by one or more of these two customers, whether due to actions by our competitors, industry factors or otherwise, could have an adverse effect on our business.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales and profitability.

Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. If we are unable to introduce new products in a timely manner or our new products are not accepted by our customers, our competitors may introduce similar products in a more timely fashion. Failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower sales and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality products. Our failure to effectively introduce new products that are accepted by consumers could have a material adverse effect on our financial condition.

Our results of operations could be materially harmed if we are unable to accurately forecast customer demand for our products.

To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in customer demand for our products or for products of our competitors, our failure to accurately forecast customer acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast customer demand we may experience excess inventory levels or a shortage of products available for sale in our stores or for delivery to guests. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our results of operations and could impair the strength and exclusivity of our brand. Conversely, if we underestimate customer demand for our products, our manufacturers may not be able to deliver products to meet our requirements, and this could result in damage to our reputation and customer relationships.

The fluctuating cost of raw materials could increase our cost of goods sold and cause our results of operations and financial condition to suffer.

The fabrics used by our suppliers and manufacturers include synthetic fabrics whose raw materials include petroleum-based products. Our products also include natural fibers, including cotton. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries and other factors that are generally unpredictable and beyond our control. Increases in the cost of raw materials could have a material adverse effect on our cost of goods sold, results of operations, financial condition and cash flows.

We rely on third-party suppliers to provide fabrics for and to produce our products, and we have limited control over them and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We do not manufacture our products or the raw materials for them and rely instead on third-party suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed and manufactured by third parties and may be available, in the short-term, from only one or a very limited number of sources. We may experience a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. In addition, if we experience significant increased demand, or if we need to replace an existing supplier manufacturer, we may be unable to locate additional suppliers of fabrics or raw materials or additional manufacturing capacity on terms that are acceptable to us, or at all, or we may be unable to locate any supplier or manufacturer with sufficient capacity to meet our requirements or to fill our orders in a timely manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with their quality control, responsiveness and service, financial stability and labor and other ethical practices. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products and quality control standards. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from other participants in our supply chain. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet customer demand for our products and result in lower net revenue and income from operations both in the short and long term. We have occasionally received, and may in the future continue to receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. In that event, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if defects in the manufacture of our products are not discovered until after such products are purchased by our guests, our guests could lose confidence in the technical attributes of our products and our results of operations could suffer and our business could be harmed.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The market for undergarments is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share or a failure to grow our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of undergarments, including large, diversified companies with substantial market share and strong worldwide brand recognition, such as Calvin Klein and Armani. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our “grassroots” marketing approach, many of our competitors promote their brands through traditional forms of advertising, such as print media and television commercials, and through celebrity endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we do by emphasizing different distribution channels than we do, such as catalog sales or an extensive franchise network, as opposed to distribution through retail stores, wholesale or internet, and many of our competitors have substantial resources to devote toward increasing sales in such ways.

Any material disruption of our information systems could disrupt our business and reduce our sales.

We are increasingly dependent on information systems to operate our e-commerce website, process transactions, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, system failures, viruses or other causes, could cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of merchandise to our customers or lost sales, which could reduce demand for our merchandise and cause our sales to decline. If changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers.

Our fabrics and manufacturing technology are not patented and can be imitated by our competitors.

The intellectual property rights in the technology, fabrics and processes used to manufacture our products are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited and we currently own no patents or exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrics and styling similar to our products. Because many of our competitors have significantly greater financial, distribution, marketing and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors do sell similar products to ours at lower prices, our net revenue and profitability could suffer.

Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.

We currently rely on trademarks, as well as confidentiality procedures, to establish and protect our intellectual property rights. We cannot assure you that the steps taken by us to protect our intellectual property rights will be adequate to prevent infringement of such rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States or Canada, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished and our competitive position may suffer.

Our future success is substantially dependent on the continued service of our senior management.

Our future success is substantially dependent on the continued service of our senior management and other key employees. The loss of the services of our senior management or other key employees could make it more difficult to successfully operate our business and achieve our business goals. We also may be unable to retain existing personnel that are critical to our success, which could result in harm to our customer and employee relationships, loss of key information, expertise or know-how and unanticipated recruitment and training costs.

Because a significant portion of our sales are generated in Canada, fluctuations in foreign currency exchange rates have negatively affected our results of operations and may continue to do so in the future.

The reporting currency for our consolidated financial statements is the US dollar. In the future, we expect to continue to derive a significant portion of our net revenue and incur a significant portion of our operating costs in Canada, and changes in exchange rates between the Canadian dollar and the US dollar may have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused by fluctuations in the exchange rates between the US dollar and the Canadian dollar. Because we recognize net revenue from sales in Canada in Canadian dollars, if the Canadian dollar weakens against the US dollar it would have a negative impact on our Canadian operating results upon translation of those results into US dollars for the purposes of consolidation. If the Canadian dollar were to weaken significantly relative to the US dollar, our net revenue would decline and our income from operations and net income could be adversely affected. We have not historically engaged in hedging transactions and do not currently contemplate engaging in hedging transactions to mitigate foreign exchange risks. As we continue to recognize gains and losses in foreign currency transactions, depending upon changes in future currency rates, such gains or losses could have a significant, and potentially adverse, effect on our results of operations.

Our ability to source our merchandise profitably or at all could be hurt if new trade restrictions are imposed or existing trade restrictions become more burdensome.

The United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business.

Risk Related to our Stock and Public Reporting Requirements

Our disclosure controls and procedures and internal control over financial reporting are not effective, which may cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management evaluated our disclosure controls and procedures as of January 31, 2013 and as of July 31, 2013 and concluded that as of those dates, our disclosure controls and procedures were not effective. The ineffectiveness of our disclosure controls and procedures was due to (i) inadequate segregation of duties and ineffective risk assessment; (ii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both US GAAP and SEC guidelines, (iii) lack of independent directors and audit committee; (iv) inadequate security and restricted access to computer systems, including insufficient disaster recovery plans; and (v) no written whistle-blower policy.

As of the date of this prospectus, we believe that these material weaknesses continue to exist and our disclosure controls and procedures and internal control over financial reporting are not effective. If such material weakness and ineffective controls are not promptly corrected in the future, our ability to report quarterly and annual financial results or other information required to be disclosed on a timely and accurate basis may be adversely affected. Also such material weakness and ineffective controls could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 shares of common stock, of which 34,024,804 shares are issued and outstanding and 208,335 shares are issuable as of December 12, 2013. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our stock in the future.

Trading on the OTCQB may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our shareholders to resell their shares.

Our common stock is quoted on the OTCQB operated by the OTC Markets Group. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities on the OTCQB is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the NYSE. Accordingly, shareholders may have difficulty reselling any of their shares.

A decline in the price of our common stock could affect our ability to raise further working capital, may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our shareholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and such other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our shareholders will not be able to receive a return on their shares unless they sell them.

The exercise of outstanding options and warrants, as well as the conversion of convertible debt instruments, may have a dilutive effect on the price of our common stock.

To the extent that outstanding stock options and warrants are exercised and convertible debt instruments are converted into shares of our common stock, dilution to our shareholders will occur. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected, since the holders of the outstanding options, warrants and convertible debt instruments can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided by the outstanding options, warrants or convertible debt instruments. At December 12, 2013, the total dilutive securities outstanding, including options, warrants and shares issuable upon conversion of convertible debt instruments was 10,497,513 shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority sales practice requirements may also limit our shareholders’ ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Risks Related to the Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall

On September 10, 2013, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $8,300,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 919,500 shares of our common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 24-month period commencing after the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $0.35 per share, subject to adjustment as set forth in the Purchase Agreement. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. The maximum number of shares that may be issued to Lincoln Park under the Purchase Agreement is 23,457,143, of which 600,000 shares have been issued as of the date of this prospectus.

Although the maximum number of shares that may be issued to Lincoln Park under the Purchase Agreement is 23,457,143, only 8,599,500 shares of our common stock are being offered by Lincoln Park under this prospectus because of a limit imposed by the Securities and Exchange Commission under Rule 415 of the Securities Act of 1933. We may elect to issue and sell more than 8,599,500 shares to Lincoln Park. If we elect to issue and sell more than the 8,599,500 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act of 1933 any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. Moreover, we may sell our common stock to Lincoln Park at prices that are less than the last reported sale price of our common stock on the day that we sell the shares to Lincoln Park. The purchase price at which we have the right to sell our shares to Lincoln Park is based on the lower of the average three lowest closing sale prices of our shares for the prior twelve days or the lowest sale price on the day we elect to sell shares. Accordingly, this price may be less than the last reported sale price of our common stock as reported on the OTCQB, and may be less than $0.35 per share, and such sales to Lincoln Park will thereby have a dilutive effect on our stockholders. For example, assuming all 6,750,000 additional shares of our common stock registered under this offering that may be purchased by Lincoln Park, excluding the 600,000 Initial Purchase Shares, are sold at $0.19 per share, the last reported sale price of our common stock as reported on the OTCQB on December 12, 2013, purchasers of shares of our common stock under this prospectus will experience an immediate dilution of $0.18 per share (see “Dilution”). Additionally, when we sell shares to Lincoln Park, we will also issue additional commitment shares in connection with each sale. The additional commitment shares are issued pro rata based on the ratio of the dollar amount we sell to Lincoln Park to $8.3 million. Accordingly, if for example we sell $100,000 of our stock to Lincoln Park, we would issue, 3,976 additional shares calculated based on ($100,000 divided by $8,300,000) multiplied by 330,000.

We may not be able to access sufficient funds under the Purchase Agreement with Lincoln Park when needed.

Our ability to sell shares to Lincoln Park and obtain funds under the Purchase Agreement is limited by the terms and conditions in the securities purchase agreement dated September 10, 2013, including restrictions on when we may sell shares to Lincoln Park, restrictions on the amounts we may sell to Lincoln Park at any one time, and a limitation on our ability to sell shares to Lincoln Park to the extent that it would cause Lincoln Park to beneficially own more than 9.99% of our outstanding common stock. In addition, we do not expect the Purchase Agreement to satisfy all of our funding needs, even if we are able and choose to take full advantage of the arrangement. We are registering 6,750,000 shares as purchase shares which at the minimum purchase price would allow for additional proceeds under the Purchase Agreement of $2,362,500 without registering additional shares.

We elected to enter into a $8,300,000 purchase agreement with Lincoln Park Capital as we may require that amount of capital over the next two years to fully implement our business, operating and development plans. The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $8,300,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Because there is a limited market for our common stock, shareholders may have difficulty in selling our common stock and our common stock may be subject to significant price swings.

There can be no assurance that an active market for our Common stock will develop. If an active public market for our Common stock does not develop, shareholders may not be able to re-sell the Common stock that they own and affect the value of their Common stock.

Forward-Looking Statements

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, including the risks in the section entitled “Risk Factors”, uncertainties and other factors, which may cause our or our industry’s actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. These risks and uncertainties include: a continued downturn in international economic conditions; any adverse occurrence with respect to the development or marketing of our apparel products; our ability to successfully bring apparel products to market; product development or other initiatives by our competitors; fluctuations in the availability and cost of materials required to produce our products; any adverse occurrence with respect to distribution of our products; potential negative financial impact from claims, lawsuits and other legal proceedings or challenges; our ability to successfully raise the capital necessary to produce our products and operate our business; and other factors beyond our control. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States and Canada, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

The Offering

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 8,929,500 shares of our common stock, consisting of (i) 600,000 shares of common stock issued to Lincoln Park as initial purchase shares under the Purchase Agreement; (ii) 919,500 shares of common stock issued to Lincoln Park as the Initial Commitment Shares under the Purchase Agreement; (iii) up to 6,750,000 shares of common stock that may be sold to Lincoln Park under the Purchase Agreement; (iv) up to 330,000 shares of common stock that may be issued to Lincoln Park as additional commitment shares under the Purchase Agreement; (v) 100,000 shares of common stock issued to Alan Aaron under a promissory note dated September 4, 2013 (the “Aaron Note”); (vi) up to 30,000 shares of common stock that may be issued to Alan Aaron under the Aaron Note; and (vii) up to 200,000 shares of common stock issued to Canfund Ventures Corporation under a promissory note dated October 2, 2013 (the “Canfund Note”).

Securities Purchase Agreement with Lincoln Park Capital Fund, LLC

On September 10, 2013, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to $8,300,000 of our common stock (subject to certain limitations) from time to time over a 24-month period. Also on September 10, 2013, we entered into a Registration Rights Agreement, or the Registration Rights Agreement, with Lincoln Park, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Other than (i) 600,000 shares of our common stock that we have already issued to Lincoln Park for a total purchase price of $300,000 as an initial purchase under the Purchase Agreement, or the Initial Purchase, and (ii) 919,500 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase additional shares of our common stock under the Purchase Agreement, we do not have the right to commence any further sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 150,000 shares on any single business day so long as at least one business day has passed since the most recent purchase or up to $500,000 per purchase. We may also issue up to 330,000 shares pro rata as Lincoln Park purchases the up to $8,300,000 of our stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 1,988 shares of the pro rata commitment fee which is the product of $50,000 (the amount we have elected to sell) divided by $8,300,000 (the total amount we can sell Lincoln Park under the Purchase Agreement multiplied by 330,000 (the total number of pro rata commitment shares). The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park. Except as described in this prospectus, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount; provided that in no event will such shares be sold to Lincoln Park when our closing sale price is less than $0.35 per share, subject to adjustment as provided in the Purchase Agreement. However, as the purchase price of shares sold to Lincoln Park is based on market prices preceding the time of sale, it may be less than $0.35 per share. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

As of December 12, 2013, there were 34,024,804 shares of our common stock outstanding, of which 26,668,403 shares were held by non-affiliates, excluding the 1,519,500 shares that we have already issued to Lincoln Park under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $8,300,000 of our common stock to Lincoln Park, only 8,599,500 shares of our common stock are being offered under this prospectus, which represents (i) 600,000 shares that we issued to Lincoln Park in the Initial Purchase, (ii) 919,500 shares that we issued to Lincoln Park as a commitment fee and (iii) an additional 7,080,000 shares which may be issued to Lincoln Park in the future under the Purchase Agreement. If all of the 8,599,500 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent 21.2% of the total number of shares of our common stock outstanding and 25% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. We have registered 8,599,500 shares of stock of which 6,750,000 may be issued by us in the future in connection with sales of our shares to Lincoln Park, at our discretion (excluding the additional commitment shares). In order for us to receive the full $8,300,000 under the Purchase Agreement, the average sale price of the remaining shares sold under the Purchase Agreement, not including the 600,000 Initial Purchase Shares, will have to be at least $1.19 per share. Our stock price is lower than this as of the date of this prospectus and accordingly unless our stock price increases, we will not receive all of the proceeds under the Purchase Agreement. We may elect to issue and sell more than 8,599,500 shares to Lincoln Park. If we elect to issue and sell more than the 8,599,500 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Securities Offered by Lincoln Park Capital Fund, LLC

Common stock to be offered	8,599,500 shares consisting of:
by the selling stockholders
919,500 commitment shares issued to Lincoln Park

7,350,000 shares we may sell to Lincoln Park under the Purchase Agreement, including 600,000 issued in connection with the $300,000 Initial Purchase; and

Up to 330,000 shares that we are required to issue proportionally to the dollars we receive from Lincoln Park in the future, as an additional commitment fee, if and when we sell additional shares to Lincoln Park under the Purchase Agreement.

Common stock outstanding prior to this offering	34,024,804 shares

Use of Proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. However, we may receive up to $8,300,000 under the Purchase Agreement with Lincoln Park. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used to for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on OTCQB	NAKD

Alan Aaron Promissory Note

On September 4, 2013, we issued a promissory note to one lender in the principal amount of $150,000 plus accrued and unpaid interest and any other fees. The promissory note is due on January 6, 2014, repayable in equal semi-monthly installments over the terms of the note. The note bears a one-time interest charge of 15% or $22,500.

We may repay the promissory note at any time on or before maturity without notice, bonus or penalty.

As additional consideration for entering into the promissory note, we agreed to issue 100,000 shares of our common stock to the lender. In addition, the lender is entitled to 5,000 shares of fully paid and non-assessable shares of our common stock for each semi-monthly installments that is not made when due under the terms of the promissory note. There are six remaining semi-monthly installments due under the terms of the promissory note as of the date of this prospectus.

We agreed to grant the lender piggyback registration rights whereby we are required to include the shares of common stock issued and contingently issuable to the lender under the promissory note in the registration statement of this prospectus forms a part to register their resale.

We issued and intend to issue the shares of our common stock upon late payments, if any, in reliance upon the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933 and Rule 506 promulgated under the Securities Act of 1933

Canfund Ventures Corporation Promissory Note

On October 4, 2013, we issued a promissory note dated October 2, 2013 to Canfund Ventures Corporation in the principal amount of $300,000 plus accrued and unpaid interest and any other fees. The promissory note matures on February 9, 2014, bears interest at 45% per annum and is repayable in eight equal semi-monthly installments over the term of the note. The note entitles the lender, at its election, at any time on or prior to maturity, to convert all or any portion of the principal amount and any interest outstanding thereon into shares of our common stock at the price of $0.25 per share.

We may repay the promissory note at any time on or before maturity without notice, bonus or penalty.

As additional consideration for entering into the promissory note, we issued 200,000 shares of our common stock to the lender.

We issued the shares of our common stock to the lender who is resident in Canada relying on Regulation S promulgated under the Securities Act of 1933

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders identified in this prospectus. We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. However, we may receive gross proceeds of up to $8,300,000 under the Purchase Agreement over an approximately 24-month period, assuming that we sell the full amount to Lincoln Park under the agreement. We will also pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

Any proceeds from Lincoln Park that we receive under the Purchase Agreement will be used for working capital and other general corporate purposes. The nature, amounts and timing of our expenditures will depend on numerous factors, including the status of our product sales and marketing efforts, the amount of proceeds actually raised from sales under the Purchase Agreement, and the amount of cash generated through our existing sales channels and any additional sales and distribution agreements into which we may enter. Accordingly, our management will have significant flexibility in applying any net proceeds that we receive pursuant to the Purchase Agreement.

Dilution

If you purchase shares of our common stock offered under this prospectus, your interest will be diluted immediately to the extent of the difference between the offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. As of July 31, 2013, our net tangible book deficit was $(943,313), or $(0.03) per share of common stock. Our net tangible book deficit per share is equal to total assets ($861,151) less intangible assets ($46,912) and total liabilities (1,757,552), divided by the number of shares of our outstanding common stock (31,904,000).

Net tangible book value (deficit) dilution per share represents the difference between the amount per share of common stock paid by the purchasers who purchase shares of our common stock offered under this prospectus and the pro forma net tangible book value (deficit) per share in common stock immediately after purchase of shares of our common stock offered under this prospectus.

After giving effect to our sale of up to 6,750,000 shares of common stock to Lincoln Park at a purchase price of $0.19 per share, being the last reported sale price of our common stock as reported on the OTCQB on December 12, 2013, our pro forma net tangible book value as of July 31, 2013 would have been $393,187 or $0.01 per share. This represents an immediate increase of net tangible book value of $0.04 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.18 per share to purchasers of shares of our common stock under this prospectus. The following table illustrates this per share dilution:

The following table illustrates this per share dilution:

Offering price per share (using the last reported sale price of our common stock on December 12, 2013)	$0.19
Net tangible book value (deficit) per share as of July 31, 2013	$(0.03)
Increase in net tangible book value per share attributable to this offering	$0.04
Pro forma net tangible book value per share after this offering	$0.01
Dilution in net tangible book value per share to purchasers	$0.18

Lincoln Park may sell shares of our common stock at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The price that the purchasers of our common stock offered under this prospectus will pay for the shares sold by Lincoln Park will likely be higher than the price Lincoln Park paid for the shares. Accordingly, the amount of dilution to such purchasers may be significantly higher.

Selling Stockholders

The selling stockholders identified in this prospectus may offer and sell up to 8,929,500 shares of our common stock, consisting of (i) 600,000 shares of common stock issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) as initial purchase shares under the Purchase Agreement; (ii) 919,500 shares of common stock issued to Lincoln Park as the Initial Commitment Shares under the Purchase Agreement; (iii) up to 6,750,000 shares of common stock that may be sold to Lincoln Park under the Purchase Agreement; (iv) up to 330,000 shares of common stock that may be issued to Lincoln Park as additional commitment shares under the Purchase Agreement; (v) 100,000 shares of common stock issued to Alan Aaron under a promissory note dated September 4, 2013 (the “Aaron Note”); (vi) up to 30,000 shares of common stock that may be issued to Alan Aaron under the Aaron Note; and (v) up to 200,000 shares of common stock issued to Canfund Ventures Corporation under a promissory note dated October 2, 2013 (the “Canfund Note”).

None of the selling stockholders had or have any position or office, or other material relationship with us or any of our affiliates over the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling stockholders to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of December 12, 2013. Neither the selling stockholders nor any of their affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 34,024,804 shares of our common stock actually outstanding as of December 12, 2013.

Name of Selling Stockholder	Shares Beneficially Owned by the Selling Stockholder before the Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before the Offering(2)	Total Shares Offered in the Offering	Shares Beneficially Owned by the Selling Stockholder after the Offering(1)
Lincoln Park Capital Fund, LLC(4)	1,519,500(5)	4.47%	8,599,500	-
Alan Aaron	100,000(6)	<1%	130,000	-
Canfund Ventures Corporation(7)	200,000(8)	<1%	200,000
Totals	1,819,500		8,929,500	-

Notes
(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding.

(2)

Based on 34,024,804 outstanding shares of our common stock as of December 12, 2013, which includes (i) 600,000 shares of our common stock issued to Lincoln Park on September 10, 2013 for a total purchase price of $300,000 in the Initial Purchase under the Purchase Agreement and (ii) 919,500 shares of our common stock issued to Lincoln Park on September 10, 2013 as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement. Although we may at our discretion elect to issue to Lincoln Park up to an aggregate additional amount of $8,000,000 of our common stock under the Purchase Agreement, other than the shares described in the immediately preceding sentence, such shares are not included in determining the percentage of shares beneficially owned before this offering.

(3)

Because the selling stockholders may offer and sell all or only some portion of the 8,929,500 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we cannot provide an estimate of the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(4)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(5)

Represents (i) 600,000 shares of our common stock issued to Lincoln Park on September 10, 2013 for a total purchase price of $300,000 as the Initial Purchase under the Purchase Agreement and (ii) 919,500 shares of our common stock issued to Lincoln Park on September 10, 2013 as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus. See the description under the heading “Securities Purchase Agreement with Lincoln Park Capital Fund, LLC” for more information about the Purchase Agreement.

(6)	Consists of 100,000 shares of our common stock issued as commitment pursuant to the terms of the Alan Aaron Note.

(7)	Doug Johnson exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by Canfund Ventures Corporation.

(8)	Consists of 200,000 shares of our common stock issued as commitment pursuant to the terms of the Canfund Note.

The Lincoln Park Transaction

General

On September 10, 2013, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $8,300,000 of our common stock (subject to certain limitations) from time to time over a 24 month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Concurrently with the execution of the Purchase Agreement on September 10, 2013, we issued to Lincoln Park 919,500 shares of our common stock as a fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement and 600,000 shares of our common stock in consideration of $300,000 in an Initial Purchase. Other than the shares of our common stock that we have already issued to Lincoln Park as described above, we do not have the right to commence any further sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter and upon satisfaction of the other conditions set forth in the Purchase Agreement, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 150,000 shares on any single business day so long as at least one business day has passed since the most recent purchase or up to $500,000 per purchase. The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount. We issued 919,500 shares of our stock to Lincoln Park as a commitment fee for entering into the Purchase Agreement. We may also issue up to 330,000 shares pro rata as Lincoln Park purchases the up to $8,300,000 of our stock as directed by us. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $50,000 of our stock then we would issue 1,988 shares of the pro rata commitment fee which is the product of $50,000 (the amount we have elected to sell) divided by $8,300,000 (the total amount we can sell Lincoln Park under the Purchase Agreement multiplied 330,000 (the total number of pro rata commitment shares). The pro rata commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 75,000 shares of our common stock on any such business day so long as one business day has passed since the last purchase. On any day that the closing sale price of our common stock is not below $1.00 the purchase amount may be increased, at our sole discretion, to up to 100,000 shares of our common stock, on any day that the closing sale price of our common stock is not below $2.00 the purchase amount may be increased, at our sole discretion, to up to 150,000 shares of our common stock, at our sole discretion, to up to $500,000 per purchase. The purchase price per share for each such Regular Purchase will be equal to the lower of:

  the lowest sale price for our common stock on the purchase date of such shares; or

  the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $0.35 per share. Lincoln Park shall not purchase any shares of our common stock on any day that the closing sale price of our common stock is below the floor price. The floor price will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such event, the floor price will be the lower of (i) the adjusted price and (ii) $1.00.

Events of Default

Events of default under the Purchase Agreement include the following:

  the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

  suspension by our principal market of our common stock from trading for a period of three consecutive business days;

  the de-listing of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Global Market, the NASDAQ Global Select Market, the NASDAQ Capital Market, the NYSE Amex or the OTC Bulletin Board (or nationally recognized successor thereto);

  the transfer agent’s failure for five business days to issue to Lincoln Park shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

  any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

  any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

  if at any time we are not eligible to transfer our common stock electronically or a material adverse change in our business, financial condition, operations or prospects has occurred.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 8,599,500 shares registered in this offering which may be sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 24 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the 6,750,000 additional Purchase Shares of common stock registered in this offering. If we sell these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $8,300,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying assumed purchase prices for the 6,750,000 additional purchase shares included in this offering that may be issued to Lincoln Park under the Purchase Agreement:

		Percentage of
		Outstanding Shares	Proceeds from the Sale of
	Number of Registered	After Giving Effect to	Shares to Lincoln Park
Assumed Average	Shares to be Issued if Full	the Issuance to Lincoln	Under the $8.3 Million
Purchase Price Per Share	Purchase(1)	Park (2)(4)	Purchase Agreement
$0.35(3)	8,363,431	20.5%	$2,662,500
$0.50	8,403,687	20.5%	$3,675,000
$0.75	8,470,780	20.7%	$5,362,500
$1.00	8,537,873	20.8%	$7,050,000
$1.25	8,237,572	20.2%	$8,300,000

___________________________
(1)

The number of registered shares to be issued includes (i) 600,000 shares of common stock issued to Lincoln Park as initial purchase shares under the Purchase Agreement; (ii) 919,500 shares of common stock issued to Lincoln Park as the Initial Commitment Shares under the Purchase Agreement; (iii) the total number of additional shares of common stock that may be sold to Lincoln Park under the Purchase Agreement at the assumed average price per share indicated; and (iv) 330,000 shares of common stock to be issued to Lincoln Park as additional commitment shares under the Purchase Agreement;

(2)

The denominator is based on 34,024,804 shares outstanding as of December 12, 2013, which includes the 600,000 shares already sold to Lincoln Park and the 919,500 shares issued to Lincoln Park as commitment shares in connection with this offering, adjusted for the number of shares set forth in the adjacent column which we would have sold to Lincoln Park at the applicable assumed average purchase price per share.

(3)

Under the Purchase Agreement, we may not sell and Lincoln Park may not purchase any shares on a day in which the closing sale price of our common stock is below $0.35, as may be adjusted in accordance with the Purchase Agreement.

(4)

Under the Purchase Agreement, we may not sell and Lincoln Park may not purchase shares to the extent that it would cause Lincoln Park to beneficially own more than 9.99% of our outstanding common stock

Plan of Distribution

Each of the selling stockholders named above may, from time to time, sell any or all of their shares of common stock on the OTCQB operated by the OTC Markets Group or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  privately negotiated transactions;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended and Alan Aaron Canfund Ventures Corporation and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended in connection with such sales.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer may be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between the selling stockholders or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park, Alan Aaron and Canfund Ventures Corporation. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or may be sold by the selling stockholders without restriction under Rule 144(b)(1)(i) under the Securities Act. Because Lincoln Park Capital Fund, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, Rule 144(b)(1)(i) does not apply to Lincoln Park.

Our common stock is quoted on the OTCQB under the symbol “NAKD”.

Description of Securities

General

This prospectus includes 8,929,500 shares of common stock offered by the Selling Stockholders. The following description of our common stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 100,000,000 shares of common stock having a par value of $0.001 per share (“Common Stock”). As of December 12, 2013, there were 34,024,804, shares of our common stock issued and outstanding held by 83 holders of record of our common stock.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. According to our bylaws, if a quorum is present, action on a matter by the stockholders is approved if the votes cast by the stockholders favoring the action exceed the votes cast opposing the action, unless the vote of a greater number of affirmative votes is required by statute or the articles of incorporation, in which case such greater number of votes shall be required. Our bylaws provide that one third (33.3%) of the votes entitled to be cast on a matter by the stockholders constitutes a quorum of the stockholders for action on that matter. Our bylaws also provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if one or more written consents setting forth the action so taken shall be signed, either manually or in facsimile, by stockholders holding at least a majority of the votes entitled to be cast at a meeting, unless the vote of a greater number of affirmative votes is required by statute or the articles of incorporation, in which case, the consent of the stockholders holding such greater number of votes shall be required.

The holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of our outstanding common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Rights

The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We have not paid any dividends since our inception and we do not anticipate that dividends will be paid in the foreseeable future.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share ratably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock.

Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our commons stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our bylaws may be amended or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the board of directors at any regular or special meeting of the board unless the articles of incorporation or statute reserves this power to the stockholders.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

  20% or more but less than 33 1/3%;
  33 1/3% or more but less than or equal to 50%; or
  more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation, which:

  has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
  does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record who have addresses in Nevada appearing on the stock ledger of our company nor do we believe that we do business in Nevada directly or through an affiliated corporation. Therefore, we believe that these provisions do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. As of December 12, 2013, we had 82 stockholders of record. Therefore we believe that these provisions do not apply to us. If we obtain over 200 stockholders of record, these provisions may also have effect of delaying or making it more difficult to effect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

  the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

  the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

  if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

  an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

  an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

  representing 10% or more of the earning power or net income of the corporation.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or any of our subsidiaries, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Experts and Counsel

The financial statements as of January 31, 2012 and for the year then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of January 31, 2013 and for the year then ended included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO CANADA LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of Suite 900 – 885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock being offered pursuant to this prospectus.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Information with respect to Our Company

Description of Business

Corporate Information

We were incorporated in the State of Nevada on May 17, 2005 under the name of Search By Headlines.com Corp. Effective August 29, 2012, we completed a merger with a newly-formed subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of our corporate name. As a result, effective August 29, 2012, we changed our name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.” (“Naked Brand Group”).

Our wholly owned subsidiary is Naked Inc. (“Naked”). Naked was incorporated under the federal laws of Canada on May 21, 2009 as “In Search of Solutions Inc.”, changed its corporate name to “Naked Boxer Brief Clothing Inc.” on May 17, 2010 and to “Naked Inc.” on February 20, 2013. Naked continued from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada on July 27, 2012. As part of the continuation, all classes of shares of Naked, including the Class C, D, E and F common shares, were converted into one class of common shares of the Nevada corporation.

Our principal executive offices are located at #2 34346 Manufacturers Way, Abbotsford, British Columbia Canada V2S 7M1. Our telephone number is 604.855.4767.

Our Current Business

On July 30, 2012, we closed an Acquisition Agreement with Naked whereby Naked’s owners became the sole directors and management of our company and Naked stockholders exchanged their shares for a total of 13.5 million shares of our company, representing 50% of the company (the “Acquisition”).

Naked commenced business operations on February 1, 2010 as a manufacturer and seller of direct and wholesale undergarments in Canada to consumers and retailers and has been realizing revenues from its operations since September, 2010.

As a result of the Acquisition, Naked became a wholly-owned subsidiary of our company and our business became the manufacture and sales of direct and wholesale undergarments in Canada and the United States to consumers and retailers. Our primary operations are conducted through our wholly-owned subsidiary, Naked.

We operate from Abbotsford, British Columbia, Canada and manufacture and sell direct and wholesale undergarments to consumers and retailers under the brand name Naked®. Our core philosophy is to create products that make people feel sexy and good about themselves, while also making them feel like they are wearing nothing at all. Our goal is to create a new standard for how undergarments should fit, feel and function. With limited reliance on marketing campaigns, our products are now sold at premier fashion stores in North American, primarily in Canada and on the west coast of the United States, including Holt Renfrew and Nordstrom.

We will continue to produce men’s undergarments and we began selling t-shirts during November, 2012. We are rigorously working to develop a women’s line and we intend to ship limited styles of women’s underwear by the first quarter of fiscal 2015.

Principal Products

We currently offer a variety of male undergarments, including trunks, briefs, boxer briefs, undershirts, t-shirts, tank tops and lounge pants. We intend to begin selling a swim collection for spring and summer 2014 and a women’s collection in 2014.

All of our products are currently made of one of three primary materials, MicroModal fabric, pima cotton or Microfiber fabric. The only material difference between the MicroModal and the Microfiber lines is the underlying composition of the fabric. MicroModal is wood-based and Microfiber is nylon-based. Our complete underwear line is produced in both MicroModal and Microfiber, while our undershirts are only produced in MicroModal. Our cotton line is primarily made of organic material. All of these fabrics are readily available in many countries.

Production

We outsource certain manufacturing of our product line to third-party vendors outside of the United State. Our products are made in Canada, Turkey, Italy and China, with primary production completed in Vancouver, Canada. We expect that by the end of fiscal 2014, all of our primary production will be made outside of Canada.

We have developed good relationships with a number of our vendors and take great care to ensure that they share our commitment to quality and ethics. We do not, however, have any long-term agreements requiring us to use any manufacturer, and no manufacturer is required to produce our products. We currently also work with international agency to review the quality of our product both after production in advance of shipment.

Distribution

We sell our product through wholesale relationship and through direct to consumer channels. The wholesale channel is currently our largest channel and consists of boutique apparel and undergarment stores and department stores.

Our direct-to-consumer channel is consists of our online e-commerce stores, thenakedshop.com and NKDunderwear.com. thenakedshop.com provides our customers with a premium experience and access to our entire product line. We launched NKDunderwear.com in June, 2013 for sales of our NKD sub line. We expect direct to consumer to become an increasingly significant part of our business as our brand awareness increases in North America and internationally. We believe that the availability of online sales is convenient for our customers and enhances the image of our brand, making our brand and products more accessible in more markets than in brick and mortar stores alone.

We plan to expand to international markets by establishing distributor relationships in key European countries.

We have contracted with a third party logistics provider to outsource our inventory receiving, warehousing and product distribution and shipping needs. We do not currently have any long term contracts relating to the distribution of our products.

Our Market

Our products are currently targeted at men who are fashion conscious and care about innovation and contemporary design, but also care about comfort, quality and fit when purchasing undergarments. We aim to provide an affordable luxury product for the affluent and aspirational customer that enjoys the qualities of a premium undergarment at a price they feel delivers excellent value.

Sources and Availability of Raw Materials

Raw materials, which include fabric and accessories, are sourced from all over the world, with the majority of our fabrics currently being imported from Italy. We currently order from a small number of principal suppliers of fabric but we have multiple sources that could produce the exact same quality fabric.

Key Customers

In our fiscal year ended January 31, 2012 sales were heavily concentrated with Holt Renfrew which accounted for 22.8% of our sales. In fiscal 2013, we received a large initial order from Nordstrom and Nordstrom is currently of key importance to our business and our results of operations would be materially adversely affected if this relationship ceased. Nordstrom accounted for 55% of total net revenue for our fiscal year ended January 31, 2013 (2012: 0%). Although we continue to receive increasing sales orders from these customers, neither Nordstrom nor Holt Renfrew have any ongoing purchase commitment agreement with the Company therefore we cannot guarantee that the volume of sales will remain consistent going forward.

Our Company has entered into sales agreements with both Nordstrom and Holt Renfrew which covers the material terms and conditions of purchase orders such as shipping terms, pricing policies, payment terms and cancellation policies.

Marketing

We expect to significantly increase our marketing expenses in the current fiscal year, particularly in connection with some of our major sales contracts, described above under the heading “Key Customers”.

We have engaged consultants, where necessary, to provide marketing consulting services to our company, including assistance with brand management, celebrity alignment, strategic retail placement, manufacturing strategy, strategic and creative development, and financing assistance. We have also engaged in online marketing, including a new PR campaign, Exposed, which features up and coming celebrities featured in a photo shoot, video interview and testimonial, aimed at increasing brand awareness.

We intend to continue to invest in additional brand building activities, including internet and media marketing to consumers and retailers, attendance at apparel trade shows and exploration of other opportunities.

Competition

Underwear is a very competitive market with several high profile undergarment manufacturers such as Calvin Klein and Armani. We believe there are currently 70 to 80 significant competitors in our market sector for men’s undergarments. The market includes increasing competition from established companies who are expanding their production and marketing of undergarments, as well as frequent new entrants to the market. We are in direct competition with such companies. Competition is principally on the basis of brand image and recognition, as well as product quality, innovation, style, distribution and price. To date, we believe that Naked has performed very well against competition as a result of our branding strategy and the quality of our products. The products we have introduced to market and the products we plan to introduce come in at a high value point, which means retailing a high quality product at a lower price than our competitors’ comparable products, which has allowed us to penetrate the market successfully. Our high value point is established by using high quality fabrics and retailing the products at prices lower than our competitors’ comparable products. We base this determination on the gauge of the machines producing the fabrics, which we believe is a strong indicator of the quality of fabrics.

Our competitive advantages include promoting that our products make you feel like you are wearing nothing at all, which leverages off of our registered brand name and retailing high quality products at a lower price than competitors’ comparable products. However, many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution and other resources than we do. Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can.

Intellectual Property

We believe that our intellectual property is a critical component of our business success. We currently own four trademarks in Canada and one trademark in the United States. We expect to incur significant expenses for intellectual property applications in key international markets in the 2014 fiscal year.

Employees

We currently employ seven full-time and eight total employees, all of which are employed in Canada. None of our employees are currently covered by a collective bargaining agreement. We have had no labour-related work stoppages and we believe our relations with our employees are excellent.

Seasonality of Business

We operate in the apparel industry which is subject to seasonality of buying which can affect revenue and cash flows. There are generally two distinct buying seasons in the apparel industry which apply to us, Fall/Winter season, which falls into the third and fourth quarters of our fiscal year and Spring/Summer season, which falls into the first and second quarters of our fiscal year, with some potential shipments at the last quarter. From an analysis perspective revenue has been generated in quarters three and four for our fiscal year, which would align with the Fall/Winter buying season; however, the strongest revenues arising from those periods are not from seasonal buying, but rather the release of new products which is our largest growth mechanism. As a result of significant growth and changes to our business with the planned introductions of t-shirts for the Spring/Summer season, the historical introduction of new product lines in the Fall/Winter could potentially have a reduced effect. Furthermore, with limited operating history it is difficult to anticipate that this will be consistent moving forward or that we may see a more enhanced seasonality effect for end consumers buying our products for the holiday season. Thus, historical quarterly operating trends may not be indicative of future performance because of new product development cycle changes and continued sales growth.

Description of Property

Principal Office

We maintain offices, having an area of 1,950 square feet, at #2 – 34346 Manufacturers Way in Abbotsford, British Columbia, which we lease for CAD$15,000 per year. The lease is on a month to month basis. We believe our offices are suitable and adequate to operate our business from at this time as they hold our inventory and provide us with sufficient space to conduct our operations. We fully utilize our current premises.

Legal Proceedings

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

Market Price of and Dividends on Our Common Equity
and Related Stockholder Matters

Market information

Our common stock is quoted on the OTCQB under the symbol “NAKD”. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company’s operations or business prospects.

OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Set forth below are the range of high and low bid quotations for our common stock from the OTCQB for the periods indicated. The market quotations were obtained from the OTCQB, and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions:

Quarter Ended	High Bid	Low Bid
April 30, 2011	N/A(2)	N/A(2)
July 31, 2011	N/A(2)	N/A(2)
October 31, 2011	N/A(2)	N/A(2)
January 31, 2012	N/A(2)	N/A(2)
April 30, 2012	N/A(2)	N/A(2)
July 31, 2012	N/A(2)	N/A(2)
October 31, 2012	1.30	1.05
January 31, 2013	1.30	0.90
April 30, 2013	1.18	0.00
July 31, 2013	1.32	0.41
October 31, 2013	0.66	0.22

(1)	Such quotes reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

(2)	There were no published quotes.

On December 12, 2013, the closing price for our common stock as reported by the OTCQB was $0.19 per share.

Transfer Agent

Our shares of common stock are issued in registered form. The transfer agent and registrar for our common stock is Standard Registrar and Transfer Company, Inc. Its address is 12528 South 1840 East Draper, UT 84020.

Holders of Common Stock

As of December 12, 2013, there were approximately 82 registered holders of record of our common stock. As of such date, 34,024,804 shares were issued and outstanding.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Subject to compliance with applicable corporate laws, our directors will determine if and when dividends should be declared and paid in the future based on our financial position at the relevant time. All shares of our common stock are entitled to an equal share of any dividends declared and paid.

Financial Statements

Tel: 604 688 5421	BDO Canada LLP
Fax: 604 688 5132	600 Cathedral Place
www.bdo.ca	925 West Georgia Street
Vancouver BC V6C 3L2 Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

We have audited the accompanying consolidated balance sheet of Naked Brand Group Inc. (formerly Search by Headlines.com Corp.) as of January 31, 2013 and the related consolidated statements of comprehensive loss, stockholders’ equity (deficiency), and cash flows for the year ended January 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Naked Brand Group Inc. (formerly Search by Headline.com Corp.) at January 31, 2013 and the results of its operations and its cash flows for the year ended January 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had a working capital deficiency, is in default with respect to certain loan agreements and expects to incur further losses in the development of its business. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The previous year figures were audited by another accounting firm.

/s/BDO Canada LLP

Chartered Accountants
Vancouver, Canada
May 16, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders:
Naked Brand Group Inc.
Abbotsford, British Columbia

We have audited the accompanying balance sheet of Naked Brand Group Inc. (formerly known as Naked Boxer Brief Clothing Inc.) (“the Company”) as of January 31, 2012 and the related statement of comprehensive loss, stockholders’ equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Naked Brand Group Inc. as of January 31, 2012 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has incurred net losses since inception and has an accumulated deficit and stockholders’ deficiency at January 31, 2012. These and other factors discussed therein raise substantial doubt about the ability of the Company to continue as a going concern. Management’s plans in regard to those matters are also described in Note 2. The Company’s ability to achieve its plans with regard to those matters, which may be necessary to permit the realization of assets and satisfaction of liabilities in the ordinary course of business, is uncertain. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/BDO USA, LLP

La Jolla, California
July 18, 2012

Consolidated Financial Statements

Naked Brand Group Inc. (Formerly Search by Headlines.Com Corp.)

Consolidated Balance Sheets
(Expressed in US Dollars)

As of January 31,	2013	2012

ASSETS
Current assets
Cash	$43,780	$50,356
Accounts receivable, net of allowance for doubtful
accounts of $4,899 and $4,000, respectively (Note 5)	404,713	37,991
Inventory (Note 6)	236,150	68,840
Prepaid expenses	47,148	3,850

Total current assets	731,791	161,037

Equipment, net (Note 7)	1,842	1,371
Intangible assets, net (Note 8)	55,414	24,302
Deferred financing fees (Note 11)	198,538	-

TOTAL ASSETS	$987,585	$186,710

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued liabilities	$306,467	$103,222
Notes payable (Note 10)	-	59,308
Related party payables (Note 9)	13,916	62,610
Convertible promissorry notes (Note 11)	483,950	-

TOTAL LIABILITIES	804,333	225,140

Commitments

STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock (Note 12)
Authorized 100,000,000 common shares, par value $0.001 per share (January 31, 2012: unlimited without par value) Issued and outstanding 28,522,000 common shares (January 31, 2012: 6,069,251)	28,522	638,972
Common stock to be issued	3,750	-
Accumulated paid-in capital	2,158,151	-
Accumulated deficit	(2,000,926)	(667,930)
Accumulated other comprehensive income (loss)	(6,245)	(9,472)

Total stockholders' equity (deficiency)	183,252	(38,430)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$987,585	$186,710

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Consolidated Statements of Comprehensive Loss
(Expressed in US Dollars)

Years Ended January 31,	2013	2012
		Note 3
Net sales (Note 14)	$566,508	$193,505

Cost of sales	342,659	183,889

Gross profit	223,849	9,616

Operating Expenses
General and administrative expenses	1,440,255	548,049
Foreign currency losses	23,771	3,133

Total operating expenses	1,464,026	551,182

Operating loss	(1,240,177)	(541,566)

Other income (expense)
Interest	(34,853)	(4,176)
Finance charges	(57,985)	(5,150)
Miscellaneous income	19	408

Total other income (expense)	(92,819)	(8,918)

Net loss	$(1,332,996)	$(550,484)

Basic and diluted net loss per share	$(0.07)	$(0.06)

Other comprehensive income (expense)
Foreign currency translation adjustments, net of tax	$3,227	$(12,879)

Comprehensive loss	$(1,329,769)	$(563,363)

Weighted average shares used in computing basic and diluted net loss per share	20,363,483	9,702,823

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Consolidated Statements of Stockholders’ Equity (Deficiency)
(Expressed in US Dollars)

						Accumulated	Total
			Accumulated			Other	Stockholders'
	Common Stock		Paid-in	Common stock	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	to be issued	Deficit	Income (Loss)	(Deficiency)
Balance - January 31, 2011	3,000,200	$222,153	$-	$-	$(140,259)	$3,407	$85,301
Issuance of common stock, Class C, net	50,000	7,363	-	-	-	-	7,363
Repurchase and cancellation of Class D shares, net	(5,100)	(2)	-	-	-	-	(2)
Issuance of common stock, Class E, as stock compensation	2,580,820	271,889	-	-	-	-	271,889
Issuance of common stock, Class F, net	443,331	137,569	-	-	-	-	137,569
Forgiveness of related party payable	-	-	-	-	22,813	-	22,813
Changes in foreign currency translation gains and losses	-	-	-	-	-	(12,879)	(12,879)
Net loss	-	-	-	-	(550,484)	-	(550,484)
Balance - January 31, 2012	6,069,251	$638,972	$-	$-	$(667,930)	$(9,472)	$(38,430)
Issuance of common stock for services, Class E, net	161,068	42,206	-	-	-	-	42,206
Issuance of common stock for extinguishment of debt, Class E, net	63,321	15,486					15,486
Exchange of shares	7,206,360	(683,164)	683,164	-	-	-	-
Acquisition of Search by Headlines.com Corp.	13,508,000	13,508	602,783	-	-	-	616,291
Modification of share purchase warrants	-	-	20,000	-	-	-	20,000
Finders fee	-	-	(34,951)	-	-	-	(34,951)
Private placement - at $0.50	214,000	214	106,786	-	-	-	107,000
Private placement - at $0.25	1,300,000	1,300	324,716	-	-	-	326,016
Offering costs	-	-	(21,055)	-	-	-	(21,055)
Issuance of detachable warrants	-	-	20,940	-	-	-	20,940
Agent's warrants - convertible promissory notes	-	-	237,500	-	-	-	237,500
Stock based compensation	-	-	218,268	3,750	-	-	222,018
Changes in foreign currency translation gains and losses	-	-	-	-	-	3,227	3,227
Net loss	-	-	-	-	(1,332,996)	-	(1,332,996)
Balance - January 31, 2013	28,522,000	$28,522	$2,158,151	$3,750	$(2,000,926)	$(6,245)	$183,252

The accompanying notes are an integral part to these consolidated financial statements

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Consolidated Statements of Cash Flows
(Expressed in US Dollars)

Years Ended January 31,	2013	2012
		Note 3
Cash flows from operating activities
Net loss	$(1,332,996)	$(550,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	3,443	4,039
Depreciation and amortization	11,685	2,760
Amortization of deferred financing fees	38,962	-
Accretion of debt discount	4,890	-
Stock based compensation	238,268	260,031
Shares issued for services	45,956	561
Valuation write-down on inventory	-	37,842
Interest on Search by Headlines.com Corp loan forgiven	8,133	-
Increase (decrease) in cash resulting from change in:
Accounts receivable	(335,933)	(49,172)
Prepaid expenses	(42,837)	(2,141)
Inventory	(166,456)	17,824
Checks in excess of cash balance	-	(8,606)
Accounts payable	60,301	75,878
Net cash used in operating activities	(1,466,584)	(211,468)

Cash flows from investing activities
Acquisition of intangible assets	(40,004)	(757)
Cash obtained on acquisition of Search By Headlines.com Corp	386,790	-
Purchase of property, plant, and equipment	(2,968)	-
Net cash provided by (used in) investing activities	343,818	(757)

Cash flows from financing activities
Proceeds from share issuance	433,016	144,929
Offering costs	(21,055)	-
Payments to repurchase shares	-	(2)
Proceeds from convertible promissory notes	500,000	-
Advances from Search by Headlines.com Corp prior to the merger	325,000	50,000
Acquisition costs - Search By Headlines.com Corp	(34,951)	-
Advances (repayments) of related party payables	(48,883)	32,589
Advances (repayments) on debt factoring arrangements	(31,555)	37,688
Repayment of notes payable	(9,193)	-
Net cash provided by financing activities	1,112,379	265,204

Effect of exchange rate changes on cash	3,811	(2,623)

Net increase (decrease) in cash and cash equivalents	(6,576)	50,356
Cash at beginning of year	50,356	-
Cash at end of year	$43,780	$50,356

Cash paid during the year for:
Interest	$24,517	$3,451
Taxes	-	-
Non-cash financing activities:
Related party payable refinancing to note payable	$-	$9,307
Extinuishment of accounts payable with equity	15,486	-
Conversion of related party payable to equity	375,000	-
Accounts payable - Search By Headlines.com Corp.	153,632	-
Discount on debt financing	20,940	-
Deferred financing costs	237,500	-
Forgiveness of related party payable recorded in deficit	-	22,813

The accompanying notes are an integral part of these consolidated financial statements.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

1.           Organization and Nature of Business

Naked Brand Group Inc. (the “Company”) was incorporated in the State of Nevada on May 17, 2005, as Search By Headlines.com Corp. with 100,000,000 authorized common shares with a par value of $0.001 per share. During the year ended July 31, 2010, the Company ceased operations as a specialized internet search engine that featured news in a format that allowed users to search or submit news by headline. On July 30, 2012, the Company closed an Acquisition Agreement with Naked Inc. (formerly Naked Boxer Brief Clothing Inc.) (“Naked”) whereby Naked’s owners became the sole directors of the Company and Naked stockholders exchanged their shares for a total of 13.5 million shares of the Company, representing 50% of the Company (the “Acquisition”). On the same date, the entire management of Naked became the entire management of the Company. Effective August 29, 2012, the Company completed a merger with a subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of name. As a result, the Company changed its name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.”.

Naked was incorporated under the federal laws of Canada on May 21, 2009 as In Search of Solutions Inc. and changed its corporate name on May 17, 2010 to Naked Boxer Brief Clothing Inc. On February 20, 2013, Naked changed its name to Naked Inc. Naked commenced business operations on February 1, 2010 as a manufacturer and seller of direct and wholesale undergarments in Canada to consumers and retailers and has been realizing revenues from its operations since September, 2010.

As a result of the Acquisition, Naked became a wholly-owned subsidiary of the Company and the Company’s business became the manufacture and sales of direct and wholesale undergarments in Canada and the United States to consumers and retailers. The Company operates out of Abbotsford, British Columbia, Canada.

2.           Going Concern

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

As at January 31, 2013, the Company had not yet achieved profitable operations, had a working capital deficiency, is in default with respect to certain loan agreements and expects to incur further losses in the development of its business, which casts substantial doubt about the Company’s ability to continue as a going concern. To remain a going concern, the Company will be required to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as they come due. Management plans to obtain the necessary financing through the issuance of equity or debt to existing shareholders. Should the Company not be able to obtain this financing, it may need to substantially scale back operations or cease business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

3.           Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Accounting

Effective July 30, 2012, Search By Headlines.com Corp. entered into a merger agreement with Naked Inc. This merger was accounted for as a reverse acquisition and is considered to be a capital transaction, in substance, rather than a business combination. The transaction was effectively a reverse recapitalization equivalent to the issuance of stock by a private company for the net monetary assets of the non-operating company accompanied by the recapitalization. Accordingly, the accounting for the share exchange was similar to that resulting from a reverse acquisition; except that the transaction was consummated at book value and no goodwill or intangible assets were recognized. The accompanying consolidated financial statements have been adjusted to give retroactive effect for the change in reporting entity from Search By Headlines.com Corp. to Naked Inc., and to reflect the change in capital structure as a result of the merger.

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Naked. All inter-company transactions and balances were eliminated.

The comparative figures are those of Naked (Note 4).

Reporting Currency and Foreign Currency

Since the date of the reverse acquisition, the functional currency of the Company has been the US dollar. Transaction amounts denominated in foreign currencies are translated into their US dollar equivalents at exchange rates prevailing at the transaction dates. Foreign currency gains and losses on transactions or settlements are recognized in the consolidated statement of operations.

The functional currency of Naked changed from Canadian dollars to US dollars on November 1, 2012, triggered by a shift in cash flows from operations and an accumulation of other factors. Balances denominated in foreign currencies were re-measured at the date of change using the exchange rate in effect on that date. Revenue and expense items were translated at average rates for the period up to the date of change and translation adjustments accumulated in other comprehensive income up to the date of change were retained in that account.

These financial statements have been presented in US dollars, which is the Company’s reporting currency. Prior to the change in functional currency, and for the year ended January 31, 2012, financial statements of foreign operations for which the functional currency is the local currency are translated into US dollars with assets and liabilities translated at the current rate on the balance sheet date and revenue and expense items translated at the average rates for the period. Translation adjustments are recorded as accumulated other comprehensive income (loss) in stockholders’ equity.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with GAAP.

Segment Reporting

The Company used several factors in identifying and analyzing reportable segments, including the basis of organization, such as differences in products and services, and geographical areas. Our chief operating decision makers review financial information presented on a consolidated basis for the purposes of making operating decisions and assessing financing performance. Accordingly, the Company has determined that as of January 31, 2013 and 2012, there is only a single reportable operating segment.

The Company operates in one industry, the manufacture and sale of direct and wholesale undergarments. Revenues from external customers are all derived from customers located within North America as follows:

	2013	2012

United States	$410,012	$52,145
Canada	156,496	141,360

	$566,508	$193,505

At January 31, 2013 and 2012 substantially all of the Company’s long-lived assets were located in Canada.

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Sales are recorded when title and risk of loss has passed to the customer, when persuasive evidence of a sales arrangement exists, the selling price is fixed and determinable and collectability is reasonable assured.

Accounts receivables consist of amounts due from customers and are recorded upon the shipment of product to customers. Credit terms are extended to customers in the normal course of business and no collateral is required. The Company estimates an allowance for doubtful accounts based on historical losses, the existing economic conditions and the financial stability of its customers. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined using the weighted average method, which under the circumstances, management believes will provide for the most practical basis for the measurement of periodic income. Management periodically reviews inventory for slow moving or obsolete items and considers realizability based on the Company’s marketing strategies and sales forecasts to determine if an allowance is necessary. If market value is below cost then an allowance is created to adjust the inventory carrying amount to reflect this.

Property and Equipment

Property and equipment are recorded at cost. Property and equipment is depreciated using the straight-line method over the estimated useful lives.

The estimated useful lives for each asset group are as follows:

Years

Furniture and equipment	4
Computer equipment	2

At the time depreciable property is retired or otherwise disposed of the related cost and accumulated depreciation is removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations.

Intangible Assets

Indefinite-life intangible assets, consisting of costs to acquire trademarks with an indefinite life, are recorded at cost, net of impairment charges, if applicable. No amortization has been taken on indefinite life intangible assets. Indefinite-life intangible assets are reviewed for impairment annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Website Costs

The Company recognizes the costs associated with developing a website in accordance with ACS Topic 350–40 (prior authoritative literature: the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98–1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”). Relating to website development costs, the Company follows the guidance pursuant to ASC Topic 350–50 (prior authoritative literature: Emerging Issues Task Force (EITF) No. 00–2, “Accounting for Website Development Costs”).

Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Internal and external costs incurred to develop internal–use computer software during the application development stage are capitalized. Training costs are not internal–use software development costs and, if incurred during this stage, are expensed as incurred.

These capitalized costs are amortized based on their estimated useful life over two years.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Impairment of Long-Lived Assets

In July 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2012-02, Intangibles – Goodwill and Other (Topic 350) – Testing Indefinite-Lived Intangible Assets for Impairment (ASU No. 2012-02). Under ASU No 2012-02, the Company is permitted to assess qualitative factors to determine if it is more likely- than-not that an impairment of indefinite-lived intangible assets exists. If examination of the qualitative factors yields a determination that it is not more-likely-than-not that impairment exists, then it is not necessary to perform the quantitative indefinite-life intangible asset impairment calculations outlined in existing accounting guidance. ASU No. 2012-02 is effective for impairment tests performed for fiscal years beginning after September 15, 2012. The Company early adopted ASU No 2012-02 in fiscal year ended 2013 with no effect on stockholders’ equity or net loss.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carry amounts may not be recoverable. Such a review involves assessing qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that a long-lived asset is impaired.

If the Company assesses that there is a likelihood of impairment, then the Company will perform a quantitative analysis comparing the carrying value of the assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date for the amount by which the carrying amount of the asset exceeds its fair value. Management has determined that no impairment currently exists.

Shipping and Handling Costs

Financial Accounting Standards Board ASC Sub-Topic 605-45, Revenue Recognition – Principal Agent Considerations (formally Emerging Issues Task Force Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs) requires shipping and handling fees billed to customers to be classified as revenue, and shipping and handling costs to be classified as either cost of sales or disclosed in the notes to the financial statements.

Shipping and handling costs are included in cost of goods sold in the period they are incurred. Costs recovered in respect of shipping and handling are offset against cost of goods sold in the period the recovery is recognized.

Advertising Expense

The Company expenses advertising costs to operations during the year in which they were incurred. The Company expensed $68,122 and $21,374 related to advertising for the years ended January 31, 2013 and 2012, respectively.

Income Taxes

The current income tax represents the amount of income taxes expected to be paid or the benefit expected to be received for the current year taxable income or loss. Deferred income taxes are recognized for the future tax consequences of temporary differences arising between the carrying value of assets and liabilities for financial statement and tax reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

The Company recognizes the impact of a tax position in the consolidated financial statements if the position is more likely than not to be sustained upon examination on the technical merits of the position. The Company’s policy is to recognize interest accrued related to unrecognized tax benefits and penalties as income tax expense. The Company has no uncertain tax positions as of January 31, 2013 and 2012, respectively; consequently no interest or penalties have been accrued by the Company.

Fair Value of Financial Instruments

The Company accounts for its financial assets and liabilities in accordance with ASC Topic 820, Fair Value Measurements and Disclosures. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy contains three levels of inputs that may be used to measure fair value as follows:

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals;

Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, notes payable, related party payables and convertible promissory notes. Other than convertible promissory notes, the fair values of these financial instruments approximate their respective carrying values because of the short maturity of these instruments.

The fair value of the Company’s convertible promissory notes is based on Level 3 inputs in the fair value hierarchy. The Company calculated the fair value of these notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion feature using the following assumptions:

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Risk-free interest rate	0.21%
Expected life (years)	1.54
Expected volatility(1)	219.86%
Estimated stock price at date of issuance(2)	$0.25
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

(2) The estimated stock price of $0.25 per share was determined with reference to the subscription price of the most recent share offerings for which the funds raised were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock as, at the time of the transaction, the Company’s stock was not being traded on an active market.

The Company determined that the fair value of the convertible promissory notes at January 31, 2013 was $596,000 based on a market interest rate of 18%.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.

Actual results could materially differ from those estimates. The most significant estimates made by the Company are those relating to uncollectible receivables, inventory valuation and obsolescence, and product returns.

Loss per share

Earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period.

EPS for convertible debt is calculated under the “if-converted” method. Under the if converted method, EPS is calculated as the more dilutive of EPS (i) including all interest (both cash interest and non-cash discount amortization) and excluding all shares underlying the Notes or; (ii) excluding all interest (both cash interest and non-cash discount amortization) and including all shares underlying the convertible debt. For the years ended January 31, 2013 and 2012, diluted EPS was calculated by including interest expense related to the convertible debt and excluding the shares underlying the convertible debt.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

Net loss per share was determined as follows:

	2013	2012
Numerator
Net loss	$(1,332,996)	$(550,484)
Denominator
Weighted average common shares outstanding	20,363,483	9,702,823
Basic and diluted net loss per share	$(0.07)	$(0.06)

Anti-dilutive securities not included in diluted loss per share relating to:
warrants and options outstanding	4,047,506	214,506
Convertible debt	666,667	-
	4,714,173	214,506

Accounting for Stock-Based Compensation

ASC Topic 718, Compensation – Stock Compensation, requires that compensation expense for employee stock-based compensation be recognized over the requisite service period based on the fair value of the award, at the date of grant.

The Company accounts for the granting of equity based awards to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant. The fair value of all equity based awards is expensed over their vesting period with a corresponding increase to additional paid in capital. The fair value of equity based awards is estimated using the most recent share offering of the same or similar share classes (approximate market value). Compensation costs for stock-based payments to employees with graded vesting are recognized on a straight-line basis.

Based on guidance in ASC 505-50, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award. Compensation costs for stock-based payments with graded vesting are recognized on a straight-line basis. The cost of the stock-based payments to non-employees that are fully vested and non-forfeitable as at the grant date are measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

Comparative Figures

Certain comparative figures have been reclassified to conform to the current year’s presentation.

i)	The Company determined that certain changes in cash flow activities should not have been recorded to operating activities in 2012. The Company revised the presentation of related party advances and advances under debt factoring arrangements from operating activities to financing activities on the consolidated statements of cash flows. This had an effect of increasing net cash flows used in operating activities by $70,277 and increasing net cash provided by financing activities by $70,277.

ii)	The Company determined that inventory write-downs and losses should be presented as a component of cost of sales on the statement of comprehensive loss. Previously, the Company had presented these amounts as a component of general and administrative expenses. This had an effect of decreasing gross profit by $38,676 and decreasing general and administrative and total operating expenses by $38,676.

These revisions did not have an impact on the net change in cash or on the reported operating loss, net loss or comprehensive loss for the year ended January 31, 2012.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

4.           Reverse Acquisition

On July 30, 2012, the Company closed the Acquisition pursuant to an Acquisition Agreement with Naked and SBH Acquisition Corp., the Company’s former subsidiary, whereby the Company acquired 100% of the issued and outstanding shares of Naked in exchange for 13,500,000 shares of common stock of the Company. Concurrent with the closing, 100,000 share purchase warrants outstanding, exercisable into 100,000 shares of common stock of Naked at $0.75 per share, were converted into warrants entitling the holders to purchase 214,506 shares of the Company’s common stock at an exercise price of $0.75 per share until July 30, 2014. The Company recorded an incremental value of $20,000 to general and administrative expenses as a result of this modification.

To facilitate the Acquisition, Naked agreed to: (i) continue from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada and (ii) merge with the Company’s subsidiary, SBH Acquisition Corp., with Naked remaining as the surviving corporation. The continuation of Naked from Canada to the State of Nevada was completed on July 27, 2012 and the merger of Naked and SBH Acquisition Corp., with Naked as the surviving corporation, was completed on July 30, 2012. As a result of the foregoing, Naked became a wholly-owned subsidiary of the Company.

As the former stockholders of Naked now control 50% of the issued and voting shares of the Company and former management of Naked comprise more than 50% of the Board of Directors of the Company, the transaction was accounted for as a reverse acquisition and recapitalization of Naked. As Naked is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated balance sheet for the continuing entity at their historical carrying values and these consolidated financial statements are presented as a continuation of Naked.

The Company’s assets, liabilities and results of operations have been included in these consolidated financial statements from July 30, 2012, the date of the Acquisition.

For accounting purposes, the transaction is reflected as a recapitalization of Naked and consideration for the Acquisition was deemed to be the book value of the net assets of the Company acquired on July 30, 2012, which approximates their fair values. The net identifiable assets of the Company at the date of the Acquisition were as follows:

Cash & receivable	$386,790
Accounts payable and advances payable	(108,789)
Due to a related party	(44,843)

Net assets acquired	$233,158

The carrying value of the net assets acquired was credited to the share capital of the combined entity. $375,000 in advances made to Naked in conjunction with the Acquisition, plus $8,133 in accrued interest, was debited against net assets as this was included in the portion of proceeds. In addition, acquisition costs of $34,951 paid were recorded as a charge against the equity of Naked balance sheets for the continuing entity at their historical carrying values and these consolidated financial statements are presented as a continuation of Naked.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

5.           Accounts Receivable

On October 6 2011, the Company entered into a factoring agreement with Liquid Capital Exchange Corp (“the factor”) whereby it sells select accounts receivable with recourse. The factor purchases eligible accounts receivable at a discount of 3.75% and is further discounted by 1/8 of 1% if the number of days elapsed from the date of purchase of the receivable exceeds 28 days. The Company bears the risk of credit loss on the receivables at all times. These receivables are accounted for as a secured borrowing arrangement and not as a sale of financial assets. Factor expense charged to operations for the year ended January 31, 2013 was $6,395 (2012 - $5,150) (recorded as finance charges on the consolidated statement of operations).

Under the terms of the agreement, the factor may make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests. As of January 31, 2013 and 2012, the amount of the factored receivables was $0 and $37,688.

On July 26, 2012, the Company terminated the factoring agreement and bought back all amounts outstanding under the factoring agreement. An amount of $37,688 has been presented as a financing activity in the consolidated statement of cash flow. Pursuant to the termination of the factoring agreement, the Company was released from the corresponding general security agreement.

6.           Inventory

Inventory of the Company consisted of the following at January 31, 2013 and 2012:

January 31,	2013	2012

Finished goods - Underwear	$115,709	$51,463
Raw materials	120,441	17,377

Total inventory	$236,150	$68,840

Balances at January 31, 2013 and 2012 are recorded at historical cost, less amounts for potential declines in value. During the year ended January 31, 2012, the Company recorded a write-down of $37,842 to reflect the decline in value of a portion of the finished goods inventory. The inventory write-down was recorded as general and administrative expense in the consolidated financial statements for the year ended January 31, 2012. There were no inventory write-downs for the year ended January 31, 2013.

Management has determined that no inventory reserve is required for the years ending January 31, 2013 and 2012.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

7.           Property and Equipment

Property and equipment of the Company consisted of the following at January 31, 2013 and 2012:

January 31,	2013	2012

Furniture & equipment	$1,380	$1,408
Computer equipment	3,554	1,169

Less: Accumulated depreciation	(3,092)	(1,206)

	$1,842	$1,371

Depreciation expense for the years ended January 31, 2013 and 2012 was $1,962 and $879, respectively.

8.           Intangible Assets

Intangible assets of the Company consisted of the following at January 31, 2013 and 2012:

			Useful life
	2013	2012	(Years)

Trade Names/Trademarks	$23,212	$23,066	Indefinite
Website	40,657	3,707	2

Less: accumulated amortization	(8,455)	(2,471)

	$55,414	$24,302

Amortization expense for each of the years ended January 31, 2013 and 2012 was $9,723 and $1,881, respectively.

9.           Related Party Payables

At January 31, 2013 and 2012, the Company had advances from shareholders in the amount of $13,916 and $62,610, respectively. All shareholder advances are unsecured and payable on demand. The table below summarizes the balance and interest rate of each advance at January 31, 2013 and 2012:

January 31,	2013	2012

Advance, bearing interest at 19.50% per annum	$9,603	$11,741
July 25, 2011 advance, bearing interest at 3.50% per annum	-	20,286
December 18, 2010 advance, bearing interest at 4.00% per annum	-	10,405
Advance, non-interest bearing	4,313	19,184
May 2, 2011 advance, non-interest bearing, payable upon Company holding greater than $348,180 in cash or cash equivalents	-	994
	13,916	62,610
Less: current portion	(13,916)	(62,610)

	$-	$-

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

During the years ended January 31, 2013 and 2012, the Company incurred interest expense on the shareholder advances of $1,309 and $2,859, respectively.

During the year ended January 31, 2012, a shareholder forgave $22,813 of their long-term debt and this amount was recorded as an adjustment to the accumulated deficit.

10.         Notes Payable

On July 12, 2012, the Company received a bridge loan of CAD$200,000 pursuant to a Term Sheet, in anticipation of the Company entering into an operating loan of up to $800,000 with Kalamalka Partners Ltd. (“Kalamalka”) at a future date. The loan was bearing interest at 12% per annum, with interest payable monthly. The loan was collateralized by the shares of Naked owned by a director of the Company and a personal guarantee from the director. This guarantee terminated upon the completion of the Acquisition of Naked on July 30, 2012. On August 10, 2012, the Company entered into an Agency and Interlender Agreement (the “Agency Agreement”) with Kalamalka and this bridge loan was repaid in full (Note 11).

During the year ended January 31, 2012, Naked had entered into a note payable for $50,000 with the Company. The note was bearing simple interest at 8% per annum, calculated monthly, with interest payable at maturity. The note was due on June 30, 2012. Upon closing of the Acquisition of Naked by the Company, this note payable, along with $325,000 in additional loans made between the Company and Naked up to the date of the Acquisition, became proceeds in consideration of the Acquisition and were no longer payable.

At January 31, 2012, notes payable included a payable of $9,308 which had been advanced by a former related party of Naked. The note was unsecured, non-interest bearing and was repaid during the year ended January 31, 2013.

There were no outstanding notes payable at January 31, 2013.

11.         Convertible Promissory Notes

January 31,	2013	2012

Convertible promissory notes payable, bearing interest at 12% per annum, due August 16, 2014.	$500,000	$-
Less: debt discount	(16,050)	-
	483,950	-
Less: current portion	(483,950)	-
	$-	$-

On August 10, 2012, the Company and its wholly owned subsidiary, Naked, entered into the Agency Agreement with Kalamalka and certain lenders (the “Lenders”) as set out in the Agency Agreement whereby the Company agreed to borrow up to $800,000 from the Lenders under a revolving loan arrangement by the issuance of convertible promissory notes (the “Notes”) from time to time as such funds are required by the Company.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

In connection with the closing of the Agency Agreement, the Company issued four convertible promissory notes in the aggregate principal amount of $400,000 (the “Closing Notes”) and an aggregate of 100,000 share purchase warrants to the Lenders (the “Lender Warrants”). The Lender Warrants are exercisable into one common share of the Company as follows: 25,000 Lender Warrants are exercisable at $0.25 until August 10, 2015, 25,000 Lender Warrants are exercisable at $0.50 until August 10, 2015 and 50,000 Lender Warrants are exercisable at $0.25 until August 10, 2014.

On December 21, 2012, the Company received issued additional Notes in the principal amounts totaling $100,000. No additional lender warrants were issued in connection with this subsequent funding.

The Notes bear interest at 12% per annum, calculated and payable monthly. The principal amount outstanding under any Note and all accrued and unpaid interest therein, are convertible into common shares of the Company at $0.75 per share at any time at the option of the Lender.

The Notes are collateralized by a first priority general security agreement over the present and future assets of the Company.

The Notes may be prepaid at any time at the option of the Company with 60 days’ written notice to the Kalamalka (the “Agent”) under the Agency Agreement. Prepayments must be accompanied by a 1% prepayment fee and the prepaid amount will form a pool of stand-by funds that will continue to accrue interest at a rate of 4% per annum, calculated and payable monthly.

Funds advanced under the loan are restricted for inventory and accounts receivable whereby we can fund up to 90% of our the Company’s accounts receivable and inventory. “Inventory” includes raw materials in transit and in our possession, materials in the course of production, work in progress and unsold finished goods, all valued at cost. Receivables are marginable until 60 days from the invoice date, after which time such receivables shall have no value for margining purposes, except that up to $10,000 of receivables will be marginable if such receivables are more than 60 days old but less than 90 days old.

At January 31, 2003, the Company was in violation of covenants of the Notes. The Notes contain covenants that require the Company to meet or maintain certain minimum ratios for accounts receivables and inventory, and the Company is currently striving to meet all such other financial covenants. As the Company has not met its borrowing base requirement, the Lender is entitled to demand repayment and, as such, these notes have been presented within current liabilities and will continue to be presented as a current liability until such time as the Company has cured its borrowing base margin requirement with its Lenders. This could impair the Company’s ability to obtain additional access to alternate funding sources.

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Closing Notes between the Closing Notes and the detachable Lender warrants using the relative fair value method. The fair value of the Lender Warrants of $22,100 at issuance resulted in a debt discount at issuance of $20,940, which is being amortized using the effective interest method over the term of the Notes. During the year ended January 31, 2013, the Company recorded interest expense of $4,890 in respect of the accretion of this discount and $23,208 in interest.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

In consideration for the convertible debt issued, the Company issued an aggregate of 1,148,000 share purchase warrants to non-lenders as follows: (i) 948,000 share purchase warrants to the Agent as consideration for facilitating the loan (the “Agent’s Warrants”), of which 448,000 are exercisable into common shares of the Company at $0.25 per share for a period of two years and 500,000 are exercisable into common shares of the Company at $0.50 per share for a period of two years; and (ii) 200,000 share purchase warrants to certain non-lenders as consideration for a $200,000 bridge loan provided to the Company prior to the closing of the Agency Agreement (the “Bridge Loan Warrants”), of which 125,000 Bridge Loan Warrants are exercisable into common shares of the Company at $0.25 per share for a period of three years and 75,000 Bridge Loan Warrants are exercisable into common shares of the Company at $0.50 per share for a period of three years. The fair value of the Agent’s Warrants and the Bridge Loan Warrants of $237,500 was recorded as a deferred financing charge and is being amortized to income over the term of the Notes using the effective interest method. During the year ended January 31, 2013, the Company had recorded financing expense of $38,962 in respect of the amortization of these charges. Accumulated amortization as at January 31, 2013 was $38,962 (2012: $nil).

Of the total Agent’s Warrants, 900,000 warrants are transferrable by the Agent and may be transferred by the Agent to certain lenders in accordance with additional funds received under the Agreement. As the amounts transferred to lenders subsequent to the closing of the Agreement are at the sole discretion of the Agent, the Company has included these warrants as a deferred financing fee which is being amortized over the term of the Agreement, and not as a discount on additional convertible notes as they are issued.

The fair value of the Agents Warrants, the Lender Warrants and the Bridge Loan Warrants was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.29%
Expected life (years)	2.20
Expected volatility(1)	201.94%
Estimated stock price at date of issuance(2)	$0.25
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

(2) The estimated stock price of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock as, at the time of the transaction, the Company’s stock was not being traded on an active market.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

12.         Stockholders’ Equity

Authorized

There is 100,000,000 common voting stock with a par value of $0.001 authorized for issuance.

Issued and Outstanding

As of January 31, 2013, the Company had 28,522,000 shares of common stock issued and outstanding.

As of January 31, 2012, Naked had the following class of shares of common stock issued and outstanding:

	January 31, 2012
	Shares	Amount
Class B common stock	1,005,000	$96,580
Class C common stock	1,300,000	127,954
Class D common stock	690,100	67
Class E common stock	2,630,820	276,802
Class F common stock	443,331	137,569
	6,069,251	$638,972

Pursuant to the Acquisition (Note 4), all classes of common stock of Naked were exchanged for one class of common stock of the Company.

Equity Transactions

Disclosure in respect of share issuances made before July 30, 2012 has not been retrospectively restated to reflect the exchange ratio of 2.14506 in relation to the reverse acquisition.

During the year ended January 31, 2013:

i)

On October 12, 2012, the Company issued 14,000 shares at $0.50 per share for gross proceeds of $7,000. Subsequent to January 31, 2013, the Company amended the subscription price for these shares to $0.25 per share and, consequently, the Company issued an additional 14,000 shares for no additional consideration.

ii)

On September 24, 2012, the Company issued 200,000 units at $0.50 per unit for gross proceeds of $100,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years. Subsequent to January 31, 2013, the Company amended the subscription price for these units to $0.25 per unit and, consequently, the Company issued an additional 200,000 units for no additional consideration. Each additional unit consisted of one common share of the Company and one share purchase warrant exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

iii)

On November 26, 2012, the Company issued 400,000 units at CDN$0.25 per unit for gross proceeds of $100,686 (CDN$100,000). Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.50 per share for a period of two years. The Company paid share issuance costs of $8,055 and was required to issue 32,000 share purchase warrants as finder’s fees in connection with this issuance. The finder’s fee warrants will be exercisable into common shares of the Company at $0.75 per share for a period of two years from the date of closing. These warrants were issued subsequent to January 31, 2013.

iv)	On November 24, 2012, the Company issued 400,000 common shares at CDN$0.25 per share for gross proceeds of $100,330 (CDN$100,000).

v)

On December 10, 2012, the Company issued 100,000 units at $0.25 per unit for gross proceeds of $25,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.50 per share for a period of two years. The Company paid share issuance costs of $2,000 and was required to issue 8,000 share purchase warrants as finder’s fees in connection with this issuance. The finder’s fee warrants will be exercisable into common shares of the Company at $0.75 per share for a period of two years from the date of closing. These warrants were issued subsequent to January 31, 2013.

vi)	On January 8, 2013, the Company issued 400,000 shares at $0.25 per share for gross proceeds of $100,000. There was share issuance cost of $8,000 in connection with this issuance.

vii)

As part of the acquisition agreement with Search By Headlines.com Corp., stockholders exchanged shares of Naked for shares of common stock in the capital of the Company at a ratio of 2.145060, where Naked stockholders received a total of 13.5 million common stock in the capital of the Company (Note 4).

viii)

On July 25, 2012, Naked awarded 147,062 Class E common shares, prior to the Acquisition, to consultants for work performed. Naked determined that the fair value on the grant date of these shares was $38,766 and recorded the entire amount as general and administration expense in the consolidated financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

ix)

On July 16, 2012, Naked issued 63,321 shares of Class E common stock fair valued at $15,486, in addition to $8,238 cash, to extinguish debt of $21,372. This resulted in a loss of $2,352. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

x)

On May 23, 2012, Naked granted 14,006 Class E common shares, prior to the Acquisition, to a director of the Company for director fees earned. Naked determined that the fair value on the grant date of these shares was $3,440 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

During the year ended January 31, 2012:

i)

Naked issued 443,331 Class F common shares at CAD$0.30 per share (translated on the transaction date as US$0.31 per share) for gross proceeds of $137,569. As part of an incentive structure for investments, subscribers were issued 50,000 Class G share purchase warrants when the total investment by a single subscriber was greater than CAD$30,000. Pursuant to this arrangement, 100,000 warrants were issued in connection with this private placement. Each Class G share purchase warrant entitled the holder thereof the right to purchase one Class F common share at CAD$0.75 per share until July 26, 2014. The warrants were accounted for as equity and included in the net share capital of the Class F common shares.

ii)

Naked granted 5,500 Class E common shares to a customer. Sales to the customer were not contingent upon the issuance of shares. Naked determined the fair value on the grant of these shares of $577. The fair value of CAD$0.10 per share (translated on the transaction date as US$0.105 per share) was determined by previous share offerings of the same or similar share classes.

iii)

Naked granted 40,000 Class E common shares to directors of Naked for director fees earned. The fair value on the grant date of these shares of $4,177 was recorded as compensation expense in the financial statements for the year ended January 31, 2012. The fair value of CAD$0.10 per share (translated on the transaction date as US$0.104 per share) was determined by previous share offerings of the same or similar share classes.

iv)

Naked granted 675,000 Class E common shares to officers and directors of Naked for management services rendered. The fair value on the grant date of these shares of $70,767 was recorded as compensation expense in the financial statements for the year ended January 31, 2012. The fair value of CAD$0.10 (translated on the transaction date as US$0.105 per share) per share was determined by previous share offerings of the same or similar share classes.

v)

v) Pursuant to a directors resolution dated May 11, 2011, certain directors and officers and a consultant of Naked were granted 1,860,320 Class E common shares as part of an incentive-based compensation package. These shares are transferrable but were subject to cancellation if certain company performance targets were not met. The performance target dates were over five years and were subject to an annual review whereby 20% of these shares could be cancelled at each annual review if the milestone had not been met. Upon completion of the Acquisition (Note 4), the cancellation provisions of these shares were no longer effective and the shares were no longer subject to performance milestones. Consequently, the fair value of these equity based awards was recorded as compensation expense in the amount of $195,036 in the financial statements for the year ended January 31, 2012. The fair value of CAD$0.10 per share (translated on the transaction date as US$0.105 per share) was determined by previous share offerings of the same or similar share classes.

vi)	Naked repurchased 5,100 Class D common shares from a former officer of the Company for $2 consideration. These shares were returned to the treasury and cancelled.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

vii)

Naked issued 50,000 Class C common shares at CAD$0.15 per share (translated on the transaction date as US$0.147 per share) for gross proceeds of $7,363. This transaction was the result of the exercising of 50,000 Class C warrants issued during the year ended January 31, 2011.

Shares to be Issued

Pursuant to an Investor Relations agreement dated December 6, 2012, the Company agreed to issue 15,000 common shares in exchange for services to be rendered. At January 31, 2013, these shares had not yet been issued. The Company determined that the fair value on the grant date of these shares was $3,750 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined by reference to the price at which common shares were being sold in private placement offerings at or around the transaction date.

Stock Option Plan

In connection with the closing of the Acquisition (Note 4), the Company adopted the 2012 Stock Option Plan (the “Plan”), pursuant to which the Company may grant stock options to directors, officers, employees and consultants. The maximum number of shares reserved for issue under the plan is 5,400,000 shares.

The Plan is administered by the Company’s board of directors, except that it may, in its discretion, delegate such responsibility to a committee comprised of at least two directors. Each option, upon its exercise, entitles the optionee to acquire one common share of the Company’s stock, upon payment of the applicable exercise price. The exercise price will be determined by the board of directors at the time of grant. Stock options may be granted under the Plan for an exercise period of up to ten years from the date of grant of the option or such lesser periods as may be determined by the board, subject to earlier termination in accordance with the terms of the Plan.

Stock Based Compensation

A summary of the status of the Company’s outstanding stock options for the year ended January 31, 2013 is presented below:

			Weighted
		Weighted	Average Grant
	Number of	Average	Date
	Shares	Exercise Price	Fair Value
Outstanding at January 31, 2012	-
Granted	1,885,000	$0.25	0.24

Outstanding at January 31, 2013	1,885,000	$0.25

Exercisable at January 31, 2013	668,728	$0.25	$0.24

At January 31, 2013, the following stock options were outstanding, entitling the holder thereof to purchase common shares of the Company as follows:

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

	Exercise		Expiry	Remaining
Number	Price		Date	Contractual Life
1,000,000	$0.25	(1)	July 30, 2022	9.50
285,000	$0.25	(2)	July 30, 2014	1.49
600,000	$0.25	(3)	October 9, 2017	4.69

1,885,000

(1)

The stock options vest over a period of two years from the grant date. At January 31, 2013 none of these options had vested and the Company had recognized stock based compensation expense of $63,276 in respect of these options. Remaining stock based compensation expense of $186,407 will be recognized over the remaining vesting term of these options.

(2)

These stock options vest over a period of two years from the grant date. At January 31, 2013, 68,728 of these options had vested and the Company had recognized stock based compensation expense of $14,389 in respect of these options during the year ended January 31, 2013. Remaining stock based compensation expense of $44,186 will be recognized over the remaining vesting term of these options.

(3)	These stock options had fully vested at October 31, 2012 and the Company had recognized stock based compensation expense of $140,603 in respect of these options during the year ended January 31, 2013.

The aggregate intrinsic value of stock options outstanding is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s common stock. At January 31, 2013, the aggregate intrinsic value of stock options outstanding is $Nil and exercisable is ($Nil) .

During the year ended January 31, 2013, the Company recognized a fair value of $238,268 of stock based compensation expense relating to the issuance of stock options in exchange for services and to the modification of warrants (2012: $260,031 related to the issuance of shares in exchange for services).

The fair value of each option award was estimated on the date of the grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

Expected term of stock option (years) (1)	4.28
Expected volatility (2)	260.50%
Estimated stock price at date of issuance(3)	$0.25
Risk-free interest rate	0.55%
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate the expected term of the options, the Company has elected to apply the short-cut method to determine the expected term under the guidance of Staff Accounting Bulletin No. 110 (“SAB 110”).

(2) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

(3) The estimated stock price of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock as, at the time of the transaction, the Company’s stock was not being traded on an active market.

Share Purchase Warrants

At January 31, 2013, the Company had 2,162,506 share purchase warrants outstanding as follows:

	Exercise	Expiry
Number	Price	Date
214,506	$0.75	July 30, 2014
498,000	$0.25	August 10, 2014
500,000	$0.50	August 10, 2014
200,000	$0.75	September 24, 2014
400,000	$0.50	November 26, 2014
100,000	$0.50	December 10, 2014
150,000	$0.25	August 10, 2015
100,000	$0.50	August 10, 2015

2,162,506

A summary of the Company’s share purchase warrants outstanding is presented below:

			Weighted
	Number of		Average
	Warrants		Exercise Price
Outstanding at January 31, 2011	350,000	CAD	$0.15
Granted	100,000	CAD	$0.75
Exercised	(50,000)	CAD	$0.15
Expired	(300,000)	CAD	$0.15
Outstanding at January 31, 2012	100,000	CAD	$0.75
Cancelled	(100,000)	CAD	$0.75
Re-issued pursuant to the Acquisition (Note 3)	214,506	USD	$0.75
Issued	1,948,000	USD	$0.44

Outstanding at January 31, 2013	2,162,506	USD	$0.47

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

13.         Income Taxes

The reconciliation of income tax provision computed at statutory rates to reported income tax provision is as follows:

January 31,	2013	2012
	34%	13.5%
Loss for the year	$(1,332,996)	$(550,484)

Expected income tax recovery	(453,200)	(74,300)
Effect of change in tax rates	(132,800)	-
Non-deductible expenses	84,700	-
Impact of reverse acquisition and emigration on tax assets	300,200	-
Change in valuation allowance	201,100	74,300

Total income tax expense	$-	$-

Significant components of the Company’s net deferred tax assets at January 31, 2013 and 2012:

January 31,	2013	2012

Temporary differences relating to:
Net operating loss carry forwards	$309,800	$93,000
Incorporation costs and Intangible assets	(15,100)	600
	294,700	93,600
Valuation allowance	(294,700)	(93,600)

Net deferred taxes	$-	$-

Deferred tax assets and liabilities are determined based on temporary basis differences between assets and liabilities reported for financial reporting and tax reporting. The ultimate realization of the net deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers projected future taxable income, recent financial performance and tax planning strategies in making this assessment. The Company is required to record a valuation allowance to reduce its net deferred tax asset to the amount that is more likely than not to be realized. Accounting guidance allows the Company to look to future earnings to support the realizability of the net deferred assets. Since the Company has had cumulative net operating losses since inception, the ability to use forecasted future earnings is diminished. As a result, the Company concluded a full valuation allowance against the net deferred tax asset was appropriate. At January 31, 2013 and 2012 the total change in valuation allowance was $201,100 and $74,300, respectively.

The increase in statutory tax rates in the income tax provision is a result of the Company emigrated from Canada to the USA on re-capitalization of the Company on July 27, 2012. See Note 4.

At January 31, 2013, the Company had accumulated net operating losses in Canada totaling approximately $528,000, which may be available to reduce taxable income in Canada in future taxation years. At January 31, 2013, the Company had accumulated net operating losses in USA totaling approximately $385,000, which may be available to reduce taxable income in the United States in future taxation years. Unless previously utilized, these net operating losses will begin to expire in 2025.

Naked Brand Group Inc. (formerly Search by Headlines.com Corp.)

Notes to Consolidated Financial Statements
(Expressed in US Dollars)

The Company files income tax returns in the United States and Canada. All of the Company’s tax returns are subject to tax examinations until the respective statute of limitations. The Company currently has no tax years under examination. The Company’s tax filings for the years 2010 to 2013 remain open to examination.

Based on management’s assessment of ASC Topic 740 Income Taxes, the Company does not have an accrual for uncertain tax positions as of January 31, 2013 and 2012. The Company does not anticipate significant changes to its unrecognized tax benefits within the next twelve months.

14.         Customer Concentrations

The Company has concentrations in the volumes of business transacted with particular customers. The loss of these customers could have an adverse affect on the Company’s business.

For the year ended January 31, 2013, the Company had concentrations of sales with Customer A equal to 55.3% (2012: 0%). As at January 31, 2013 the accounts receivable balance for Customer A was $325,530 (2012: $nil) which was received in full subsequent to the year end.

For the year ended January 31, 2012, the Company had concentrations of sales with Customer B equal to 22.8% of total revenues. As at January 31, 2012 there were no outstanding receivables from this customer.

15.         Commitments

The Company entered into a binding Memorandum of Understanding (“MOU”) dated October 9, 2012 pursuant to which the Company will pay $5,000 per month effective September 1, 2012 for consulting services, for a two year period. The Company also granted 600,000 stock options, each exercisable into one common share of the Company at $0.25 per share until October 9, 2017.

16.         Subsequent Events

On April 19, 2013, the Company sold an aggregate of 2,093,000 shares of common stock at a price of $0.25 per share for gross proceeds of $523,250. In connection with the foregoing private placement, the Company issued 106,440 warrants to five finders. Each warrant is exercisable into one share of common stock of the Company at an exercise price of $0.75 per share for a period of two years.

On May 6, 2013, the Company sold 1,000,000 shares of common stock at a price of $0.25 per share for gross proceeds of $250,000 to be received in four tranches as follows:

(i)	$50,000 payable on closing of the Financing (the “Closing”);

(ii)	$50,000 payable on or before the date which is five months from the Closing (the “First Tranche”);

(iii)	$50,000 payable on or before the date which is ten months from the Closing (the “Second Tranche”); and

(iv)	the remaining $100,000 payable on or before the date which is one year from the Closing (the “Final Tranche”)

In connection with this financing, the Company entered into an escrow pursuant to which the 800,000 shares being issued in connection with the First Tranche, the Second Tranche and the Final Tranche will be placed in escrow until the Company receives full payment for such shares.

Naked Brand Group Inc.
Condensed Consolidated Balance Sheets
(Expressed in US Dollars) (Unaudited)

	July 31,	January 31,
As of	2013	2013

ASSETS
Current assets
Cash	$79,625	$43,780
Accounts receivable, net of allowance for doubtful accounts of $1,863 and $4,899, respectively (Note 5)	150,547	404,713
Inventory (Note 6)	375,254	236,150
Prepaid expenses	112,365	47,148
Total current assets	717,791	731,791
Equipment, net (Note 7)	2,184	1,842
Intangible assets, net (Note 8)	46,912	55,414
Deferred financing fees (Note 11)	94,264	198,538

TOTAL ASSETS	$861,151	$987,585
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Accounts payable and accrued liabilities	$588,159	$306,467
Related party payables (Note 9)	-	13,916
Note payable (Note 10)	75,000	-
Current portion of long term debt (Note 11)	1,989	483,950
Derivative liability (Note 12)	603,300	-
Total current liabilities	1,268,448	804,333
Convertible promissory notes (Note 11)	489,104	-
TOTAL LIABILITIES	1,757,552	804,333
Commitments (Note 15)
STOCKHOLDERS' EQUITY (DEFICIENCY)
Common stock (Note 13)
Authorized 100,000,000 common shares, par value $0.001 per share (January 31, 2013: 100,000,000 common shares, par value $0.001 per share) Issued and outstanding 31,904,000 common shares (January 31, 2013: 28,522,000)	31,904	28,522
Common stock to be issued (Note 13)	3,750	3,750
Share subscriptions receivable (Note 13)	(200,000)	-
Accumulated paid-in capital	3,955,836	2,158,151
Accumulated deficit	(4,681,646)	(2,000,926)
Accumulated other comprehensive income (loss)	(6,245)	(6,245)

Total stockholders' equity (deficiency)	(896,401)	183,252

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$861,151	$987,585

The accompanying notes are an integral part of these condensed consolidated financial statements.

Naked Brand Group Inc.
Condensed Consolidated Statements of Comprehensive Loss
(Expressed in US Dollars) (Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2013	2012	2013	2012

Net sales (Note 14)	$203,785	$65,622	$297,351	$92,308

Cost of sales	183,695	55,735	245,595	63,888

Gross profit	20,090	9,887	51,756	28,420

Operating Expenses
General and administrative expenses	996,240	228,453	1,619,829	416,500
Foreign exchange	12,389	3,926	21,808	2,440

Total operating expenses	1,008,629	232,379	1,641,637	418,940

Operating loss	(988,539)	(222,492)	(1,589,881)	(390,520)

Other income (expense)
Interest (Note 11)	(12,835)	(7,953)	(30,080)	(10,699)
Finance charges (Notes 5 and 11)	(96,912)	(9,149)	(121,761)	(11,479)
Derivative expense (Note 12)	(115,000)	-	(115,000)	-
Loss on extinguishment of debt (Note 11)	(485,704)	-	(485,704)	-
Change in fair value of derivative liability (Note 12)	(338,300)	-	(338,300)	-
Miscellaneous income	4	-	6	18

Total other income (expense)	(1,048,747)	(17,102)	(1,090,839)	(22,160)

Net loss	$(2,037,286)	$(239,594)	$(2,680,720)	$(412,680)

Basic and diluted net loss per share (Note 3)	$(0.07)	$(0.02)	$(0.10)	$(0.03)

Other comprehensive income (expense)
Foreign currency translation adjustments, net of tax	-	(290)	-	(4,185)

Comprehensive loss	$(2,037,286)	$(239,884)	$(2,680,720)	$(416,865)

Weighted average shares used in computing basic and diluted net loss per share	31,063,239	13,377,704	30,021,276	13,201,269

The accompanying notes are an integral part of these condensed consolidated financial statements.

Naked Brand Group Inc.
Condensed Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in US Dollars) (Unaudited)

							Accumulated	Total
			Accumulated				Other	Stockholders'
	Common Stock		Paid-in	Common stock	Subscriptions	Accumulated	Comprehensive	Equity
	Shares	Amount	Capital	to be issued	Receivable	Deficit	Income (Loss)	(Deficiency)
Balance - January 31, 2012	6,069,251	$638,972	$-	$-	$-	$(667,930)	$(9,472)	$(38,430)
Issuance of common stock for services, Class E, net	161,068	42,206	-	-	-	-	-	42,206
Issuance of common stock for extinguishment of debt, Class E, net	63,321	15,486			-			15,486
Exchange of shares	7,206,360	(683,164)	683,164	-	-	-	-	-
Acquisition of Search by Headlines.com Corp.	13,508,000	13,508	602,783	-	-	-	-	616,291
Modification of share purchase warrants	-	-	20,000	-	-	-	-	20,000
Finders fee	-	-	(34,951)	-	-	-	-	(34,951)
Private placement - at $0.50	214,000	214	106,786	-	-	-	-	107,000
Private placement - at $0.25	1,300,000	1,300	324,716	-	-	-	-	326,016
Offering costs	-	-	(21,055)	-	-	-	-	(21,055)
Issuance of detachable warrants	-	-	20,940	-	-	-	-	20,940
Agent's warrants - convertible promissory notes	-	-	237,500	-	-	-	-	237,500
Stock based compensation	-	-	218,268	3,750	-	-	-	222,018
Changes in foreign currency translation gains and losses	-	-	-	-	-	-	3,227	3,227
Net loss	-	-	-	-	-	(1,332,996)	-	(1,332,996)
Balance - January 31, 2013	28,522,000	$28,522	$2,158,151	$3,750	$-	$(2,000,926)	$(6,245)	$183,252
Shares issued pursuant to private placement repricing (Note 13)	214,000	214	239,466	-	-	-	-	239,680
Shareholder dividend	-	-	(239,680)	-	-	-	-	(239,680)
Private placements (Note 13)	3,093,000	3,093	770,157	-	(200,000)	-	-	573,250
Offering costs	-	-	(26,610)	-	-	-	-	(26,610)
Shares issued in exchange for services rendered (Note 13)	75,000	75	89,175	-	-	-	-	89,250
Modification of convertible debt terms and warrants (Note 11)	-	-	485,704	-	-	-	-	485,704
Stock based compensation (Note 13)	-	-	479,473	-	-	-	-	479,473
Net loss	-	-	-	-	-	(2,680,720)	-	(2,680,720)
Balance, July 31, 2013	31,904,000	$31,904	$3,955,836	$3,750	$(200,000)	$(4,681,646)	$(6,245)	$(896,401)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Naked Brand Group Inc.
Condensed Consolidated Statements of Cash Flows
(Expressed in US Dollars) (Unaudited)

Six months ended July 31,	2013	2012

Cash flows from operating activities
Net loss	$(2,680,720)	$(412,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	2,963	736
Depreciation and amortization	10,723	2,090
Other items not involving cash (Schedule 1)	1,621,589	34,412
Unrealized foreign exchange	220	-
Increase (decrease) in cash resulting from change in:
Accounts receivable	251,130	(22,205)
Prepaid expenses	(65,217)	(36,416)
Inventory	(139,104)	(147,306)
Accounts payable	281,692	133,871
Finance fees paid in connection with debt extinguishment	(2,520)	-
Net cash used in operating activities	(719,244)	(447,498)

Cash flows from investing activities
Acquisition of intangible assets	(1,662)	(41,467)
Purchase of equipment	(973)	(2,458)
Cash acquired from Search By Headlines.com Corp.	-	380,826
Net cash provided by (used in) investing activities	(2,635)	336,901

Cash flows from financing activities
Proceeds from share issuance	573,250	-
Offering costs	(26,610)	-
Advances from Search by Headlines.com Corp prior to the merger	-	321,399
Acquisition costs	-	(34,863)
Proceeds from the issuance of notes payable	75,000	209,773
Proceeds from convertible promissory notes	150,000	-
Repayments of related party payables	(13,916)	-
Net cash provided by financing activities	757,724	496,309

Effect of exchange rate changes on cash	-	(799)

Net increase in cash	35,845	384,913
Cash at beginning of the period	43,780	50,356
Cash at end of the period	$79,625	$435,269

The accompanying notes are an integral part of these condensed consolidated financial statements.

Naked Brand Group Inc.
Condensed Consolidated Statements of Cash Flows
Supplemental Cash Flow Information
(Expressed in US Dollars) (Unaudited)

Supplemental Cash Flow Information

Cash paid during the period for:
Interest	$24,274	$864
Taxes	-	-
Non-cash financing activities:
Debt settlement agreements	$-	$13,134
Conversion of related party payable to equity	-	375,000
Accounts payable - Search By Headlines.com Corp.	-	153,631

Schedule 1 to the Statements of Cash Flows

Six months ended July 31,	2013	2012

Profit and loss items not involving cash consists of:
Shares issued for services	$89,250	$31,305
Loss on extinguishment of debt	485,704	-
Stock based compensation	479,473	3,107
Derivative expense	115,000	-
Change in fair value of derivative	338,300	-
Amortization of deferred financing fees	106,719	-
Accretion of debt discount	7,143	-

	$1,621,589	$34,412

The accompanying notes are an integral part of these condensed consolidated financial statements.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

1.         Organization and Nature of Business

Description of Business

Naked Brand Group Inc. (the “Company”) was incorporated in the State of Nevada on May 17, 2005, as Search By Headlines.com Corp. with 100,000,000 authorized common shares with a par value of $0.001 per share. On July 30, 2012, the Company closed an Acquisition Agreement with Naked Inc. (formerly Naked Boxer Brief Clothing Inc.) (“Naked”) whereby Naked’s owners became the sole directors of the Company and Naked stockholders exchanged their shares for a total of 13.5 million shares of the Company, representing 50% of the Company (the “Acquisition”). On the same date, the entire management of Naked became the entire management of the Company. Effective August 29, 2012, the Company completed a merger with a subsidiary, Naked Brand Group Inc., a Nevada corporation, which was incorporated solely to effect a change of name. As a result, the Company changed its name from “Search By Headlines.com Corp.” to “Naked Brand Group Inc.”.

Naked was incorporated under the federal laws of Canada on May 21, 2009 as In Search of Solutions Inc. and changed its corporate name on May 17, 2010 to Naked Boxer Brief Clothing Inc. On February 20, 2013, Naked changed its name to Naked Inc. Naked commenced business operations on February 1, 2010 as a manufacturer and seller of direct and wholesale undergarments in Canada to consumers and retailers and has been realizing revenues from its operations since September, 2010.

As a result of the Acquisition, Naked became a wholly-owned subsidiary of the Company and the Company’s business became the manufacture and sales of direct and wholesale undergarments in Canada and the United States to consumers and retailers. The Company operates out of Abbotsford, British Columbia, Canada.

Going Concern

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its obligations and commitments in the normal course of operations. Realization values may be substantially different from carrying values as shown and these condensed consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

As at July 31, 2013, the Company had not yet achieved profitable operations, had a working capital deficiency, and expects to incur further losses in the development of its business. As further discussed in Note 11, the Company’s below its margin requirements in respect to one of its loan facilities at July 31, 2013. Subsequent to period end, management cured the margin requirements with a large inventory order within the grace period provided in the agreement. These conditions cast substantial doubt about the Company’s ability to continue as a going concern. To remain a going concern, the Company will be required to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations as they come due and to comply with conditions of their loan facilities. Management plans to obtain the necessary financing through the issuance of equity or debt to existing shareholders. Should the Company not be able to obtain this financing, it may need to substantially scale back operations or cease business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

Reporting Currency and Foreign Currency

Since the date of the reverse acquisition (Note 4), the functional currency of the Company has been the US dollar. Transaction amounts denominated in foreign currencies are translated into their US dollar equivalents at exchange rates prevailing at the transaction dates. Foreign currency gains and losses on transactions or settlements are recognized in the consolidated statement of comprehensive loss.

The functional currency of Naked changed from Canadian dollars to US dollars on November 1, 2012, triggered by a shift in cash flows from operations and an accumulation of other factors. Balances denominated in foreign currencies were re-measured at the date of change using the exchange rate in effect on that date. Revenue and expense items were translated at average rates for the period up to the date of change and translation adjustments accumulated in other comprehensive income up to the date of change were retained in that account.

These condensed consolidated financial statements have been presented in US dollars, which is the Company’s reporting currency. Prior to the change in functional currency, financial statements of foreign operations for which the functional currency is the local currency were translated into US dollars with assets and liabilities translated at the current rate on the balance sheet date and revenue and expense items translated at the average rates for the period. Translation adjustments are recorded as accumulated other comprehensive income (loss) in stockholders’ equity.

Segment Reporting

The Company used several factors in identifying and analyzing reportable segments, including the basis of organization, such as differences in products and services, and geographical areas. Our chief operating decision makers review financial information presented on a consolidated basis for the purposes of making operating decisions and assessing financing performance. Accordingly, the Company has determined that as of July 31, 2013 and 2012, there is only a single reportable operating segment.

The Company operates in one industry, the manufacture and sale of direct and wholesale undergarments. Revenues from external customers are all derived from customers located within North America as follows:

	Three months ended		Six months ended
		July 31,		July 31,
	2013	2012	2013	2012

United States	$142,305	$29,175	$193,235	$41,227
Canada	61,480	36,447	104,116	51,081

	$203,785	$65,622	$297,351	$92,308

At July 31, 2013 and January 31, 2013 substantially all of the Company’s long-lived assets were located in Canada.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

2.         Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared by management, without audit, in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the annual consolidated financial statements in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the disclosures are adequate to make the information presented not misleading and the accompanying financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for fair presentation of statement of financial position, results of operations and cash flows for the interim periods presented. Operating results for the six months ended July 31, 2013 are not necessarily indicative of the results that may be expected for the year ended January 31, 2014.

The consolidated balance sheet at January 31, 2013 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for annual financial statements.

These unaudited condensed consolidated financial statements should be read in conjunction with the most recent audited financial statements of the Company included in its annual report on Form 10-K for the year ended January 31, 2013.

Comparative Figures

Certain comparative figures have been reclassified to conform to the current year’s presentation. The Company determined that inventory adjustments and mark downs should be presented as a component of cost of sales on the statement of comprehensive loss. Previously, the Company had presented these amounts as a component of general and administrative expenses. This had an effect of decreasing gross profit by $4,288 and $1,893 for the three and six months ended July 31, 2012, respectively, and decreasing general and administrative and total operating expenses by $4,288 and $1,893, respectively. These revisions did not have an impact on the net change in cash or on the reported operating loss, net loss or comprehensive loss for the three and six months ended July 31, 2012.

Fair Value of Financial Instruments

The Company’s financial instruments consisting of cash, accounts receivable, accounts payable, and related party payables are carried at cost, which management believes approximates the fair values because of the short maturity of these instruments. The carrying amount of the Company’s note payable approximates its fair value as the interest rate is substantially comparable to rates offered for similar debt instruments. The fair values of the Company’s convertible promissory notes is estimated at $1,157,000 using estimated market interest rates of 18%, and are classified within Level 3 of the fair value hierarchy.

The framework for measuring fair value provides a hierarchy that prioritizes the inputs to valuation techniques used in measuring fair values as follows:

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities;

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals;

Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity.

The Company calculated the fair value at July 31, 2013 of the convertible promissory notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion features not being separately accounted for and carried at fair value (Note 11(i)), using the following assumptions:

Risk-free interest rate	0.10%
Expected life (years)	1.04
Expected volatility(1)	151.47%
Estimated stock price	$0.80
Dividend yields	0.00%

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

Shipping and Handling Costs

Costs associated with the Company’s third-party shipping, warehousing and handling activities are included within operating expenses on the income statement.

(i)

Shipping costs associated with marketing related promotions are included as a component of general and administrative expenses as selling and marketing expense. These shipping costs were $10,698 and $19,120 for the three and six months ended July 31, 2013, respectively ($9,050 and $19,289 for the three and six months ended July 31, 2012, respectively).

(ii)	Shipping costs billed to customers are recorded as revenues and related out-bound shipping costs incurred by the Company are recorded as cost of sales.

(iii)

Warehousing and handling costs, and shipping costs associated with transfers of inventory to and from third party warehouses to the Company’s warehouse are included in general and administrative expense as warehouse management. These warehousing, shipping and handling costs for the three and six months ended July 31, 2013 were $32,864 and $38,308, respectively. ($Nil and $Nil for the three and six months ended July 31, 2012, respectively).

Derivative Liabilities

The Company evaluates its convertible debt and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815 Derivatives and Hedging. These derivatives may be included in these contracts to provide favourable terms to induce investment into the Company while preserving cash flows. The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market at each balance sheet date and recorded as a liability and the change in fair value is recorded in the consolidated statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instruments that become subject to reclassification are reclassified at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not settlement of the derivative instrument is expected within 12 months of the balance sheet date.

The Company uses the binomial option pricing model to value derivative liabilities. This model uses Level 3 inputs in the fair value hierarchy established by ASC 820 Fair Value Measurement

3.         Earnings Per Share

Earnings or loss per share (“EPS”) is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average of all potentially dilutive shares of common stock that were outstanding during the periods presented.

The treasury stock method is used in calculating diluted EPS for potentially dilutive stock options and share purchase warrants, which assumes that any proceeds received from the exercise of in-the-money stock options and share purchase warrants, would be used to purchase common shares at the average market price for the period. Because the Company is in a net loss position, it has excluded stock options and warrants from the calculation of diluted net loss per share because their effect is anti-dilutive for all periods presented.

EPS for convertible debt is calculated under the “if-converted” method. Under the if converted method, EPS is calculated as the more dilutive of EPS (i) including all interest (both cash interest and non-cash discount amortization) and excluding all shares underlying the Notes or; (ii) excluding all interest (both cash interest and non-cash discount amortization) and including all shares underlying the convertible debt. For the three and six months ended July 31, 2013 and 2012, diluted EPS was calculated by including interest expense related to the convertible debt and excluding the shares underlying the convertible debt, as their effect is anti-dilutive.

Net loss per share was determined as follows:

	Three months ended July 31,		Six months ended July 31,
	2013	2012	2013	2012
Numerator
Net loss	$(2,037,286)	$(239,594)	$(2,680,720)	$(412,680)
Less: Shareholder dividend	-	-	(239,680)	-
	$(2,037,286)	$(239,594)	$(2,920,400)	$(412,680)
Denominator
Weighted average common shares outstanding	31,063,239	13,377,704	30,021,276	13,201,269

Basic and diluted net loss per share	$(0.07)	$(0.02)	$(0.10)	$(0.03)

Anti-dilutive securities not included in diluted loss per share relating to:
Warrants and options outstanding	5,776,946	1,499,506	5,776,946	1,499,506
Convertible debt	1,925,928	-	1,925,928	-
	7,702,874	1,499,506	7,702,874	1,499,506

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

4. Reverse Acquisition

On July 30, 2012, the Company closed the Acquisition pursuant to an Acquisition Agreement with Naked and SBH Acquisition Corp., the Company’s former subsidiary, whereby the Company acquired 100% of the issued and outstanding shares of Naked in exchange for 13,500,000 shares of common stock of the Company. Concurrent with the closing, 100,000 share purchase warrants outstanding, exercisable into 100,000 shares of common stock of Naked at $0.75 per share, were converted into warrants entitling the holders to purchase 214,506 shares of the Company’s common stock at an exercise price of $0.75 per share until July 30, 2014. The Company recorded an incremental value of $20,000 to general and administrative expenses as a result of this modification.

To facilitate the Acquisition, Naked agreed to: (i) continue from the federal jurisdiction of Canada to the jurisdiction of the State of Nevada and (ii) merge with the Company’s subsidiary, SBH Acquisition Corp., with Naked remaining as the surviving corporation. The continuation of Naked from Canada to the State of Nevada was completed on July 27, 2012 and the merger of Naked and SBH Acquisition Corp., with Naked as the surviving corporation, was completed on July 30, 2012. As a result of the foregoing, Naked became a wholly-owned subsidiary of the Company.

As the former stockholders of Naked now control 50% of the issued and voting shares of the Company and former management of Naked comprise more than 50% of the Board of Directors of the Company, the transaction was accounted for as a reverse acquisition and recapitalization of Naked. As Naked is deemed to be the acquirer for accounting purposes, its assets and liabilities are included in the consolidated balance sheet for the continuing entity at their historical carrying values and these consolidated financial statements are presented as a continuation of Naked.

The Company’s assets, liabilities and results of operations have been included in these condensed consolidated financial statements from July 30, 2012, the date of the Acquisition.

For accounting purposes, the transaction is reflected as a recapitalization of Naked and consideration for the Acquisition was deemed to be the book value of the net assets of the Company acquired on July 30, 2012, which approximates their fair values. The net identifiable assets of the Company at the date of the Acquisition were as follows:

Cash & receivable	$386,790
Accounts payable and advances payable	(108,789)
Due to a related party	(44,843)

Net assets acquired	$233,158

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

The carrying value of the net assets acquired was credited to the share capital of the combined entity. $375,000 in advances made to Naked in conjunction with the Acquisition, plus $8,133 in accrued interest, was debited against net assets as this was included in the portion of proceeds. In addition, acquisition costs of $34,951 paid were recorded as a charge against the equity of Naked balance sheets for the continuing entity at their historical carrying values and these condensed consolidated financial statements are presented as a continuation of Naked.

5.         Accounts Receivable

On October 6, 2011, the Company entered into a factoring agreement with Liquid Capital Exchange Corp (“the factor”) whereby it sold select accounts receivable with recourse. The factor purchased eligible accounts receivable at a discount of 3.75% plus a further discount of 1/8 of 1% of the number of days elapsed from the date of purchase of the receivable exceeding 28 days. The Company bore the risk of credit loss on the receivables at all times. These receivables were accounted for as a secured borrowing arrangement and not as a sale of financial assets. Factor expense charged to operations for the three and six months ended July 31, 2013 was $Nil and $Nil, respectively (2012 - $9,172 and $6,351, respectively), recorded as finance charges on the consolidated statement of comprehensive loss.

Under the terms of the agreement, the factor could make advances to the Company of amounts representing up to 80% of the net amount of eligible accounts receivable. The factor facility was collateralized by a general security agreement over all the Company’s personal property and interests.

On July 26, 2012, the Company terminated the factoring agreement and bought back all amounts outstanding under the factoring agreement. Pursuant to the termination of the factoring agreement, the Company was released from the corresponding general security agreement. As of July 31, 2013 and January 31, 2013, the amount of the factored receivables was $Nil.

6.         Inventory

Inventory of the Company consisted of the following at July 31, 2013 and January 31, 2013:

	July 31,	January 31,
	2013	2013

Finished goods	$190,545	$115,709
Raw materials	184,709	120,441

Total inventory	$375,254	$236,150

Balances are recorded at historical cost, less amounts for potential declines in value.

During the six months ended July 31, 2013, the Company recorded write downs of $13,592 to reflect the decline in value of a portion of finished goods inventory. This write down was recorded in cost of sales on the consolidated statement of comprehensive loss. Management has determined that no inventory reserve is required as at July 31, 2013 and January 31, 2013.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

7.         Equipment

Equipment of the Company consisted of the following at July 31, 2013 and January 31, 2013:

	July 31,	January 31,
	2013	2013

Furniture & equipment	$1,380	$1,380
Computer equipment	4,534	3,554
	5,914	4,934
Less: Accumulated depreciation	(3,730)	(3,092)

	$2,184	$1,842

Depreciation expense for the three and six months ended July 31, 2013 and 2012 was $412 and $559, respectively (2012: $532 and $856, respectively).

8.         Intangible Assets

Intangible assets of the Company consisted of the following at July 31, 2013 and January 31, 2013:

	July 31,	January 31,	Useful life
	2013	2013	(Years)

Trade Names/Trademarks	$24,875	$23,212	Indefinite
Website	40,657	40,657	2

	65,532	63,869
Less: accumulated amortization	(18,620)	(8,455)

	$46,912	$55,414

Amortization expense for three and six months ended July 31, 2013 and 2012 was $5,070 and $10,165, respectively (2012: $621 and $1,234, respectively).

9.         Related Party Payables

At January 31, 2013, the Company had advances from shareholders in the amount of $13,916. All shareholder advances were unsecured and payable on demand. At July 31, 2013, all advances from shareholders had been repaid. The table below summarizes the balance and interest rate of each advance at July 31, 2013 and January 31, 2013:

	July 31,	January 31,
	2013	2013

Advance, bearing interest at 19.50% per annum	$-	$9,603
Advance, non-interest bearing	-	4,313
		13,916
Less: current portion	-	(13,916)

	$-	$-

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

During the three and six months ended July 31, 2013, the Company incurred interest expense on the shareholder advances of $Nil and $Nil, respectively (2012: $280 and $537, respectively).

10.       Notes Payable

During the six months ended July 31, 2013, the Company received $75,000 in respect of a promissory note in the principal amount of $75,000. The promissory note matures on February 1, 2014 and bears interest at a rate of 10% per annum payable at maturity. The note may be repaid at any time before maturity without notice, bonus or penalty.

11.       Convertible Promissory Notes

	July 31,	January 31,
	2013	2013

Revolving Credit Facility, bearing interest at 12% per annum, due August 16, 2014.	$500,000	$500,000

Convertible promissory note payable, non-interest bearing, due June 13, 2014 (Note 12)	166,667	-

Less: debt discounts	(175,574)	(16,050)
	491,093	483,950
Less: current portion	(1,989)	(483,950)
	$489,104	$-

(i)	Revolving Credit Facility

On August 10, 2012, the Company and its wholly owned subsidiary, Naked, entered into the Agency Agreement with Kalamalka and certain lenders (the “Lenders”) as set out in the Agency Agreement whereby the Company agreed to borrow up to $800,000 from the Lenders under a revolving loan arrangement by the issuance of convertible promissory notes (the “Notes”) from time to time as such funds are required by the Company.

In connection with the closing of the Agency Agreement, the Company issued four convertible promissory notes in the aggregate principal amount of $400,000 (the “Closing Notes”) and an aggregate of 100,000 share purchase warrants to the Lenders (the “Lender Warrants”) exercisable into one common share of the Company as follows: 25,000 Lender Warrants exercisable at $0.25 until August 10, 2015, 25,000 Lender Warrants exercisable at $0.50 until August 10, 2015 and 50,000 Lender Warrants exercisable at $0.25 until August 10, 2014.

On December 21, 2012, the Company received issued additional Notes in the principal amounts totaling $100,000. No additional lender warrants were issued in connection with this subsequent funding.

The Notes bear interest at 12% per annum, calculated and payable monthly. The principal amount outstanding under any Note and all accrued and unpaid interest therein, were initially convertible into common shares of the Company at $0.75 per share at any time at the option of the Lender. These terms were later amended, as set forth below.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

The Notes are collateralized by a first priority general security agreement over the present and future assets of the Company.

The Notes may be prepaid at any time at the option of the Company with 60 days’ written notice to the Kalamalka (the “Agent”) under the Agency Agreement. Prepayments must be accompanied by a 1% prepayment fee and the prepaid amount will form a pool of stand-by funds that will continue to accrue interest at a rate of 4% per annum, calculated and payable monthly.

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Closing Notes between the Closing Notes and the detachable Lender warrants using the relative fair value method. The fair value of the Lender Warrants of $22,100 at issuance resulted in a debt discount at issuance of $20,940, which is being amortized using the effective interest method over the term of the Notes. During the three and six months ended July 31, 2013, the Company recorded accretion expense of $2,629 and $5,154, respectively, (2012: $Nil and $Nil, respectively) in respect of the accretion of this discount and $15,123 and $29,370 (2012: $Nil and $Nil, respectively), respectively, in interest in respect of these Notes.

In consideration for the convertible debt issued, the Company issued an aggregate of 1,148,000 share purchase warrants to non-lenders as follows: (i) 948,000 share purchase warrants to the Agent as consideration for facilitating the loan (the “Agent’s Warrants”), of which 448,000 were exercisable into common shares of the Company at $0.25 per share for a period of two years and 500,000 were exercisable into common shares of the Company at $0.50 per share for a period of two years; and (ii) 200,000 share purchase warrants to certain non-lenders as consideration for a $200,000 bridge loan provided to the Company prior to the closing of the Agency Agreement (the “Bridge Loan Warrants”), of which 125,000 Bridge Loan Warrants were exercisable into common shares of the Company at $0.25 per share for a period of three years and 75,000 Bridge Loan Warrants were exercisable into common shares of the Company at $0.50 per share for a period of three years. The fair value of the Agent’s Warrants and the Bridge Loan Warrants of $237,500 was recorded as a deferred financing charge and is being amortized to income over the term of the Notes using the effective interest method. During the three and six months ended July 31, 2013, the Company had recorded financing expense of $26,780 and $50,164, respectively, (2012: $Nil and $Nil, respectively) in respect of the amortization of these charges. Accumulated amortization as at July 31, 2013 was $89,126 (January 31, 2013: $38,962).

Of the total Agent’s Warrants, 900,000 warrants are transferrable by the Agent and may be transferred by the Agent to certain lenders in accordance with additional funds received under the Agreement. As the amounts transferred to lenders subsequent to the closing of the Agreement are at the sole discretion of the Agent, the Company has included these warrants as a deferred financing fee which is being amortized over the term of the Agreement, and not as a discount on additional convertible notes as they are issued.

The fair value of the Agents Warrants, the Lender Warrants and the Bridge Loan Warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	0.29%
Expected life (years)	2.20
Expected volatility(1)	201.94%
Estimated stock price at date of issuance(2)	$0.25
Dividend yields	0.00%

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

(2) The estimated stock price of $0.25 per share was determined with reference to the subscription price of the most recent share offerings for which the funds raised were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock as, at the time of the transaction, the Company’s stock was not being traded on an active market.

Funds advanced under the loan are restricted for inventory and accounts receivable whereby we can fund up to 90% of the Company’s accounts receivable and inventory. “Inventory” includes raw materials in transit and in our possession, materials in the course of production, work in progress and unsold finished goods, all valued at cost. Receivables are marginable until 60 days from the invoice date, after which time such receivables shall have no value for margining purposes, except that up to $10,000 of receivables will be marginable if such receivables are more than 60 days old but less than 90 days old.

During the year ended January 31, 2013, the Company’s borrowing exceeded the required margins and these Notes entered into default. As a result, on July 22, 2013, the Company entered into an Amendment Agreement with Kalamalka and the Lenders. Pursuant to the Amendment Agreement, the Company amended the Notes to reduce the conversion price from $0.75 to $0.50 per share and amended the terms of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants such that the expiry of all of the warrants was extended by three years. In addition, the Amendment Agreement reduced the total commitment of the revolving loan facility from $800,000 to the $500,000 already advanced.

The amendments were considered a substantial change in the terms of the loan facility and, accordingly, the Company applied debt extinguishment accounting and calculated a loss on extinguishment of debt of $485,704 as the premium of the aggregate fair value of the amended notes of $778,553 over their carrying values of $488,849 immediately prior to the amendments, plus the fair value of the modification of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants. The Company calculated the fair value of the amended convertible promissory notes by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the Black Scholes option pricing model to determine the fair value of the conversion features, using the following assumptions:

Risk-free interest rate	0.10%
Expected life (years)	1.07
Expected volatility(1)	151.47%
Estimated stock price (2)	$0.52
Dividend yields	0.00%

The fair value of the modification of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants of $196,000 was determined as the difference between the fair value of these warrants immediately prior to the amendments and the fair value of these warrants immediately after the amendment. The fair values were determined using the Black Scholes option pricing model with the following weighted average assumptions:

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

Risk-free interest rate	1.03%
Expected life (years)	4.25
Expected volatility(1)	249.92%
Estimated stock price at date of issuance(2)	$0.52
Dividend yields	0.00%

(1)

As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

(2)	The estimated stock price of $0.52 was based on the quoted market price of the Company’s stock on the measurement date

The loss was recorded on the consolidated statement of operations during the three and six months ended July 31, 2013, with a corresponding credit to additional paid in capital. In connection with the reduction in borrowing capacity, the Company wrote off $56,555 of unamortized deferred finance charges in proportion to the decrease in the borrowing capacity. This cost was recognized as finance charges on the consolidated statement of operations during the three and six months ended July 31, 2013.

At July 31, 2013, the Company’s borrowing was in excess of the required margins under these Notes. Subsequent to period end and during the first week of August 2013 the Company’s borrowing base was increased by approximately $80,000 through a significant procurement of inventory permitting the Company to record these Notes as a non-current obligation.

(ii)Convertible Promissory Note

On June 12, 2013, the Company issued a promissory note in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees. On June 13, 2013, the Company received $150,000, after a 10% original issue discount, with the remaining balance of the promissory note payable by the lender in such amounts and at such dates as the lender may choose in its sole discretion.

The maturity date for the promissory note is June 13, 2014. The principal sum, plus any accrued but unpaid interest thereon, of the promissory note may be converted, at any time by the lender, into shares of common stock of the Company at a price which is the lesser of $1.20 or 60% of the lowest trade price in the 25 trading days prior to the conversion (the “Conversion Price”).

The Conversion Price of the debenture will be subject to an additional 10% discount in the event the shares issued upon conversion are not eligible for delivery under the Deposit/Withdrawal At Custodian (DWAC) system and an additional 5% discount in the event the shares issued upon conversion are ineligible for deposit into the Depository Trust Company (DTC) system.

The Company was permitted to repay the promissory note at any time on or before September 11, 2013 with no interest being applied. If the Company did not repay the promissory note by that date, then a one-time interest charge of 12% will be applied to the principal sum.

Subsequent to July 31, 2013, the Company repaid the promissory note in full and no interest was applied.

The Company agreed that the terms of the promissory note will be amended if any securities are issued, while the promissory note is outstanding, at terms more favourable to the terms contained in the promissory note, such that the more favourable terms will become part of the transaction documents of the Lender. This ratchet provision and conversion feature violated the fixed for fixed criteria resulting in the recording of a derivative liability in the Company’s consolidated financial statements (Note 12).

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

In addition, the Company has granted piggyback registration rights such that the shares issuable upon conversion will be included in the next registration statement filed with the Securities and Exchange Commission. Failure to include these shares in such a registration statement will result in liquidating damages of 25% of the outstanding principal, but in no case less than $25,000, payable in cash or as an addition to the principal balance, at the option of the lender. Management has determined the incurrence of any liquidating damages is remote and not recorded the any provision in the period.

The Company allocated the proceeds from the issuance of the Note first to the derivative liability, at its fair value, with the remainder being allocated to the Note. The fair value of the derivative liability of $265,000 at issuance resulted in a debt discount at issuance of $166,667, the entire principal balance of the Note. This discount is being amortized using the effective interest method over the term of the Note. During the three and six months ended July 31, 2013, the Company recorded accretion expense of $1,989 and $1,989, respectively, (2012: $Nil and $Nil, respectively) in respect of the accretion of this discount.

12.       Derivative Liability

The Company has a derivative liability associated with the convertible promissory note issued on June 13, 2013 (Note 11 (ii)).

As a result of the application of ASC 815, the Company has recorded this derivative liability at its fair value as follows:

Derivative liability, January 31, 2013	$-
Fair value at commitment date	265,000
Fair value mark to market adjustment	338,300

Derivative liability, July 31, 2013	$603,300

On the commitment date of the related convertible promissory note, the Company recorded a debt discount to the extent of the gross proceeds of the promissory note, and immediately expensed the remaining derivative value of $115,000 as a derivative expense on the consolidated statement of comprehensive loss for the three and six months ended July 31, 2013.

The fair value of the derivative liability at the commitment and the re-measurement date of July 31, 2013 were based on the following management assumptions:

		Commitment
	July 31, 2013	date
Risk-free interest rate	.011%	0.14%
Expected life (years)	0.87	1.00
Expected volatility(1)	147.18%	195.11%
Estimated stock price at date of issuance	$0.80	$1.19
Dividend yields	0.00%	0.00%

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

(1) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company estimated expected share price volatility based on the historical share price volatility of comparable entities.

Subsequent to July 31, 2013, the Company repaid the promissory note in full and this derivative liability was extinguished.

13.       Stockholders’ Equity

Authorized

There is 100,000,000 common voting shares with a par value of $0.001 authorized for issuance.

Issued and Outstanding

As of July 31, 2013, the Company had 31,904,000 (January 31, 2013: 28,522,000) shares of common stock issued and outstanding.

Equity Transactions

Disclosure in respect of share issuances made before July 30, 2012 has not been retrospectively restated to reflect the exchange ratio of 2.14506 in relation to the reverse acquisition.

During the six months ended July 31, 2013:

i)

On February 21, 2013, the Company reduced the price of 200,000 units and 14,000 common shares issued during the year ended January 31, 2013 from $0.50 to $0.25 per unit and share, respectively. Consequently, the Company issued 200,000 units and 14,000 common shares for no additional consideration. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years from the date of the initial offering. The Company determined that the aggregate fair value on the grant date of these units and shares was $239,680 and recorded the entire amount as a shareholder dividend in the financial statements during the three months ended July 31, 2013. The fair value of $1.12 per share was determined by reference to the quoted market price of the Company’s stock on the date of issuance.

ii)

On April 19, 2013, the Company issued 1,993,000 shares of common stock at a price of $0.25 per share and 100,000 units of the Company at $0.25 per unit for gross proceeds of $523,250. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.25 per share for a period of two years. In connection with the foregoing private placement, the Company issued 104,440 warrants to five finders. Each warrant is exercisable into one share of common stock of the Company at an exercise price of $0.75 per share for a period of two years. The Company paid finder’s fees of $26,610 in connection with this private placement.

iii)	On May 6, 2013, the Company issued 1,000,000 shares of common stock at a price of $0.25 per share for gross proceeds of $250,000 to be received in four tranches as follows:

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

(i)	$50,000 payable on closing of the Financing (the “Closing”);

(ii)	$50,000 payable on or before the date which is five months from the Closing (the “First Tranche”);

(iii)	$50,000 payable on or before the date which is ten months from the Closing (the “Second Tranche”); and

(iv)	the remaining $100,000 payable on or before the date which is one year from the Closing (the “Final Tranche”)

The Company received the first tranche of $50,000 at the Closing. In connection with the 800,000 common shares issuable in connection with the First Tranche, the Second Tranche and the Final Tranche, the Company entered into an escrow agreement pursuant to which these shares will be placed in escrow to be released when the Company receives full payment for such shares. Proceeds of $200,000 associated with the First Tranche, Second Tranche and the Final Tranche have been recorded as share subscriptions receivable at July 31, 2013.

The Company paid a finders’ fee of 20,000 warrants in connection with this private placement. These warrants are exercisable at $0.25 per share for a period of two years.

iv)

On June 3, 2013, the Company issued 75,000 common shares in exchange for services rendered pursuant to a consulting agreement dated April 11, 2013. The shares were recorded at a fair value of $89,250. The fair value of $1.19 per share was determined with reference to the quoted market price of the company’s common stock on the commitment date.

During the year ended January 31, 2013:

i)

On May 23, 2012, Naked granted 14,006 Class E common shares, prior to the Acquisition, to a director of the Company for director fees earned. Naked determined that the fair value on the grant date of these shares was $3,440 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

ii)

On July 16, 2012, Naked issued 63,321 shares of Class E common stock fair valued at $15,486, in addition to $8,238 cash, to extinguish debt of $21,372. This resulted in a loss of $2,352. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

iii)

On July 25, 2012, Naked awarded 147,062 Class E common shares, prior to the Acquisition, to consultants for work performed. Naked determined that the fair value on the grant date of these shares was $38,766 and recorded the entire amount as general and administration expense in the consolidated financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined with reference to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing to the Company.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

iv)

As part of the acquisition agreement with Search By Headlines.com Corp., stockholders exchanged shares of Naked for shares of common stock in the capital of the Company at a ratio of 2.145060, where Naked stockholders received a total of 13.5 million common stock in the capital of the Company (Note 4).

v)

On September 24, 2012, the Company issued 200,000 units at $0.50 per unit for gross proceeds of $100,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.75 per share for a period of two years. Subsequent to January 31, 2013, the Company amended the subscription price for these units to $0.25 per unit and, consequently, the Company issued an additional 200,000 units for no additional consideration.

vi)

On October 12, 2012, the Company issued 14,000 shares at $0.50 per share for gross proceeds of $7,000. Subsequent to January 31, 2013, the Company amended the subscription price for these shares to $0.25 per share and, consequently, the Company issued an additional 14,000 shares for no additional consideration.

vii)	On November 24, 2012, the Company issued 400,000 common shares at CDN$0.25 per share for gross proceeds of $100,330 (CDN$100,000).

viii)

On November 26, 2012, the Company issued 400,000 units at CDN$0.25 per unit for gross proceeds of $100,686 (CDN$100,000). Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.50 per share for a period of two years. The Company paid share issuance costs of $8,055 and was required to issue 32,000 share purchase warrants as finder’s fees in connection with this issuance. The finder’s fee warrants will be exercisable into common shares of the Company at $0.75 per share for a period of two years from the date of closing. These warrants were issued subsequent to January 31, 2013.

ix)

On December 10, 2012, the Company issued 100,000 units at $0.25 per unit for gross proceeds of $25,000. Each unit consisted of one common share of the Company and one share purchase warrant. Each warrant is exercisable into one share of common stock at an exercise price of $0.50 per share for a period of two years. The Company paid share issuance costs of $2,000 and was required to issue 8,000 share purchase warrants as finder’s fees in connection with this issuance. The finder’s fee warrants will be exercisable into common shares of the Company at $0.75 per share for a period of two years from the date of closing. These warrants were issued subsequent to January 31, 2013.

x)	On January 8, 2013, the Company issued 400,000 shares at $0.25 per share for gross proceeds of $100,000. There was share issuance cost of $8,000 in connection with this issuance.

Shares to be Issued

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

i)

Pursuant to an Investor Relations agreement dated December 6, 2012, the Company agreed to issue 15,000 common shares in exchange for services to be rendered. At July 31, 2013, these shares had not yet been issued. The Company determined that the fair value on the grant date of these shares was $3,750 and recorded the entire amount as compensation expense in the financial statements for the year ended January 31, 2013. The fair value of $0.25 per share was determined by reference to the price at which common shares were being sold in private placement offerings at or around the transaction date.

ii)

Pursuant to a consulting agreement dated February 15, 2013 (the “Consulting Agreement”), the Company agreed to issue shares in exchange for services to be rendered during the term of the Consulting Agreement, to September 30, 2013. The consultant is entitled to receive a monthly fee of $4,500 payable in shares, based on the average closing price of the Company’s shares for the first month of trading commencing on the date of the Consulting Agreement. As a result, the Company will issue 3,979 shares per month for the term of the agreement. At July 31, 2013, the Company has recorded $17,508 (January 31, 2013: $nil) in fees to be paid in shares pursuant to this Consulting Agreement, which is included in accounts payable and accrued liabilities.

iii)

Pursuant to a debt settlement agreement dated July 8, 2013, the Company agreed to issue 4,304 common shares, as payment to a vendor of $4,820 owing. The amount owing is included in accounts payable and accrued liabilities at July 31, 2013 and will be derecognized upon issuance of the shares in settlement of the amount owing.

iv)

Pursuant to a debt settlement agreement dated July 18, 2013, the Company agreed to issue 25,000 common shares as payment to a vendor of $15,000 in respect of consulting fees rendered. The amount owing is included in accounts payable and accrued liabilities at July 31, 2013 and will be derecognized upon issuance of the shares in settlement of the amount owing.

Stock Option Plan

In connection with the closing of the Acquisition (Note 4), the Company adopted the 2012 Stock Option Plan (the “Plan”), pursuant to which the Company may grant stock options to directors, officers, employees and consultants. The maximum number of shares reserved for issue under the plan is 5,400,000 shares.

The Plan is administered by the Company’s board of directors, except that it may, in its discretion, delegate such responsibility to a committee comprised of at least two directors. Each option, upon its exercise, entitles the optionee to acquire one common share of the Company’s stock, upon payment of the applicable exercise price. The exercise price will be determined by the board of directors at the time of grant. Stock options may be granted under the Plan for an exercise period of up to ten years from the date of grant of the option or such lesser periods as may be determined by the board, subject to earlier termination in accordance with the terms of the Plan.

Stock Based Compensation

A summary of the status of the Company’s outstanding stock options for the six months ended July 31, 2013 and for the year ended January 31, 2013 is presented below:

			Weighted
		Weighted	Average Grant
	Number of	Average	Date
	Shares	Exercise Price	Fair Value
Outstanding at January 31, 2012	-
Granted	1,885,000	$0.25	$0.24

Outstanding at January 31, 2013	1,885,000	$0.25
Granted	1,305,000	$0.93	$0.50

Outstanding at July 31, 2013	3,190,000	$0.53

Exercisable at July 31, 2013	2,171,820	$0.63	$0.30

Exercisable at January 31, 2013	668,728	$0.25	$0.24

At July 31, 2013, the following stock options were outstanding, entitling the holder thereof to purchase common shares of the Company as follows:

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

	Exercise		Expiry	Remaining
Number	Price		Date	Contractual Life
1,000,000	$0.25	(1)	July 30, 2022	9.00
285,000	$0.25	(2)	July 30, 2014	1.00
150,000	$1.25	(3)	June 18, 2015	1.88
150,000	$1.75	(3)	June 18, 2015	1.88
200,000	$2.25	(3)	June 18, 2015	1.88
150,000	$0.25	(4)	July 19, 2015	1.97
150,000	$0.50	(4)	July 19, 2015	1.97
150,000	$0.75	(4)	July 19, 2015	1.97
15,000	$0.25	(5)	July 25, 2015	1.98
600,000	$0.25	(6)	October 9, 2017	4.19
50,000	$0.25	(7)	February 1, 2018	4.51
20,000	$0.25	(8)	February 1, 2015	1.51
90,000	$0.25	(9)	February 14, 2015	1.54
30,000	$0.25	(10)	April 1, 2016	2.67
150,000	$0.25	(11)	May 1, 2018	4.75

3,190,000

(1)

The stock options vest over a period of two years from the grant date. At July 31, 2013 500,000 of these options had vested and the Company had recognized stock based compensation expense of $31,467 and $61,907 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options. Remaining stock based compensation expense of $124,499 will be recognized over the remaining vesting term of these options.

(2)

These stock options vest over a period of two years from the grant date. At July 31, 2013, 171,820 of these options had vested and the Company had recognized stock based compensation expense of $21,057 and $28,100 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options. Remaining stock based compensation expense of $69,353 will be recognized over the remaining vesting term of these options.

(3)

These stock options had fully vested at July 31, 2013 (January 31, 2013: none of these options had vested) and the Company has recognized $214,726 and $214,726 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options.

(4)

These options vest over a period of one year from the grant date. At July 31, 2013, 225,000 of these options had vested (January 31, 2013: None of these options had vested) and the Company had recognized stock based compensation expense of $100,633 and $100,633 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options.

(5)

These stock options had fully vested at July 31, 2013 and the Company has recognized stock based compensation of $8,513 and $8,513 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options.

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

(6)

These stock options had fully vested at July 31, 2013 and January 31, 2013 and the Company has recognized stock based compensation expense of $Nil during the three months ended July 31, 2013 (2012: $Nil) in respect of these options.

(7)

These stock options had fully vested at July 31, 2013 and the Company has recognized stock based compensation expense of $Nil and $11,090 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options.

(8)

These stock options had fully vested at July 31, 2013 and the Company has recognized stock based compensation expense of $Nil and $3,737 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options.

(9)

These stock options had fully vested at July 31, 2013 and the Company has recognized stock based compensation expense of $Nil and $18,456 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options.

(10)

These stock options will be fully vested on April 1, 2014. The Company has recognized stock based compensation expense of $8,199 and $10,784 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options. Remaining stock based compensation expense of $21,745 will be recognized over the remaining vesting term of these options.

(11)

These stock options vest over a period of two years from the grant date. The Company has recognized stock based compensation expense of $21,527 and $21,527 during the three and six months ended July 31, 2013, respectively (2012: $Nil and $Nil, respectively) in respect of these options. Remaining stock based compensation expense of $151,164 will be recognized over the remaining vesting term of these options.

The aggregate intrinsic value of stock options outstanding is calculated as the difference between the exercise price of the underlying awards and the fair value of the Company’s common stock. At July 31, 2013, the aggregate intrinsic value of stock options outstanding is $1,358,750 and exercisable is $855,000 (January 31, 2013: $Nil and $Nil, respectively).

During the three and six months ended July 31, 2013, the Company recognized a total fair value of $406,122 and $479,473, respectively (2012: $Nil and $Nil, respectively) of stock based compensation expense relating to the issuance of stock options in exchange for services.

The fair value of each option award was estimated on the date of the grant using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2013	2012
Expected term of stock option (years) (1)	1.57	5.11
Expected volatility (2)	178.08%	272.27%
Estimated stock price at date of issuance(3)	$0.80	$0.25
Risk-free interest rate	0.20%	0.67%
Dividend yields	0.00%	0.00%

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

(1) As the Company has insufficient historical data on which to estimate the expected term of the options, the Company has elected to apply the short-cut method to determine the expected term under the guidance of Staff Accounting Bulletin No. 110 (“SAB 110”).

(2) As the Company has insufficient historical data on which to estimate expected future share price volatility, the Company has estimated expected share price volatility based on the historical share price volatility of comparable entities.

(3) An estimated stock price of $0.25 per share was determined with reference to the subscription for which the funds raised during the year ended January 31, 2013, were being used to provide financing to the Company. This was considered to be the most appropriate basis on which to estimate the fair value of the Company’s stock for stock options granted prior to February 15, 2013 because, at the time of these transactions, the Company’s stock was not being traded on an active market.

Share Purchase Warrants

At July 31, 2013, the Company had 2,586,946 share purchase warrants outstanding as follows:

	Exercise	Expiry
Number	Price	Date
214,506	$0.75	July 30, 2014
498,000	$0.25	August 10, 2017
500,000	$0.50	August 10, 2017
400,000	$0.75	September 24, 2014
400,000	$0.50	November 26, 2014
100,000	$0.50	December 10, 2014
120,000	$0.25	April 19, 2015
104,440	$0.75	April 19, 2015
150,000	$0.25	August 10, 2018
100,000	$0.50	August 10, 2018

2,586,946

A summary of the Company’s share purchase warrants outstanding is presented below:

			Weighted
	Number of		Average
	Warrants		Exercise Price
Outstanding at January 31, 2012	100,000	CADS	0.75
Cancelled	(100,000)	CAD$	0.75
Re-issued pursuant to the Acquisition (Note 4)	214,506	USD$	0.75
Issued	1,948,000	USD$	0.44
Outstanding at January 31, 2013	2,162,506	USDS	0.47
Issued	424,440	USD$	0.60

Outstanding at July 31, 2013	2,586,946	USD$	0.49

Naked Brand Group Inc.
Notes to Condensed Consolidated Financial Statements
(Expressed in US Dollars)
(Unaudited)

14.       Customer Concentrations

The Company has concentrations in the volumes of business transacted with particular customers. The loss of these customers could have an adverse effect on the Company’s business.

For the three and six months ended July 31, 2013, the Company had concentrations of sales with Customer A equal to 37% and 39%, respectively (2012: 0% and 0%, respectively) and Customer B equal to 8% and 14%, respectively (2012: 18% and 13%, respectively). As at July 31, 2013 the accounts receivable balance for Customer A was $45,407 (January 31, 2013: $325,530) and for Customer B was $33,964 (January 31, 2013: $11,203).

15.       Commitments

During year ended January 31, 2013, the Company entered into a binding Memorandum of Understanding (“MOU”) dated October 9, 2012 pursuant to which the Company will pay $5,000 per month effective September 1, 2012 for consulting services, for a two year period.

16.       Subsequent Events

Subsequent to July 31, 2013;

(a)

On September 3, 2013 the Company issued a promissory note in the principal amount of $150,000 plus accrued and unpaid interest and any other fees. The promissory note is due on January 6, 2014, repayable in equal semi-monthly installments over the terms of the note. The note bears a one-time interest charge of 15% or $22,500 and may be repaid at any time before maturity without notice of penalty. The Company issued 100,000 shares of common stock of the Company to the lender as additional consideration for the loan. In addition, the Company granted piggyback registration rights to the lender whereby the Company will include the 100,000 shares issued to the lender in the next registration statement filed with the Securities and Exchange Commission (the “SEC”). The proceeds of this loan were used to settle the promissory note in Note 11(ii).

(b)

On September 10, 2013, the Company entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”), pursuant to which the Company has the right to sell to LPC up to $8,300,000 in shares of common stock of the Company, subject to certain limitations set forth in the Purchase Agreement.

Upon signing the Purchase Agreement, LPC purchased 600,000 shares of common stock for $300,000 as an initial purchase under the Purchase Agreement (the “Initial Purchase Shares”).

On September 10, 2013, the Company and LPC also entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement (the “Registration Statement”) with the SEC to register the resale of the shares of common stock issued and issuable to LPC pursuant to the Purchase Agreement.

Upon the satisfaction of the conditions set forth in the Purchase Agreement, including the Registration Statement being declared effective by the SEC, the Company will have the right, over a 24-month period, to sell up to an additional $8.0 million worth of shares of common stock of the Company to LPC, upon the terms set forth in the Purchase Agreement.

In consideration for entering into the Purchase Agreement, the Company issued to LPC 919,500 shares of common stock of the Company as a commitment fee and may issue up to 330,000 additional shares of common stock of the Company pursuant to the terms of the Purchase Agreement.

(c)	Pursuant to a debt settlement agreement dated September 18, 2013, the Company agreed to issue 63,492 common shares for amounts owing to a vendor in respect of consulting fees rendered.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the audited annual financial statements and unaudited interim financial statements included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.

Outlook

We will continue to operate in the men’s undergarment market and have no current plans to change operations.

All of our employees are focused on helping us achieve five key sales objectives for the fiscal year ended January 2014:

1)	Ship 100 fixtures with minimum 72 units of product to boutiques;

2)	Ship 100 boutiques our T-shirt program which is a seasonal colour program;

3)	Ship 100 orders online a day;

4)	Ship a double unit pack of underwear on a regular basis of our NKD sub-line to an international retailer which has an estimated potential of at least 280,000 units per year;

5)	Receive department store purchase orders from Selfridges, De bijenkorf, and Hudson Bay Company (60+ doors).

If we are able to achieve these targets, we will have estimated revenue of greater than $500,000 on a monthly basis with annualized revenue greater than $5 million.

We have been working on securing financing to ensure we can order adequate inventory for quarter three and four to ship to new key customers. We entered into the Purchase Agreement with Lincoln Park which we expect will enable us to fund the procurement of inventory for the immediate future.

We anticipate continuing to invest in product development to develop our women’s line throughout quarter three and four.

Results of Operations

Six Months ended July 31, 2013 compared to Six Months ended July 31, 2012

Revenue

During the six months ended July 31, 2013, we generated net sales of $297,351 compared to $92,308 for the same period in 2012, an increase of $205,043, or 222%. Net sales increased as a result of increased sales to new key wholesale customers, including Nordstrom, sales to new and existing boutique customers and from increased online orders. We also realized sales through new “off-sales” relationships. We shipped to 86 boutique stores and 3 department stores versus 78 boutique stores and 1 department store year over year.

Concurrently, we had an increase in cost of sales due to the higher volume of sales. Our gross profit margin was 17% for the six months ended July 31, 2013 compared to 31% for the six months ended July 31, 2012. Our profit margins are lower than in preceding periods due to a combination of factors. During the current year, we recorded inventory write-downs related to a change in waistband. In addition, we incurred higher shipping costs on a large shipment of inventory to reduce travel time in order to fill the order on a timely basis and we sold inventory at a lower margin to one of our key wholesale customers as a result of a delay in our ability to fulfill orders from this customer due to low inventory levels in the first quarter. The remaining decrease as compared to the prior year was from a larger than average profit margin in the first quarter of fiscal 2013 as a result of a valuation write down from quarter four of fiscal 2012.

Operating Expenses

	Six months ended July 31,		Change
General and administrative	2013	2012	$	%
Bad debts	$(1,764)	$3,224	(4,988)	(154.7)%
Bank charges and interest	3,308	1,355	1,953	144.1%
Consulting	86,417	63,163	23,254	36.8%
Depreciation	10,723	2,090	8,633	413.1%
Insurance	28,058	2,055	26,003	1265.4%
Investor relations	179,452	-	179,452	N/A
Marketing	164,141	61,263	102,878	167.9%
Occupancy and rent	14,941	13,198	1,743	13.2%
Office and miscellaneous	60,601	41,174	19,427	47.2%
Product development	125,134	27,161	97,973	360.7%
Professional fees	160,458	106,464	53,994	50.7%
Salaries and benefits	191,764	62,760	129,004	205.6%
Share based compensation	479,473	3,107	476,366	15332.0%
Transfer agent and filing fees	12,779	-	12,779	N/A
Travel	66,036	29,486	36,550	124.0%
Warehouse management	38,308	-	38,308	N/A
Total	$1,619,829	$416,500

There was an increase in general and administrative expenses to $1,619,829 for the six months ended July 31, 2013, compared to $416,500 for the six months ended July 31, 2012. Of the $1,619,829, $596,954 was related to non-cash charges.

We incurred higher consulting charges this period over the prior year. The increase was due to $30,000 in monthly retainer under our brand management contract with Shark Branding and Daymond John, $12,500 in fees associated with a customer account representative engaged during the period, and $10,500 paid for merchandising consulting in respect to our women’s collection. We also launched a temporary shop at the Hudson Bay Company in Vancouver, British Columbia, to sell product, which cost us $10,000 but brought in the exposure we anticipated, so we could receive buyer’s meetings for Lord and Taylor and the Hudson Bay Company.

We incurred investor relations expenses of $179,452 during the six months ended July 31, 2013. We engaged a couple of firms to assist in our raising capital effort by making introductions for the Company, which involved expenses of approximately $66,700, of which approximately $17,500 were for non-cash charges that are payable in common stock of the Company. Also included in investor relations expense is a non-cash charge of $89,250 related to shares to be issued to an investment company who has been engaged to assist with communications with respect to the institutional and retail investment community, and charges of $21,875 related to a one year advertising campaign directed at increasing our exposure to the investment community.

Our marketing expenses increased significantly due to the design and development of new marketing materials, and from promotional events we attended, which also resulted in higher travel expenses during the period. We spent approximately $10,000 on a celebrity “Exposed” campaign, which brought us online exposure, including an article on the homepage of WWD today. We spent approximately $10,000 on new promotional materials, including new catalogues, trend books and posters and approximately $14,500 for presentation materials related to our women’s collection, which is currently under development. Marketing expenses this period also included approximately $10,000 in costs related to our appearance on The View and $37,000 in sample giveaways to new and existing customers from our newer product lines, including t-shirts and our Naked sub-line of undergarments.

During the current period, we incurred additional expenses as compared to the comparative period in fiscal 2013, to maintain our listing on the public market, including transfer agent and filing fees, increased insurance expense related to director and officer liability insurance, and professional fees associated with financing activities and new contracts with advisors and consultants.

During the current period we incurred a total of $105,000 in consulting and product development costs related to the planning, design and development of our women’s line. We have engaged a women’s line design consultant at a cost of CAD$7,500 per month and in addition incurred costs of approximately $39,500 in the design and development of samples and in fabric and patterns. Product development this period also included approximately $22,000 in design consulting, patterns and samples related to a new silver men’s line product and other design improvements. In the comparative period, these new product lines was not under development and our product development costs were related to new fabric samples on existing product lines.

Our total expenditures on women’s line development during the current period were approximately $105,000, including consulting fees of $10,500, marketing expenses of $14,500, design consulting fees of $36,600 and approximately $39,500 in fabric and sample production, as outlined above.

Salaries and benefits increased by $129,004 due to increased corporate and operational activities which has necessitated the hiring of additional staff members to support marketing, product sourcing, finance and operations. Our number of staff has approximately doubled and includes the addition of finance support staff, a production manager, an account manager, and a technical supervisor. This resulted in increased salary expense of approximately $86,000 in the current period. The remaining salary increases were mostly attributable to salary increases for management, which were effective in July, 2012.

The value of management’s stock options expensed for the period was $162,541, relating to the periodic allocation over the vesting period of the expense related to stock options granted to management in July, 2012 and related to stock options granted in the current period in connection with the appointment of a new director. Also included in share based compensation is an amount of $65,593 related to the periodic allocation over the vesting period of stock options granted to employees during the current period, and an amount of $251,339 for stock options granted to consultants of our company engaged for key person and promotional alignment.

We continue to incur significant costs for travel. The CEO and CFO have been traveling to meet with investment banks in conjunction with potential financings. Travel expenses also included CEO and staff trips to the United States and Canada for tradeshows, customer relations trips and product knowledge sessions.

We incurred significant expenses for warehouse management this period because we have outsourced our shipping to US customers and warehouse storage to a third party logistics company. Warehouse management costs were approximately $10,000 higher this period than anticipated as a result of additional handling expenses incurred in connection with a packaging error on product received from a vendor. We anticipate warehouse management costs will be lower in following period, but will increase proportionately as our sales increase.

Other income and expenses

We incurred interest expenses of $30,080 for the six months ended July 31, 2013 as compared to $10,699 for the same period in 2012, an increase of $19,381. This increase in interest is attributable to the revolving loan agreement entered into in August, 2012 and accretion expense associated with this financing arrangement, offset by a reduction in interest costs related to factoring expenses incurred in the comparative period.

Financing charges increased to $121,761 for the six months ended July 31, 2013 from $11,479 for the six months ended July 31, 2012. This was mostly the result of the regular amortization of financing fees associated with the issuance of the Notes in August, 2012, as well as an additional write off of deferred financing fees of $56,555 during the current period in connection with the Amendment Agreement, which reduced the credit available under the Notes, therefore requiring a proportionate write off of the financing fees incurred in connection with the original issuance of the Notes.

We have derivative expense of $115,000 during the current period due to a one-time non-cash charge associated with the issuance of a convertible promissory note in the current period the terms of which resulted in a derivative liability being recorded in our financial statements. The derivative liability arose in connection with a full ratchet provision included in the note which provided the lender the right to obtain amended terms under the note equal to any more favourable terms provided to other lenders while the note was outstanding. The derivative liability also resulted in a $338,300 charge to our statement of comprehensive loss for a fair value mark to market adjustment as a result of the application of derivative accounting rules. These charges did not represent a cash outlay for our company. Subsequent to July 31, 2013, we repaid this note in full and, consequently, we do not anticipate these charges affecting our operating results in future periods after its settlement.

In addition, other income and expenses for the six months ended July 31, 2013 includes a $485,704 loss associated with the amendment to the Notes that had entered into default in a previous reporting period. This loss is the result of providing concessions to the Lenders as compensation for defaulting on the covenants under these Notes. These concessions included a reduced conversion price for the Notes and modified terms associated with warrants issued in connection with the Notes. This loss did not represent any cash outlay for our company and, as a result of the amendments these Notes were no longer in default.

There were no such financing charges, derivative fair value adjustments or other gain or losses during the comparative period in 2012.

Net loss and comprehensive loss

Our net loss for the six months ended July 31, 2013 was $2,680,720, or $0.10 per share, as compared to a net loss of $412,680, or $0.03 per share, for the six months ended July 30, 2012, as a result of the increased general and administrative expenses and financing expenses, as described above.

Our other comprehensive income for the six months ended July 31, 2013 was $Nil, as compared to a comprehensive loss of $4,185 for the six months ended July 30, 2012. Other comprehensive loss in the comparative period was a result of foreign currency translation gains and losses. In the current period, these foreign currency translation gains and losses are accumulated in net income due to a change in functional currency effective during the fourth quarter of fiscal 2013.

Year ended January 31, 2013 compared to Year ended January 31, 2012

Revenue

During the year ended January 31, 2013, we generated net sales of $566,508 compared to $193,505 for the same period in 2012, an increase of $373,003 or 193%. Net sales increased as a result of new customers, including an initial order to major US retailer, Nordstrom, and from increased orders from existing key customers, including increased orders from, Holt Renfrew, as a result of an auto-replenishment program commencing in the second quarter of 2012. We shipped to 156 stores versus 102 stores year over year.

Concurrently, we had an increase in cost of sales due to the higher volume of sales. Our gross profit margin increased to 40% in the year ended January 31, 2013 from 5% in the year ended January 31, 2012. This was due to significant cost savings as a result of more efficient sourcing of raw materials and shipping pricing policies, shift to offshore production, and better bargaining power with suppliers.

Operating Expenses

	Year ended January 31,		Change
General and administrative	2013	2012	$	%
Bad debts	$3,443	$4,062	(619)	-15%
Bank charges and interest	6,289	2,995	3,294	110%
Consulting	283,936	13,081	270,855	2071%
Depreciation	11,685	2,761	8,924	323%
Director compensation	3,509	4,839	(1,330)	-27%
Insurance	15,330	4,143	11,187	270%
Investor relations	6,553	-	6,553	N/A
Management stock and share based compensation	63,276	255,998	(192,722)	-75%
Marketing	225,071	75,805	149,266	197%
Occupancy and rent	27,230	26,096	1,134	4%
Office and miscellaneous	113,482	18,922	94,560	500%
Product development	78,758	20,934	57,824	276%
Professional fees	282,422	30,212	252,210	835%
Salaries and benefits	182,393	69,567	112,826	162%
Travel	91,426	18,634	72,792	391%
Warehouse management	45,452	-	45,452	N/A
Total	$1,440,255	$548,049

There was an increase in general and administrative expenses to $1,440,255 for the year ended January 31, 2013, compared to $548,049 for the year ended January 31, 2012, an increase of $892,206. The single largest increase was due to a non-cash consulting expense during the year ended January 31, 2013 relating to stock options valued at $140,603, which were issued under our consulting agreement with Shark Investors. In addition, operating expenses for the year ended January 31, 2013 included compensation of $63,276 relating to stock options issued to management of the company and represented the first period of the expense related to this issuance. The fair value of stock option compensation was calculated using the Black Scholes option pricing model. See Note 12 of the consolidated annual financial statements for more information. The $255,998 compensation in 2012 relates to share based compensation on shares issued in connection with incentive based compensation packages.

There were many other general increases from increasing the size of our operations. Our marketing expenses increased because we began using a public relations firm since last year and participated in marketing programs with Nordstrom. Professional fees increased by $252,210 because we incurred additional expenses incurred to maintain our listing on the public market, including significant professional fees associated with the analysis and discussion of the long-term financing agreement, new contracts with advisors, and the closing of the merger with Naked Inc. In October, we added a third party logistics company to handle all of our warehouse management in the United States for U.S. customers. The costs incurred were mostly one-time setup costs and receiving of initial inventory. Product development costs increased by $57,824 this year as the company continues to invest in its men’s undergarment business. We anticipate seeing this category expand materially in the following year as we start to develop women’s and make further advances in our men’s undergarment business. Office and miscellaneous expenses increased as a result of general increased corporate and operational activity. Travel increased significantly because of the need to develop relationships in Turkey with key suppliers, visit with editors of magazines, and significant travel for product knowledge sessions for our new key customer.

Salaries and benefits also increased by $112,826 to $182,393 in the year ended January 31, 2013 due to the hiring of one full time staff member to support the finance team, hiring of a production manager during July 2012, and as a result of salary increases to existing management.

Other income and expenses

We incurred interest expenses of $34,853 for the year ended January 31, 2013 as compared to $4,176 for the same period in 2013, an increase of $30,677. This increase in interest is attributable to the loan advances made in connection with the Acquisition and in connection with the revolving loan agreement entered into in August, 2012 and accretion expense associated with the financing agreement.

Financing charges increased to $57,985 for the year ended January 31, 2013 from $5,150 for the year ended January 31, 2012. This increase was due to non-cash financing fees associated with the warrants issued in connection with the Agency Agreement in August 2012 and accretion expense relating to a convertible debt instrument. For the year ending January 31, 2012, there were only insignificant financing charges related to our factoring relationship with Liquid Capital Corporation, which has since been terminated.

Net loss and other comprehensive income

Our net loss for the year ended January 31, 2013 was $1,332,996, or $0.07 per share, as compared to a net loss of $550,484, or $0.06 per share, for the year ended January 31, 2012, as a result of the increased general and administrative expenses described above.

Our other comprehensive income for the year ended January 31, 2013 was $3,227, as compared to a comprehensive expense of $12,879 for the year ended January 31, 2012. The increase in other comprehensive income was due to the changes in foreign currency translation gains and losses.

Liquidity and Capital Resources

Agency Agreement with Kalamalka Partners

On August 10, 2012, we entered into the Agency Agreement with Kalamalka Partners and certain lenders (the “Lenders”) as set out in the Agency Agreement whereby we agreed to borrow up to $800,000 from the Lenders under a revolving loan arrangement by the issuance of Notes from time to time as such funds are required by us. The Notes are secured by a general security agreement over the present and future assets of the Company and bear interest at 12% per annum, calculated and payable monthly. The principal amount outstanding under any Note and all accrued and unpaid interest therein, were convertible into common stock at $0.75 per share at any time at the option of the Lender.

In connection with the closing of the Agency Agreement, we issued four Notes in the aggregate principal amount of $400,000 and an aggregate of 100,000 share purchase warrants to the Lenders. Each of the Lender Warrants were exercisable into one common share as follows: 25,000 Lender Warrants are exercisable at $0.25 until August 10, 2015, 25,000 Lender Warrants are exercisable at $0.50 until August 10, 2015 and 50,000 Lender Warrants are exercisable at $0.25 until August 10, 2014.

On December 21, 2012, we issued additional convertible promissory notes in the principal amounts totaling $100,000. No additional lender warrants were issued in connection with this subsequent funding.

This financing allowed us to fund inventory levels beyond initial purchase orders so we could have sufficient inventory on hand. It also allowed us to finance accounts receivable in an efficient and economical way.

We are required to maintain a borrowing base equivalent to a discount factor of 0.90 multiplied by the value of the sum of the value of our inventory plus accounts receivable. “Inventory” includes raw materials in transit to and in possession of the Company, materials in the course of production, work in progress and unsold finished goods, all valued at cost. Receivables are marginable until 60 days from the invoice date, after which time such receivables shall have no value for margining purposes, except that up to $10,000 of receivables will be marginable if such receivables are more than 60 days old but less than 90 days old.

We are required to repay to the standby account when the margining requirements are not met. In that event, we must pay 4% per annum on those funds.

During the year ended January 31, 2013, our borrowing exceeded the required margins and these Notes entered into default. As a result, on July 22, 2013, we entered into an Amendment Agreement with Kalamalka and the Lenders. Pursuant to the Amendment Agreement, we amended the Notes to reduce the conversion price from $0.75 to $0.50 per share and amended the terms of the Lender Warrants, Bridge Loan Warrants and Agent’s Warrants such that the expiry of all of the warrants was extended by three years. In addition, the Amendment Agreement reduced the total commitment of the revolving loan facility from $800,000 to the $500,000 already advanced. As a result, we are unable to obtain further advances under this loan arrangement.

At July 31, 2013, the Company’s borrowing was in excess of the required borrowing margins under these Notes. Subsequent to period end and during the first week of August 2013, the Company’s borrowing base was increased by approximately $80,000 through a significant procurement of inventory permitting the Company to record these Notes as a non-current obligation. At date of this prospectus the borrowing margin requirement improved to $73,000 above the required margin.

JMJ Financial

On June 12, 2013, we issued a promissory note in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees and; on June 13, 2013, we received $150,000 pursuant to this promissory note, after a 10% original issue discount.

The maturity date for the promissory note was June 13, 2014 and the principal sum, plus any accrued but unpaid interest thereon, of the promissory note was convertible, at any time by the lender, into shares of our common stock at the lesser of $1.20 or 60% of the lowest trade price in the 25 trading days prior to the conversion.

The terms of the promissory note permitted repayment at any time on or before September 11, 2013 with no interest being applied; otherwise a one-time interest charge of 12% would be applied to the principal sum. Subsequent to July 31, 2013 and before September 11, 2013, we repaid the promissory note in full and, consequently, no interest was applied.

Trend Time Development Limited

During the second quarter, we received $75,000 in respect of a promissory note in the principal amount of $75,000. The promissory note matures on February 1, 2014 and bears interest at a rate of 10% per annum payable at maturity. The note may be repaid at any time before maturity without notice, bonus or penalty

We issued these notes as an interim arrangement in anticipation of completing a larger, long term financing. Subsequent to our second quarter, we entered into the Purchase with Lincoln Park Capital Fund, LLC and we repaid the June 12, 2013 promissory note issued to JMJ Financial in full.

Alan Aaron

On September 4, 2013 the Company issued a promissory note in the principal amount of $150,000 plus accrued and unpaid interest and any other fees. The promissory note is due on January 6, 2014, repayable in equal semi-monthly installments over the terms of the note. The note bears a one-time interest charge of 15% or $22,500 and may be repaid at any time before maturity without notice of penalty. The Company issued 100,000 shares of common stock of the Company to the lender as additional consideration for the loan. The proceeds of this loan were used to settle the promissory note issued to JMJ Financial, as described above.

Future Financing

Provided below is a financing table showing gross cash proceeds from share issuances over the operating life of Naked:

2011 Fiscal Year	$217,171
2012 Fiscal Year	$144,929
2013 Fiscal Year(1)	$993,299
February 1, 2013 to date	$573,250
Total cash proceeds to date	$1,928,649

(1)Includes net working capital amounts acquired in connection with the Acquisition

In the long term, to remedy the deficiency in financing for proposed future operations, we intend to raise funds from equity and debt financings. We have five key objectives discussed in the outlook section above, that in the opinion of management are plausible objectives to be achieved over the course of the next 12 months. Achieving these objectives will generate adequate cash flows internally to fund the operating requirements of the business, however we expect we will need a further $1.5 million to fund our business objectives and working capital for the next twelve months.

Working Capital (Consolidated)
	July 31, 2013	Jan 31, 2013	Jan 31, 2012
	(unaudited)	(audited)	(audited)

Current Assets	$717,791	$731,791	161,037
Current Liabilities	$1,268,448	$804,333	225,140
Working Capital (Deficit)	$(550,657)	$(72,542)	(64,103)

January 31, 2013 compared to January 31, 2012

Our decrease in working capital is primarily attributable to the balance of debt relating to the Notes being classified as a current liability due to the fact that the loan was in default at January 31, 2013. This decrease in working capital is mostly offset by a significant increase in inventory and accounts receivable due to a large purchase order received from Nordstrom in the fourth quarter. This increased production was financed through the Notes.

At January 31, 2013, we required further financing to continue to meet ongoing operating obligations.

July 31, 2013 compared to January 31, 2013

Our decrease in working capital is primarily attributable to a derivative liability of $603,000 being recorded in our financial statements as result of the terms associated with a convertible promissory note issued during the current period. The derivative is required to be recorded as a liability carried at fair value in our financial statements but the terms of the agreement do not call for cash settlement of this amount and the balance does not represent a future cash outlay for our company. The funds raised in the first and second quarter of fiscal 2014 through private placement offerings and the issuance of short term promissory notes were used to fund operations, production and the procurement of inventory.

We also had a decrease in accounts receivable as compared to our January 31, 2013 year end date. This is attributable to a decrease in accounts receivable from our largest customer, Nordstrom, as a result of a large initial order in the fourth quarter of fiscal 2013, for which payment was received subsequent to January 31, 2013.

We had higher levels of inventory on hand at July 31, 2013 as compared to January 31, 2013, partly as a result of t-shirt inventory and NKD product lines, which were still under development at January 31, 2013. We anticipate increasing our inventory levels to at least $700,000 in quarter three to increase our ability to fulfill orders through quarter four.

We had an increase in accounts payable balance at July 31, 2013 as compared to January 31, 2013 due to the delay in payment of vendor accounts as we worked to secure financing.

Our working capital was also positively impacted by a reclassification of the Notes with Kalamalka and the Lenders, which was reclassified as a long-term liability as a result of these Notes no longer being in default.

CASH FLOWS

Year ended January 31, 2013 compared to Year ended January 31, 2012

	Year Ended January 31,
	2013	2012

Cash Flows Used In Operating Activities	$(1,466,584)	$(211,468)
Cash Flows From (Used In) Investing Activities	343,818	(757)
Cash Flows Provided By (Used In) Financing Activities	1,112,379	265,204
Effect of Foreign Exchange on Cash	3,811	(2,623)
Net change in Cash During Period	(6,576)	50,356

Operating Activities

Cash flows used in our operating activities was $1,466,584 for the year ended January 31, 2013. The cash used during the period was primarily a result of cash used to pay for inventory for the addition of Nordstrom as a customer which accounted for the majority of the change in inventory and accounts receivable. We were able to manage cash flow through increases in accounts payable and accrued liabilities of $60,301 to offset increases to accounts receivable which resulted in decreases in cash of $329,800, outlays for prepaid deposits and expenses of $42,837, and a net loss net of non-cash adjustments of $981,659.

During the year ended January 31, 2012, we had a net loss net of non-cash items of $245,251 which contributed to cash used in operating activities of $211,468.

Investing Activities

Investing activities provided cash of $343,818 during the year ended January 31, 2013, compared to cash used of $757 for the year ended January 31, 2012. Cash of $386,790 was provided in connection with the Acquisition during the year ended January 31, 2013, and we paid $40,004 in website development costs to develop and launch a new website.

There were minimal investing activities during the year ended January 31, 2012.

Financing Activities

Financing activities provided cash of $1,112,379 for the year ended January 31, 2013, compared to providing $265,204 for the year ended January 31, 2012. The financing provided during the year ended January 31, 2013 included proceeds of $500,000 from the issuance of the Notes under the revolving loan agreement with Kalamalka, the proceeds of which was used for inventory and accounts receivable financing. In addition, loans of $325,000 were advanced to Naked Inc. during the year and loans of $50,000 were advanced during the year ended January 31, 2012 in connection with the Acquisition. These loans became proceeds in consideration of the Acquisition. Subsequent to the Acquisition, we issued 1,514,000 shares for proceeds of $433,016 to cover operating costs for the year.

During the year ended January 31, 2012, we issued 443,331 Class F common shares of Naked Inc. at CAD$0.30 per share for gross proceeds of $137,569 to various investors and 50,000 Class C common shares of Naked Inc. at CAD$0.15 per share for gross proceeds of $7,363 pursuant to the exercise of warrants issued during the year ended January 31, 2011.

Non-cash transactions

For the year ended January 31, 2013, certain non-cash transactions affected our cash position. $375,000 in loans advanced to Naked Inc. were converted to equity as part of the Acquisition Agreement. $15,486 in accounts payable was settled as part of debt settlement agreements in exchange for shares of our common stock. As part of the Acquisition, we acquired $153,632 in accounts payable. We had $237,500 in deferred financing charges associated with the Notes issued in the Kalamalka deal.

Effect of Foreign Exchange on Cash

The change in our foreign currency exchange is the result of the Canadian dollar’s change in value against the United States dollar during each period.

Six months ended July 31, 2013 compared to Six Months ended July 31, 2012

	Six months ended July 31,
	2013	2012
Cash Flows Used In Operating Activities	$(719,244)	$(447,498)
Cash Flows Provided By (Used In) Investing Activities	(2,635)	336,901
Cash Flows Provided By Financing Activities	757,724	496,309
Effect of Foreign Exchange on Cash	-	(799)
Net change in Cash During Period	$35,845	$384,913

Operating Activities

Cash flows used in our operating activities was $719,244 for the six months ended July 31, 2013. The cash used in operations during the period was largely used to pay for inventory to fulfill increased sales orders and cash used to fund the general and administrative expenses, as well as outlays for prepaid expenses of $65,217 mostly in respect of a marketing services, to a consulting firm, paid in advance of services being rendered.

We were partly able to manage cash flow through a decrease in accounts receivable of 251,130 and an increase in accounts payable of $281,692.

Cash used in operating activity outflows was financed through funds raised in private placement offerings and the issuance of short term promissory notes.

For the six months ended July 31, 2012, cash flows used in our operating activities was $447,498. The cash used during that period was primarily a result of the net loss incurred and cash used to pay for inventory. We were able to manage cash flow through increases in accounts payable of $133,871 to offset increases to accounts receivable which resulted in decreases in cash of $22,205 and outlays for prepaid deposits and expenses of $36,416. Net outflows in this area were due to inventory purchases, which accounted for $147,306.

Investing Activities

Investing activities used cash of $2,635 during the six months ended July 31, 2013, compared to cash provided by investing activities of $336,901 for the six months ended July 31, 2012. Investing activities in the the six months ended July 31, 2013 included cash outlays for a new trademark application, and the acquisition of some long lived office assets. We expect to incur additional costs related to patent and trademark acquisitions, maintenance and protection as we develop new products.

For the six months ending July 31, 2012, cash provided by investing activities was primarily a result of cash acquired from Search By Headlines.com of $380,826, which was partially offset by costs incurred to develop and launch a new website.

Financing Activities

Financing activities provided cash of $757,724 for the six month period ended July 31, 2013, compared to providing $496,309 for the three months ended July 31, 2012. We received proceeds of $573,250 related to private placement, net of proceeds of $200,000 related to a private placement and escrow agreement, the proceeds for which will be received in tranches over the next twelve months. We also received cash of $225,000 in connection with the issuance of two short term promissory notes during the current period.

Proceeds from financing activities during the six months ended July 31, 2012 included advances related to the Acquisition of $321,399, and proceeds of a short term loan of $209,773 for inventory purchases and operating requirements.

Commitments and capital expenditures

We do not anticipate that we will expend any significant amount on capital expenditures like equipment over the next twelve months or enter into any other material commitments.

Going Concern

As at July 31, 2013, we had not yet achieved profitable operations and expect to incur further losses in the development of our business, which casts substantial doubt about our ability to continue as a going concern. To remain a going concern, we will be required to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations as they come due. Management plans to obtain the necessary financing through the issuance of equity or debt. Should we be unable to obtain this financing, we may need to substantially scale back operations or cease business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. There are no assurances that we will be able to obtain additional financing through private placements, and/or bank financing or other loans necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our condensed consolidated financial statements.

Critical Accounting Policies

Revenue Recognition, Accounts Receivable and Allowance for Doubtful Accounts

Sales are recorded when title and risk of loss has passed to the customer, when persuasive evidence of a sales arrangement exists, the selling price is fixed and determinable and collectability is reasonable assured. Significant management judgments and estimates must be made in connection with determination of revenue to be recognized in any accounting period in respect of the timing of when the applicable revenue recognition criteria have been met. If we made different judgments or utilized different estimates for any period material differences in the amount and timing of revenue recognized could result

Accounts receivables consist of amounts due from customers and are recorded upon the shipment of product to customers. Credit terms are extended to customers in the normal course of business and no collateral is required. The Company estimates an allowance for doubtful accounts based on historical losses, the existing economic conditions and the financial stability of its customers. Accounts receivable are written off when deemed uncollectible. Significant management judgment is involved in making the determination with respect to uncollectible amounts.

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined using the weighted average method, which under the circumstances, management believes will provide for the most practical basis for the measurement of periodic income. Management periodically reviews inventory for slow moving or obsolete items and consider realizability based on the Company’s marketing strategies and sales forecasts to determine if an allowance is necessary. If market value is below cost then an allowance is created to adjust the inventory carrying amount to reflect this.

Assumptions and estimates about the recoverability of certain inventory may be subject to significant judgment. A variety of factors must be incorporated into these estimates and assumptions such as industry and economic trends and internal factors such as changes in our business and forecasts.

Impairment of Long-Lived Asset

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carry amounts may not be recoverable, or on an annual basis, where appropriate. Such a review involves assessing qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that a long-lived asset is impaired.

If the Company assesses that there is a likelihood of impairment, then the Company will perform a quantitative analysis comparing the carrying value of the assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the company would recognize an impairment loss at that date for the amount by which the carrying amount of the asset exceeds its fair value.

Assumptions and estimates about future values and remaining useful lives of our intangible and other long–lived assets are complex and subjective. These estimates and assumptions may include revenue growth rates and operating margins used to calculate projected future cash flows and risk adjusted discounted rates and future economic and market conditions. If applicable, our long–term financial forecast represent the best estimate that our management has at this time and we believe that its underlying assumptions are reasonable. Management has determined that no impairment indicators currently exists.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates. The most significant estimates we made are those relating to uncollectible receivables, inventory valuation and obsolescence, and stock-based compensation expense.

Accounting for Stock-Based Compensation

ASC Topic 718, Compensation – Stock Compensation, requires that compensation expense for employee stock-based compensation be recognized over the requisite service period based on the fair value of the award, at the date of grant.

Stock–based compensation represents the cost related to stock–based awards granted to employees and non–employee consultants. We measure stock–based compensation cost at measurement date, based on the estimated fair value of the award, and generally recognize the cost as expense on a straight–line basis (net of estimated forfeitures) over the employee requisite service period or the period during which the related services are provided by the non–employee consultants and the options are earned. We estimate the fair value of stock options using a Black–Scholes option valuation model, which utilizes various assumptions and estimates that are subject to management judgment.

As we have insufficient historical data on which to estimate expected future share price volatility, we have estimated expected share price volatility based on the historical share price volatility of comparable entities. The expected life of options granted has been determined utilizing the "simplified" method as prescribed by the SEC's Staff Accounting Bulletin (“SAB”) No. 110 Share–Based Payment. As we have had limited trading history, we have estimated the fair value of our common shares with reference, where appropriate, to the subscription price of the most recent share offerings, for which the funds raised were being used to provide financing. As of the current period, as active trading in our common shares commenced, we have used the market price of our common stock on the date of issuance, as quoted on the OTCQB. The risk–free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We have not paid and do not anticipate paying cash dividends on our shares of common stock; therefore, the expected dividend yield is assumed to be zero. In addition, ASC 718 requires companies to utilize an estimated forfeiture rate when calculating the expense for the period. We applied an estimated forfeiture rate of 0% in determining the expense recorded in our consolidated statement of operations given our limited forfeiture experience history.

Derivative Liabilities

Our convertible promissory notes may include embedded derivative liabilities required to be accounted for as separate derivative liabilities. These instruments are required to be initially recognized at fair value and adjusted to reflect fair value at each period end. Any increase or decrease in the fair value is recorded in results of operations as change in fair value of derivative liabilities. In determining the appropriate fair value, we used the binomial option pricing model, which utilizes various assumptions and estimates that are subject to management judgment.

Foreign Exchange

Our functional currency is the US dollar. Transaction amounts denominated in foreign currencies are translated into their US dollar equivalents at exchange rates prevailing at the transaction dates. Foreign currency gains and losses on transactions or settlements are recognized in the consolidated statement of operations.

The functional currency of Naked changed from Canadian dollars to US dollars on November 1, 2012, triggered by a shift in cash flows from operations and an accumulation of other factors. Balances denominated in foreign currencies were re-measured at the date of change using the exchange rate in effect on that date. Revenue and expense items were translated at average rates for the period up to the date of change and translation adjustments accumulated in other comprehensive income up to the date of change were retained in that account.

These condensed consolidated financial statements have been presented in US dollar, which is the Company’s reporting currency. Prior to the change in functional currency, and for the year ended January 31, 2012, financial statements of foreign operations for which the functional currency is the local currency are translated into US dollars with assets and liabilities translated at the current rate on the balance sheet date and revenue and expense items translated at the average rates for the period. Translation adjustments are recorded as accumulated other comprehensive income (loss) in stockholders’ equity.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying consolidated financial statements

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On April 5, 2013, the Board of Directors of our company dismissed BDO USA, LLP as its independent registered public accounting firm. On April 5, 2013, we engaged BDO CANADA LLP as our independent registered public accounting firm. The Board of Directors of our company approved the dismissal of BDO USA, LLP and the engagement of BDO CANADA LLP as its independent registered public accounting firm.

BDO USA, LLP’s report on our company’s financial statements for the fiscal years ended January 31, 2012 and January 31, 2011 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that such report on our company’s financial statements contained an explanatory paragraph in respect to the substantial doubt about our ability to continue as a going concern.

During our company’s fiscal years ended January 31, 2012 and January 31, 2011 and in the subsequent interim period through the date of dismissal, there were no disagreements, resolved or not, with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure, or audit scope and procedures, which disagreement, if not resolved to the satisfaction of BDO USA, LLP, would have caused BDO USA, LLP to make reference to the subject matter of the disagreement in connection with its report.

During our company’s fiscal years ended January 31, 2012 and January 31, 2011 and in the subsequent interim period through the date of dismissal, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

During our company’s fiscal years ended January 31, 2012 and January 31, 2011 and in the subsequent interim period through the date of appointment of BDO Canada LLP on April 5, 2013, we have not consulted with BDO Canada LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, nor has BDO Canada LLP provided our company a written report or oral advice that BDO Canada LLP concluded was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue. In addition, during such periods, our company has not consulted with BDO Canada LLP regarding any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Directors and Executive Officers

Directors and Executive Officers

As at December 12, 2013, our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
Joel Primus	President, CEO and Director, Interim CFO, Treasurer and Secretary	27	July 30, 2012
Alex McAulay	Director	29	July 30, 2012
Andrew Kaplan	Director	46	July 19, 2013
Christopher Heyn	Director	54	October 7, 2013

Our officers’ remain in their respective position until termination or resignation.

Effective November 29, 2013, Alex McAulay resigned as chief financial officer, secretary and treasurer of our company. Mr. McAulay will continue to be a director of our company. We are currently reviewing potential candidates to fill these positions. In the interim, our president, Joel Primus, is serving as interim chief financial officer, secretary and treasurer of our company.

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Joel Primus

Joel Primus is the President, CEO and a director of our company and was previously the President, CEO, founder and a director of Naked. Mr. Primus is also currently serving as interim CFO, Treasurer and Secretary of our company. While only 26, Mr. Primus preceded his business activities with a successful athletic career. During his amateur running career, Mr. Primus was selected for three national teams and represented Canada at the World Youth Championships. Mr. Primus was also an Athlete Liaison to Canadian Sport Centre Pacific in addition to sitting in on the board with Volunteer Abbotsford. He was awarded a full scholarship to High Point University in North Carolina where he made the Dean’s list and won the student athlete award. When an unfortunate accident ended Mr. Primus’ running career, international travel in Central and South America inspired Mr. Primus to form the Project World Citizen Society, a non-profit society that aims to assist communities in the developing world that are struggling with social injustices. The organization currently works out of Ghana and Mr. Primus sits as the Co-Chair on its board of directors. His travels in South America also inspired Mr. Primus to found Naked. During the start-up phase for Naked, which started in September 2008, Mr. Primus worked as an advertising consultant for the Black Press Group Ltd. (the Abbotsford News), a Canadian privately owned publisher of newspapers, from November 2009 to April 2010. From April 2010 to June 2010, Mr. Primus was employed at Altitude Search Marketing where he handled business development. From September 2008 to October 2009, Mr. Primus operated the Sapera magazine. In promotion of Naked, Mr. Primus has appeared on CBC’s Dragons Den three times in addition to Entertainment Tonight Canada, E Talk Daily Canada, Urban Rush, Shaw’s The Express and The Fanny Kiefer Show.

We believe Mr. Primus is qualified to serve on our board of directors because of his extensive knowledge of our company’s history and current operations, which he gained from working for our company as described above, in addition to his business experience as described above.

Alex McAulay, C.A.

Alex McAulay is a director of our company and served as the CFO, Treasury, Secretary of our company from 2010 until his resignation on November 29, 2013 . Prior to this, Mr. McAulay worked at MNP LLP, a chartered accountancy firm, for approximately four years, two of which were summer internships (2006 and 2007). He worked at MNP LLP as an articled student prior to receiving his designation as a Chartered Accountant. Mr. McAulay became a registered Chartered Accountant with the British Columbia Institute of Chartered Accountants in 2011. He received his Bachelors of Business Administration from the University of the Fraser Valley in 2008. At MNP LLP, Mr. McAulay practiced in a wide variety of areas including advisory, tax, and assurance work.

Mr. McAulay has extensive governance experience. Mr. McAulay served as an elected official from 2002-2005 on the Chilliwack School Board, which in the last year of his term had an 84 million dollar budget. He also served on the Board of trustees of the University of the Fraser Valley which had an 84 million dollar budget in the last year of his term on the Board. For the past three years he has served on the Board of Directors for Chilliwack Community Services of which he served as President for a term. In 2012, Mr. McAulay was awarded Young Distinguished Alumni award from the University of the Fraser Valley.

We believe Mr. McAulay is qualified to serve on our board of directors because of his extensive knowledge of our company’s history and current operations, which he gained from working for our company as described above, in addition to his business experience as described above.

Andrew Kaplan

Mr. Kaplan is a Vice President of Barry Kaplan Associates, a 25-year-old investor relations firm that works with small and medium sized public and private companies. He has been with the firm since 1995. Prior to this Mr. Kaplan had been with major investment firms and a boutique investment bank specializing in the financing of companies going public through IPO’s or reverse mergers. Mr. Kaplan received his BSBA in Finance and Insurance from the University of Hartford in 1989.

Mr. Kaplan has been a director of Avino Silver and Gold Mines Ltd. since September, 2011 and a director of Coral Gold Resources Ltd. since July, 2012.

We believe Mr. Kaplan is qualified to serve on our board of directors because of his extensive business experiences in the area of finance as described above.

Christopher Heyn

Mr. Heyn is currently Chief Executive Officer and Chairman of Summit Golf Brands and has extensive experience in the apparel merchandizing industry, including experience as Chief Operating Officer and Managing Director of D.C. Management Group, President of Nautica Sportswear and Nautica Jeans Company and Nautical Apparel, Inc., and Senior Vice President of the National Basketball Association’s Global Merchandising Group.

We believe Mr. Heyn is qualified to serve on our board of directors because of his extensive business experiences in the apparel merchandising industries, as described above.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and promoters have not been involved in any of the following events during the past ten years:

(1) a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) a conviction in a criminal proceeding or named in a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) above, or to be associated with persons engaged in any such activity;

(5) being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) any Federal or State securities or commodities law or regulation; or

(ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

The following table summarizes the compensation of our executive officers during the two years ended January 31, 2013 and January 31, 2012. No other officers or directors received annual compensation in excess of $100,000 during the last three fiscal years.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
Joel Primus (3) President, CEO and Director, Interim CFO, Secretary and Treasurer	2013 2012	50,163 30,066	Nil Nil	Nil 172,107	74,904 Nil	Nil Nil	Nil Nil	$1,570 Nil	126,637 202,173
Alex McAulay (3) Director and Former Treasurer, CFO and Secretary	2013 2012	53,242 26,057	Nil Nil	Nil 54,209	174,779 Nil	Nil Nil	Nil Nil	Nil Nil	228,021 80,266

(1)

For a description of the methodology and assumptions used in valuing the stock awards granted to our named executive officers and directors during the year ended January 31, 2012, please review Note 12 to the consolidated financial statements for the year ended January 31, 2013 included herein.

(2)

For a description of the methodology and assumptions used in valuing the option awards granted to our named executive officers and directors during the year ended January 31, 2013 and 2012, please review Note 12 to the consolidated financial statements for the year ended January 31, 2013 included herein. Option awards shown here represent the aggregate grant date fair value of all options granted.

(3)	All salaries are paid in Canadian dollars.
(4)	Compensation paid in Canadian dollars is stated in United States dollars based on an exchange rate of 1.0022 US dollars for each Canadian dollar.

Compensation Discussion and Analysis

Prior to the closing of the Acquisition, compensation arrangements with Messrs. Primus and McAulay were unwritten. From incorporation until the execution of the employment agreement described below, Mr. Primus received a salary of CDN$30,000 per year. Mr. McAulay received a salary of CDN$24,000 per year from March 1, 2011 to September 1, 2011, CDN$30,000 per year from September 1, 2011 to June 1, 2012 and CDN$65,000 from June 1, 2012 until the execution of the employment agreement described below. In connection with the closing of the Acquisition, we entered into employment agreements with each of Joel Primus and Alex McAulay.

During the year ended January 31, 2012, Naked issued 1,641,620 Class E common shares to Mr. Primus and 517,064 Class E common shares to Mr. McAulay as part of an incentive-based compensation package and for management services rendered.

Pursuant to the employment agreement with Mr. Primus, we have agreed to employ Mr. Primus as President and CEO of the company in consideration for compensation of CDN$65,000 per year, to be reviewed annually or upon completion of a subsequent financing by our company. We will reimburse Mr. Primus for expenses he incurs in connection with his employment with our company, including for fashion industry related expenses. Mr. Primus may be remunerated by equity awards, including stock option grants and will be eligible for a bonus annually based on criteria set out in the employment agreement. Mr. Primus will be entitled to participate in any benefit plans we may adopt, including those that provide medical and dental benefits, disability benefits and life insurance benefits, which benefits will terminate on the date Mr. Primus’ employment with our company ceases for any reason. As of the date of this prospectus, we do not have any such benefit plans in place, however we have agreed to compensate Mr. Primus for the reasonable cost of any such plans he may obtain privately.

In the event of his death or disability, Mr. Primus or his estate, as applicable, will be entitled to payment of any unpaid salary, reimbursement of any unreimbursed expenses and proceeds from any insurance policies we may provide to Mr. Primus. If within 120 days of the occurrence of a change of control of our company, Mr. Primus resigns or we terminate Mr. Primus for any reason other than just cause, Mr. Primus will be entitled to receive severance in an amount equal to twelve months’ salary, and any stock options granted to Mr. Primus that have not vested will vest immediately and be immediately exercisable. If at any time we terminate Mr. Primus for any reason other than just cause, Mr. Primus will be entitled to receive the same severance he would be entitled to in connection with a change of control, as described above. Mr. Primus will not be entitled to receive any severance in the event he is terminated for just cause. Mr. Primus’ employment agreement shall continue indefinitely, subject to the termination provisions set out in the agreement.

Pursuant to the employment agreement with Mr. McAulay, we have agreed to employ Mr. McAulay as CFO of the company in consideration for compensation of CDN$65,000 per year, to be reviewed annually. We will reimburse Mr. McAulay for expenses he incurs in connection with his employment with our company, including for fashion industry related expenses and payment of annual fees necessary to maintain his Chartered Accountant designation. Mr. McAulay may be remunerated by equity awards, including stock option grants and will be eligible for a bonus annually based on criteria set out in the employment agreement. Mr. McAulay will be entitled to participate in any benefit plans we may adopt, including those that provide medical and dental benefits, disability benefits and life insurance benefits, which benefits will terminate on the date Mr. McAulay’s employment with our company ceases for any reason. As of the date of this prospectus, we do not have any such benefit plans in place, however we have agreed to compensate Mr. McAulay for the reasonable cost of any such plans he may obtain privately.

In the event of his death or disability, Mr. McAulay or his estate, as applicable, will be entitled to payment of any unpaid salary, reimbursement of any unreimbursed expenses and proceeds from any insurance policies we may provide to Mr. McAulay. If within 120 days of the occurrence of a change of control of our company, Mr. McAulay resigns or we terminate Mr. McAulay for any reason other than just cause, Mr. McAulay will be entitled to receive severance in an amount equal to twelve months’ salary, and any stock options granted to Mr. McAulay that have not vested will vest immediately and be immediately exercisable. If at any time we terminate Mr. McAulay for any reason other than just cause, Mr. McAulay will be entitled to receive the same severance he would be entitled to in connection with a change of control, as described above. Mr. McAulay will not be entitled to receive any severance in the event he is terminated for just cause. Mr. McAulay’s employment agreement shall continue indefinitely, subject to the termination provisions set out in the agreement.

Effective November 29, 2013, Alex McAulay resigned as chief financial officer, secretary and treasurer of our company and this employment agreement was terminated.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of January 31, 2013:

	Option awards					Stock awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Joel Primus President, CEO, Interim CFO, Treasurer, Secretary and Director	Nil	300,000	Nil	$0.25	July 30, 2022	Nil	Nil	Nil	Nil
Alex McAulay Secretary, Treasurer, CFO and Director	Nil	700,000	Nil	$0.25	July 30, 2022	Nil	Nil	Nil	Nil

(1) The stock options are vesting over a period of two years from the grant date and are vesting as to 50% on July 30, 2013 and 50% on July 30, 2014.

We do not currently have any plans in place that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans. For a description of the material terms of each contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the company or a change in the named executive officer's responsibilities following a change in control, see above under the heading “Compensation Discussion and Analysis”.

Director Compensation

The following table provides information concerning the compensation of directors of our company for the fiscal year ended January 31, 2013, for whom information has not been disclosed above under the heading “Summary Compensation Table”:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bennett Coles (1)	8002)	3,500(3)	Nil	Nil	Nil	Nil	4,300
Jimmy Geiskopf(4)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Mr. Coles was formerly a director of Naked but ceased to be a director of Naked upon completion of the Acquisition on July 30, 2012.
(2)	Mr. Coles was paid $100 for each board meeting he attended, for a total of $800.
(3)	In August 2012, Mr. Coles was granted 14,006 bonus shares as partial compensation for his services as a director.
(4)	Mr. Geiskopf resigned as a director and from all officer positions with our company in connection with the closing of the Acquisition on July 30, 2012.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as at December 12, 2013, certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than five percent (5%) of our common stock, and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Joel Primus President, CEO and Director, Interim CFO, Secretary and Treasurer #302 – 33184 George Ferguson Way Abbotsford, BC V2S 2L5 Canada	Common Stock	5,009,613 (3)	14.7%
Alex McAulay Director, Former Treasurer, Secretary and CFO 36412 Country PL Abbotsford, BC V3G 1M2 Canada	Common Stock	1,317,288(4)	3.8%
Andrew Kaplan Director 8 Crenshaw Ct Marlboro, NJ 07746 USA	Common Stock	225,000(5)	0.7%
Christopher Heyn Director 912 Hulls Farm Road Southport, CT 06490 USA	Common Stock	85,000(7)	0.2%
Directors and Officers as a group (4 individuals)	Common Stock	6,636,901(6)	19.1%
James P. Geiskopf 3250 Oakland Hills Court Fairfield, CA 94534 USA	Common Stock	2,185,000	6.4%

(1)

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on 34,024,804 shares of our common stock issued and outstanding as of December 12, 2013.

(3)	Includes 150,000 options to acquire shares of our common stock at a price of $0.25 per share which are exercisable within 60 days of the date of this prospectus.

(4)	Includes 350,000 options to acquire shares of our common stock at a price of $0.25 per share which are exercisable within 60 days of the date of this prospectus.

(5)

Includes 75,000 options to acquire shares of our common stock at a price of $0.25 per share, 75,000 options to acquire shares of our common stock at $0.50 per share and 75,000 options to acquire shares of our common stock at $0.75 per share, all of which are exercisable within 60 days of the date of this prospectus.

(6)

Excludes an aggregate of 575,000 options to acquire shares of our common stock at a price of $0.25 per share, 75,000 options to acquire shares of our common stock at $0.50 per share and 75,000 options to acquire shares of our common stock at $0.75 per share, which are not exercisable within 60 days of the date of this prospectus.

(7)	Includes 75,000 shares of common stock that have not yet been issued as of the date of this prospectus but are committed to be issued to Mr. Heyn in connection with his appointment as a director

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our company.

Transactions with Related Persons, Promoters and Certain Control Persons and Corporate Governance

Since February 1, 2010, there has been no transaction, or currently proposed transaction, in which our company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	Any of our directors or officers;
(ii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
(iii)

Any person who acquired control of our company when it was a shell company or any person that is part of a group, consisting of two or more persons that agreed to act together for the purpose of acquiring, holding, voting or disposing of our common stock, that acquired control of Naked Brand Group Inc. when it was a shell company; and

(iv)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

Director Independence

We currently act with four directors consisting of Joel Primus, Alex McAulay, Andrew Kaplan and Christopher Heyn. Our common stock is quoted on the OTCQB operated by the OTC Markets Group, which does not impose any director independence requirements. Under NASDAQ Marketplace Rule 5605(a)(2), a director is not considered to be independent if he is also an executive officer or is, or at any time during the past three years was, employee of the company. Under this rule, Joel Primus and Alex McAulay are not independent because Mr. Primus is our president and chief executive officer and Mr. McAulay was employed as our chief financial officer until November 29, 2013. Under this rule, Andrew Kaplan and Christopher Heyn are independent.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits.

You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E. Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission’s website at http://www.sec.gov.

8,929,500 Shares

Naked Brand Group Inc.

Common Stock

End of Prospectus

December 12, 2013

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.